Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

thunderbird topco, l.p.

Thunderbird midco, llc,

PERIMETER SOLUTIONS, INC.

and

Perimeter Solutions North America, Inc.

Dated as of December 9, 2025

ARTICLE I PURCHASE AND SALE OF SECURITIES		1
1.01	Purchase and Sale of Securities	1
1.02	Calculation of Closing and Final Consideration	1
1.03	The Closing	6
1.04	Withholding Rights	6

ARTICLE II CONDITIONS TO CLOSING		7
2.01	Conditions to All Parties’ Obligations	7
2.02	Conditions to Buyer’s Obligations	7
2.03	Conditions to Seller’s and the Company’s Obligations	8
2.04	Waiver of Conditions; Frustration of Conditions	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		10
3.01	Organization and Power	10
3.02	Authorization; Valid and Binding Agreement	10
3.03	No Breach; Litigation	10
3.04	Ownership	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		11
4.01	Organization and Power	11
4.02	Subsidiaries	12
4.03	Authorization; Valid and Binding Agreement; No Breach; Governmental Consents	13
4.04	Capitalization	14
4.05	Financial Statements	14
4.06	Absence of Certain Developments	15
4.07	Undisclosed Liabilities	15
4.08	Title to Properties	15
4.09	Tax Matters	16
4.10	Contracts and Commitments.	18
4.11	Intellectual Property	20
4.12	Data Privacy	23
4.13	Litigation	24
4.14	Employee Benefit Plans	24
4.15	Insurance	27
4.16	Compliance with Laws	27
4.17	Environmental Compliance and Conditions	29
4.18	Affiliated Transactions	29
4.19	Employment and Labor Matters	30
4.20	Anti-Corruption and International Trade	34
4.21	Customers and Suppliers	35
4.22	Product Liability	35
4.23	Brokerage	35
4.24	Accounts Receivable	35
4.25	Inventory.	36
4.26	Product Warranty.	36
4.27	Cybersecurity; Operational Technology; Manufacturing Systems.	37

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		38
5.01	Organization and Power	38
5.02	Authorization; Valid and Binding Agreement	38
5.03	No Breach; Litigation	38
5.04	Consents.	39
5.05	Litigation.	39
5.06	Brokerage	39
5.07	Investment Representation	39
5.08	Immediately Available Funds	39
5.09	Solvency	39
5.10	Plant Closings and Mass Layoffs	40
5.11	No Competitive Assets	40
5.12	No Foreign Person	40
5.13	Debt Commitment Letter	40

ARTICLE VI CERTAIN PRE-CLOSING COVENANTS		41
6.01	Conduct of the Business	41
6.02	Access to Information	46
6.03	Regulatory Filings	47
6.04	Conditions	49
6.05	Exclusive Dealing	49
6.06	Contact with Customers, Suppliers and Other Business Relations	50
6.07	Consents	50
6.08	Cooperation with Financing.	51
6.09	Confidentiality.	52
6.10	Books and Records.	52
6.11	New Jersey Industrial Site Recovery Act.	53
6.12	Schedule 4.16 Matter.	54
6.13	Retention Bonus.	54

ARTICLE VII CERTAIN COVENANTS OF BUYER		55
7.01	Access to Books and Records	55
7.02	Employee Matters	55
7.03	Director and Officer Liability and Indemnification	57
7.04	RWI Policy	59
7.05	Debt Financing	59

ARTICLE VIII TERMINATION		59
8.01	Termination	59
8.02	Effect of Termination	60

ARTICLE IX ADDITIONAL COVENANTS AND AGREEMENTS		61
9.01	No Survival; Exclusive Remedy	61
9.02	Tax Matters.	62
9.03	Further Assurances	65

ii

ARTICLE X DEFINITIONS		65
10.01	Definitions	65
10.02	Other Definitional Provisions	80
10.03	Index of Defined Terms	82

ARTICLE XI MISCELLANEOUS		86
11.01	Press Releases and Communications; Use of Company Name	86
11.02	Expenses	88
11.03	Knowledge Defined	88
11.04	Notices	88
11.05	Assignment	89
11.06	Severability	89
11.07	No Strict Construction	89
11.08	Amendment and Waiver	89
11.09	Complete Agreement	89
11.10	Counterparts	90
11.11	Governing Law	90
11.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	90
11.13	WAIVER OF JURY TRIAL	91
11.14	Arbitration of Disputes.	92
11.15	No Third Party Beneficiaries	93
11.16	Representation of Seller and its Affiliates	94
11.17	No Additional Representations; Disclaimer; Non-Recourse	96
11.18	Conflict Between Transaction Documents	98
11.19	Specific Performance; Other Remedies.	98
11.20	Consents	99
11.21	Electronic Delivery	99
11.22	Buyer Deliveries	100
11.23	Time is of the Essence	100
11.24	Parent Guaranty	100

Exhibits

Exhibit A – Form of Escrow Agreement

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of December 9, 2025, by and among Thunderbird TopCo, L.P., a Delaware limited partnership (“Seller”), Thunderbird MidCo, LLC, a Delaware limited liability company (the “Company”), Perimeter Solutions North America, Inc., a Delaware corporation (“Buyer”) and Perimeter Solutions, Inc., a Delaware corporation (“Parent”), for purposes of Section 11.24. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, Seller owns 100% of the issued and outstanding membership interests of the Company (collectively, the “Securities”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Securities; and

WHEREAS, the respective boards of directors or managers or other governing bodies, as applicable, of Seller, the Company, and Buyer have approved this Agreement and the Contemplated Transactions, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
PURCHASE AND SALE OF Securities

1.01 Purchase and Sale of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all of the Securities owned by Seller, free and clear of all Liens and other encumbrances other than those arising under applicable securities law, in exchange for the payment of the Purchase Price in cash to Seller. Payment for the Securities will be made by wire transfer on the Closing Date of immediately available funds to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller to Buyer.

1.02 Calculation of Closing and Final Consideration.

(a) For purposes of this Agreement, the “Purchase Price” means an amount equal to:

(i) $685,000,000.00 (SIX HUNDRED EIGHTY FIVE MILLION UNITED STATES DOLLARS),

(ii) plus the total amount of Cash,

(iii) minus the outstanding amount of Indebtedness as of immediately prior to the Closing,

(iv) minus the unpaid Company Transaction Expenses,

(v) plus the amount, if any, by which the Net Working Capital exceeds the Upper Net Working Capital Amount,

(vi) minus the amount, if any, by which the Net Working Capital is less than the Lower Net Working Capital Amount,

(vii) minus the Escrow Amount, and

(viii) minus the Earnout Escrow Amount.

(b) At least three Business Days prior to the Closing Date, the Company will deliver to Buyer its good faith estimate of the Purchase Price (the “Estimated Purchase Price”), along with detailed supporting calculations of each component thereof. The Estimated Purchase Price, and the components thereof, will be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness, Company Transaction Expenses, Net Working Capital, Escrow Amount, Earnout Escrow Amount and the Agreed Accounting Principles. The Seller and its Representatives shall make themselves reasonably available to Buyer to discuss the calculation of the Estimated Purchase Price (and the components thereof) and provide all supporting documentation reasonably requested by Buyer in such three Business Day period in connection with Buyer’s review of the Estimated Purchase Price, and the Seller shall consider Buyer’s comments with respect thereto in good faith.

(c) As promptly as possible, but in any event within 90 days after the Closing Date, Buyer will deliver to Seller the Buyer’s calculation of the Purchase Price (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness, Company Transaction Expenses, Net Working Capital, Escrow Amount, Earnout Escrow Amount and the Agreed Accounting Principles. The Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Acquired Companies as a result of the Contemplated Transactions or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the Contemplated Transactions, and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Acquired Companies or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities or otherwise outside the Ordinary Course of Business. In the event that Buyer does not deliver a Closing Statement within 90 days after the Closing Date in accordance with this Section 1.02(c), then Seller may, in its sole discretion declare that the Estimated Purchase Price shall be the Final Purchase Price and such decision shall be binding, final and conclusive on all parties, and shall not be subject to review or dispute, including pursuant to the procedures set forth in Section 1.02(d).

2

(d) Until such time as all Dispute Items are finally resolved, Buyer will, and will cause the Acquired Companies to, (i) assist Seller and its Representatives in the review of the Closing Statement and provide Seller and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Acquired Companies for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with Seller and its Representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is requested by Seller or its Representatives (provided that nothing in this Section 1.02(d) shall require Buyer and the Acquired Companies to take any action in contravention of attorney-client, attorney work product or other privilege). If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”) within 45 days after delivery of the Closing Statement, which statement will identify in reasonable detail those items and amounts to which Seller objects (the “Disputed Items”). Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 45 days after the delivery of the Objections Statement to Buyer (provided that the parties may mutually agree to extend such time period), Seller and Buyer will submit any unresolved Disputed Items to BDO USA, or if such firm is unwilling or unable to serve, such other independent national accounting, consulting or valuation firm that has significant experience resolving purchase price disputes and is mutually agreeable to Buyer and Seller (the “Independent Accountant”). In the event the parties submit any unresolved Disputed Items to the Independent Accountant, each party will submit one written statement (which will be with respect only to the unresolved Disputed Items (but not with respect to any other items) (each, a “Written Statement”); provided that such Disputed Items may be different than (but not more favorable to the submitting party than) the Closing Statement initially submitted to Seller or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Independent Accountant within 10 days after the date on which such unresolved Disputed Items were submitted to the Independent Accountant for resolution (which Written Statements (together with any supporting documentation) will be provided together by the Independent Accountant to both Buyer and Seller on the same date). Seller and Buyer will use their respective commercially reasonable efforts to cause the Independent Accountant to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Independent Accountant receives the Written Statements prepared by Seller and Buyer. Seller and Buyer will not engage in any ex parte communication with the Independent Accountant. The Independent Accountant will resolve such dispute (acting as an expert and not an arbitrator), based solely on the materials and statements submitted by Seller and Buyer and the terms and conditions of this Agreement (and not by independent review), by assigning a value to each Disputed Item that is no greater than the greatest value and will be no less than the lowest value proposed by Seller or Buyer in their Written Statements, and shall have no authority to resolve any item that is not a Disputed Item. The Independent Accountant shall deliver to Seller and Buyer, as promptly as practicable and in any event shall endeavor to do so within thirty (30) days after its appointment, a written report (i) setting forth (A) the resolution of each Disputed Item that had been submitted to it, determined in accordance with the provisions of this Section 1.02, and (B) any adjustments that are required to be made to the Closing Statement to reflect such resolution, and (ii) which shall have attached thereto a Closing Statement that has been revised to reflect (x) the resolution of any Disputed Items by Seller and Buyer, and (y) the adjustments, if any, referred to in clause (i)(B) of this sentence (the “Accountant’s Report”). The Accountant’s Report will be final, binding and non-appealable by the parties hereto, and judgment may be entered against Seller or Buyer upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Independent Accountant. The costs and expenses of the Independent Accountant will be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in their respective Written Statements. For example, if Seller submits a Written Statement claiming $1,000, and if Buyer contests only $500 of the amount claimed by Seller, and if the Independent Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller.

3

(e) If the Purchase Price as finally determined pursuant to Section 1.02(d) (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then, within five Business Days after the determination of the Final Purchase Price, (i) Buyer will pay an amount equal to such excess (up to a maximum of TEN MILLION UNITED STATES DOLLARS ($10,000,000) (the “Maximum Excess Amount”)) to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller to Buyer, it being understood and agreed by Seller that if the amount of the excess is greater than the Maximum Excess Amount, Seller shall be entitled only to the Maximum Excess Amount, which will be the sole and exclusive remedy and source of recovery for Seller with respect to any excess and Seller will not have any claim for, and hereby releases each Buyer Related Party from any obligation in respect of, any additional amounts in excess of the Maximum Excess Amount, and (ii) Buyer and Seller will jointly instruct the Escrow Agent to pay to Seller the Escrow Funds, by wire transfer of immediately available funds, to an account or accounts designated by Seller to the Escrow Agent.

(f) If the Final Purchase Price equals the Estimated Purchase Price, then, within five Business Days after determination of the Final Purchase Price, Buyer and Seller will jointly instruct the Escrow Agent to pay to Seller, by wire transfer of immediately available funds, the Escrow Funds to an account or accounts designated by Seller to the Escrow Agent.

(g) If the Final Purchase Price is less than the Estimated Purchase Price, then, within five Business Days after the determination of the Final Purchase Price, Buyer and Seller will jointly instruct the Escrow Agent to pay (i) to Buyer, by wire transfer of immediately available funds, an amount equal to such shortfall from (and up to the amount of) the Escrow Funds, it being understood and agreed by Buyer that if the amount of such shortfall is greater than the Escrow Funds, Buyer will be entitled only to the full amount of the Escrow Funds, which will be the sole and exclusive remedy and source of recovery for Buyer with respect to any such shortfall and Buyer will not have any claim for, and hereby releases each Seller Related Party from any obligation in respect of, any additional amounts in connection therewith, and (ii) to Seller, by wire transfer of immediately available funds, the remainder, if any, of the Escrow Funds, to an account or accounts designated by Seller to the Escrow Agent.

4

(h) Earnout Escrow Release. No later than five (5) Business Days following an Applicable Earnout Payment Date or Retention Payment Date, as applicable, if (i) an Applicable Earnout Obligation is due and payable in accordance with the terms and conditions of the Applicable Earnout Agreement, Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Earnout Escrow Account: (A) to Buyer, an amount equal to the amount payable by the applicable Acquired Company in connection with such Applicable Earnout Obligation and (B) if the amount released to Buyer pursuant to the preceding clause (A) is less than the corresponding Applicable Maximum Earnout Obligation set forth on the Earnout Payments Schedule on Schedule 1.02(h) with respect to such Applicable Earnout Obligation, to Seller the difference between the corresponding Applicable Maximum Earnout Obligation set forth on the Earnout Payments Schedule on Schedule 1.02(h) with respect to such Applicable Earnout Obligation and the amount released to Buyer pursuant to the preceding clause (A); (ii) an Applicable Earnout Obligation is not due and payable in accordance with the terms and conditions of the Applicable Earnout Agreement and no bona fide claim, notice of dispute, or assertion of rights has been made by the applicable third-party earnout claimant with respect thereto, Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Earnout Escrow Account to Seller an amount equal to the corresponding Applicable Maximum Earnout Obligation set forth on the Earnout Payments Schedule on Schedule 1.02(h) with respect to such Applicable Earnout Obligation; (iii) a Retention Payment Obligation is due and payable in accordance with the terms and conditions of the Applicable Retention Agreement, Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Earnout Escrow Account to Buyer, an amount equal to the amount payable by the applicable Acquired Company in connection with such Retention Payment Obligation; and (iv) a Retention Payment Obligation is not due and payable in accordance with the terms and conditions of the Applicable Retention Agreement and no bona fide claim, notice of dispute, or assertion of rights has been made by the applicable third-party retention claimant with respect thereto, Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Earnout Escrow Account to Seller an amount equal to the corresponding Retention Payment Obligation set forth on the Earnout Payments Schedule on Schedule 1.02(h) with respect to such Retention Payment Obligation. For the avoidance of doubt, the remaining Earnout Escrow Amount that have not yet been released pursuant to this Section 1.02(h) shall remain in the Earnout Escrow Account until released following the Applicable Earnout Payment Date or Retention Payment Date in accordance with this Section 1.02(h). Seller shall, and shall cause its Affiliates to, reasonably cooperate with Buyer in providing all information reasonably necessary for Buyer to determine whether an Applicable Earnout Obligation or Retention Payment Obligation is due and payable and to respond to any related third-party claims. Buyer shall be entitled to utilize the Earnout Escrow Amount to reimburse itself for any reasonable, documented third-party costs and third-party expenses (including reasonable attorneys’ fees) incurred in connection with investigating, defending, settling, or otherwise resolving any third-party claim relating to an Applicable Earnout Obligation or Retention Payment Obligation, to the extent such claim arises out of or relates to pre-Closing periods or to any breach by Seller or any Acquired Company of any covenant or agreement applicable prior to the Closing, provided, that the amount that Buyer may reimburse itself out of the Earnout Escrow Amount for such third-party costs and third-party expenses shall not exceed five percent (5%) of the Applicable Earnout Obligation or Retention Payment Obligation to which such third-party claim relates. Notwithstanding anything to the contrary, if (1) Buyer receives any written notice, claim, demand or assertion from the applicable third-party payee relating to any Applicable Earnout Obligation or Retention Payment Obligation, or (2) Buyer and Seller do not agree as to whether an Applicable Earnout Obligation or Retention Payment Obligation is due and payable, the portion of the Earnout Escrow Amount relating thereto shall remain in the Earnout Escrow Account and shall not be released until such matter is finally resolved by mutual agreement of Buyer and Seller or, if Buyer and Seller cannot agree as to whether an Applicable Earnout Obligation or Retention Payment Obligation is due and payable within 45 days following the Applicable Earnout Payment Date or Retention Payment Date, then until finally decided pursuant to the procedures set forth in Section 1.02(d), which shall apply to this Section 1.02(h) mutatis mutandis. Notwithstanding the foregoing, to the extent that any Applicable Earnout Obligation or Retention Payment Obligation is paid in full prior to the Closing, and provided that Buyer has received a written certification, in form and substance reasonably satisfactory to Buyer, confirming that such recipient has been paid in full with respect to the corresponding Applicable Earnout Obligation or Retention Payment Obligation and has no further rights or claims thereunder, the Earnout Escrow Amount shall be reduced so that it equals the sum of the then outstanding Applicable Maximum Earnout Obligations and Retention Payment Obligations.

5

(i) All payments required pursuant to Section 1.02(e), Section 1.02(g) and Section 1.02(h), will be deemed to be adjustments to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes to the maximum extent permitted by applicable Law.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by means of a remote or electronic exchange of documents in lieu of a physical closing, on the second Business Day following satisfaction of the conditions to the Closing set forth in Article II (other than those conditions that by their nature are to be satisfied at the Closing) (the “Scheduled Closing Date”) or such other date as Buyer and Seller may mutually agree in writing. The date of the Closing is herein referred to as the “Closing Date.”

1.04 Withholding Rights. Seller, the Company, Buyer, and any other applicable withholding agent are entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom on account of Taxes under U.S. federal, state or local Tax Law or any other applicable Tax Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, the parties acknowledge and agree that none of the payments to be made to Seller shall be subject to withholding so long as the requirement of Section 2.02(d) has been met, except to the extent that withholding is required by a change in applicable Law notwithstanding the delivery of such documentation. To the extent that any amounts are so deducted and withheld and timely paid over to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to which such amounts would otherwise have been paid. The relevant party shall promptly remit, or cause to be promptly remitted, any amount so withheld and deducted to the applicable Governmental Body.

6

Article II
CONDITIONS TO CLOSING

2.01 Conditions to All Parties’ Obligations. The obligations of the parties to consummate the Closing of the Contemplated Transactions are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The applicable waiting periods, if any, under the HSR Act and, if applicable, any other Competition Law set forth on Schedule 2.01(a) will have expired or been terminated, provided, that Buyer shall have no obligation to waive the failure of this condition or otherwise be required to take any action to satisfy this condition that is prohibited by Section 6.03(f); and

(b) No final, non-appealable judgment, decree or order of a court of competent jurisdiction will have been entered by any Governmental Body permanently enjoining or otherwise prohibiting the consummation of the Contemplated Transactions.

2.02 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Closing of the Contemplated Transactions is subject to the satisfaction of the following conditions as of the Closing Date (any or all of which may be waived, to the extent permitted by Law, by the Buyer in writing):

(a) (i) The representations and warranties of Seller and the Company contained in Article III and Article IV, respectively, (other than the Fundamental Representations and Section 4.06(i)) shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) as of the Closing Date as though made as of the Closing Date (except for any such representation and warranty which addresses matters only as of a specific date, which representation and warranty shall continue as of the Closing Date to be true and correct in all respects (without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) as of such specific date), except for any failure of any such representation and warranty referred to in this clause (i) to be true and correct that has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the representations and warranties of Seller and the Company contained in the Fundamental Representations shall be true and correct in all material respects (without regard to any qualifications as to materiality contained in such representations and warranties) as of the Closing Date as though made as of the Closing Date (except for any such representation and warranty which addresses matters only as of a specific date, which representation and warranty shall continue as of the Closing Date to be true and correct in all material respects (without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) as of such specific date); (iii) the representations and warranties of the Company contained in Section 4.06(i) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date;

7

(b) The Company and Seller shall have performed and complied in all material respects the covenants and agreements required by this Agreement to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) Since the date of this Agreement, no fact, occurrence, development, change, event or circumstance shall have occurred, that has had, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company;

(d) Seller will have delivered to Buyer a duly executed IRS Form W-9.

(e) The Company will have delivered to Buyer each of the following:

(i) a certificate of Seller and the Company executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions specified in Section 2.02(a), Section 2.02(b), and Section 2.02(c) as they relate to Seller or the Company, as applicable, have been satisfied;

(ii) a copy of the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(iii) payoff letters with respect to the payoff amounts of the Indebtedness identified on Schedule 2.02(e)(iii), including customary lien-release language enforceable against all holders of such Indebtedness;

(iv) an instrument in writing assigning Seller’s rights under the restrictive covenants set forth in each of the Management Equity Agreements between Seller, on the one hand, and all of the partners therein who are Company Employees, including those identified on Schedule 2.02(e)(iv), on the other, to the Company, effective as of the Closing; and

(v) evidence of the termination of Affiliated Transactions arrangements marked with an asterisk (*) on Schedule 4.18 at or prior to the Closing and effective as of the Closing Date.

2.03 Conditions to Seller’s and the Company’s Obligations. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article V hereof will be true and correct at and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties to be true and correct that has not had a material adverse effect on the financial condition or operating results of Buyer taken as a whole or on the ability of Buyer to consummate the Contemplated Transactions;

8

(b) Buyer will have performed in all material respects the covenants and agreements required by this Agreement to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) Buyer will have made, at the Closing, the payment to Seller set forth in Section 1.01 to be made by Buyer on the Closing Date;

(d) Buyer will have delivered to the Company each of the following:

(i) a certificate of Buyer executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions specified in Section 2.03(a) and Section 2.03(b) have been satisfied; and

(ii) a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(e) Buyer will have deposited, by wire transfer of immediately available funds, the Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement;

(f) Buyer will have deposited, by wire transfer of immediately available funds, the Earnout Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement;

(g) Buyer will have repaid, or caused to be repaid, on behalf of the Acquired Companies, as applicable, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness identified on Schedule 2.02(e)(iii), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

(h) Buyer will have repaid, or caused to be repaid, on behalf of the Acquired Companies, as applicable, all amounts necessary to discharge fully the then outstanding balance of all Company Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated by each Person to whom such Company Transaction Expenses are to be paid.

2.04 Waiver of Conditions; Frustration of Conditions. No condition to the Closing shall be deemed satisfied or waived by the occurrence of the Closing (other than those conditions that by their nature are to be satisfied at the Closing) unless expressly waived in writing by the party entitled to the benefit of such condition, and the occurrence of the Closing will not prejudice, limit, or otherwise affect any rights or remedies of any party for breach of this Agreement. No party hereto may rely on the failure of any condition set forth in this Article II to be satisfied to the extent such failure was caused by, or primarily resulted from the failure of such party to (a) use reasonable best efforts to consummate the Contemplated Transactions or (b) otherwise comply with its obligations under this Agreement.

9

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing, except as set forth in the Disclosure Schedules. For purposes of this Article III, all references to any ‘Schedule’ shall mean the corresponding schedule set forth in the Disclosure Schedules delivered by Seller pursuant to this Agreement; provided, however, each such schedule will be deemed to incorporate by reference, and each representation and warranty set forth in this Article III will be deemed to be qualified by, all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such disclosure to the other section is reasonably apparent on the face of such disclosure (and without reference to any document referred to therein).

3.01 Organization and Power. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited partnership power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is, or at the Closing will be, a party and to consummate the Contemplated Transactions.

3.02 Authorization; Valid and Binding Agreement. The execution and delivery of this Agreement and the Ancillary Documents to which the Seller is, or at the Closing will be, a party and the performance by Seller of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Documents to which the Seller is, or at the Closing will be, a party or the consummation by the Seller of the Contemplated Transactions. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is a valid and binding obligation of Buyer and the Company, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

3.03 No Breach; Litigation. The execution, delivery and performance of this Agreement by Seller and the consummation of the Contemplated Transactions do not and will not (a) conflict with, or result in any breach of or default under, any Contract to which Seller is a party or is bound that would reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement, (b) violate any Law applicable to Seller, or (c) result in the creation or imposition of any Lien upon any material assets of Seller or any Lien on any of the Securities. No authorization, consent, approval, exemption, filing or other action of, or notice to, any Governmental Body or other Person is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, other than those required under applicable Competition Laws and those the failure of which to obtain would not impair Seller’s ability to consummate the Contemplated Transactions. There is no Litigation pending or, to Seller’s knowledge, threatened against Seller that (a) challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement. Seller is not subject to any outstanding judgment, order or decree of any Governmental Body.

10

3.04 Ownership. Seller is the record and beneficial owner of the Securities set forth on Schedule 3.04, free and clear of any and all Liens other than restrictions on transfer arising under applicable securities Laws. Seller has full power and right to sell, transfer, convey and deliver the Securities to Buyer pursuant to this Agreement. Other than pursuant to this Agreement, Seller has not granted any option, warrant or other right to any Person to acquire, sell or transfer any of the Securities or any other equity interests of the Acquired Companies. Seller is not party to any voting agreement, voting trust, proxy, registration rights agreement or other similar agreement or arrangement relating to the ownership, sale, transfer, voting or control of the Securities. Upon delivery of the Securities at Closing, Buyer will acquire good and valid title to such Securities, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing, except as set forth in the Disclosure Schedules. For purposes of this Article IV, all references to any ‘Schedule’ shall mean the corresponding schedule set forth in the Disclosure Schedules delivered by the Company pursuant to this Agreement; provided, however, each such schedule will be deemed to incorporate by reference, and each representation and warranty set forth in this Article IV will be deemed to be qualified by, all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such disclosure to the other section is reasonably apparent on the face of such disclosure (and without reference to any document referred to therein).

4.01 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as currently conducted. The Company has full limited liability company power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is, or at the Closing will be, a party and to consummate the Contemplated Transactions. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. True, correct and complete copies of the Organizational Documents of the Company have been made available to Buyer prior to the date hereof. Such Organizational Documents have not been further amended, are in full force and effect and the Company is not in violation of any of the provisions of its Organizational Documents. The Company (a) is a holding company, (b) since formation, has not engaged in any business activities or conducted any operations other than acquiring and holding, directly or indirectly, Equity Interests in MMT and its Subsidiaries and (c) does not have any assets or Liabilities other than Equity Interests of MMT and its Subsidiaries and Liabilities directly arising therefrom or incidental thereto.

11

4.02 Subsidiaries.

(a) Schedule 4.02(a) sets forth the name, jurisdiction of organization, authorized capital or other Equity Interests, and number and type of issued and outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries. Except as set forth on Schedule 4.02(a), no Acquired Company owns or holds the right to acquire any stock, partnership interest, joint venture interest or other Equity Interest in any other Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite corporate or other legal entity power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) All outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries are duly authorized, have been validly issued, are fully paid and non-assessable, have not been issued, offered, sold, delivered or held in violation of or otherwise subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the applicable Subsidiary’s Organizational Documents or any Contract to which the applicable Subsidiary is a party or by which any of its properties, rights or assets is bound, have been issued in compliance with applicable securities Laws or exemptions therefrom, and are owned directly the Company and its wholly-owned Subsidiaries.

(c) Except as set forth on Schedule 4.02(c), there are no outstanding (i) shares of capital stock or other Equity Interests or voting securities of any Company Subsidiary, (ii) Equity Interests convertible or exchangeable into, or exercisable for, or valued by reference to, any shares of capital stock or other Equity Interests of any Company Subsidiary, or (iii) any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any shares of capital stock or other Equity Interests of any of the Company’s Subsidiaries. No Acquired Company is a party to (A) any right of first refusal, right of first offer, proxy, voting agreement, voting trust, or stockholders agreement with respect to the sale or voting of any shares of capital stock or other Equity Interests of any of the Company’s Subsidiaries, (B) any Contract providing preemptive rights or similar sights in respect of any Equity Interests of any of the Company’s Subsidiaries, (C) any Contracts creating any Liens on any Equity Interests of any the Company’s Subsidiaries, (D) except for the Organizational Documents of the Acquired Companies, any Contract obligating any Acquired Company to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of any Equity Interests of any of the Company’s Subsidiaries or (E) any Contract with respect to registration of any Equity Interests of any of the Company’s Subsidiaries pursuant to applicable securities Laws.

12

4.03 Authorization; Valid and Binding Agreement; No Breach; Governmental Consents.

(a) The execution and delivery of this Agreement and the Ancillary Documents to which the Company is, or at the Closing will be, a party and the performance by the Company of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Documents to which the Company is, or at the Closing will be, a party or the consummation by the Company of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Buyer and Seller, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

(b) Except as set forth on Schedule 4.03(b), the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is, or at the Closing will be, a party, the consummation by the Company of the Contemplated Transactions and the compliance by the Company with the terms of this Agreement and the Ancillary Documents to which the Company is, or at the Closing will be, a party will not (i) conflict with or violate in any material respect any provision of the Organizational Documents of any Acquired Company; (ii) conflict with or result in any breach of, constitute a default under, result or constitute in a violation of, any Material Contract to which such Acquired Company is bound, or any Law to which such Acquired Company is subject, in each case, in any material respect; (iii) result in the creation of any Lien upon any material assets of any Acquired Company (other than Permitted Liens); and (iv) require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Body (other than as required under applicable Competition Laws).

(c) No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Body (“Governmental Consents”) are required to be obtained or made by any Acquired Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which the Company is, or at the Closing will be, a party or the consummation by the Company of the Contemplated Transactions, other than (i) as set forth on Schedule 4.03(c) and (ii) any filing under the HSR Act and any other Antitrust Laws and Foreign Investment Laws.

13

4.04 Capitalization.

(a) The Securities constitute all the equity securities of the Company. All of the Securities are duly authorized, have been validly issued, are fully paid and non-assessable, have not been issued, offered, sold, delivered or held in violation of or otherwise subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the Company’s Organizational Documents or any Contract to which the Company is a party or by which any of its properties, rights or assets is bound, and have been issued in compliance with applicable securities Laws or exemptions therefrom.

(b) Except as set forth on Schedule 4.04, the Company has no other Equity Interests or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Securities, there are no outstanding (a) Equity Interests or voting securities of the Company, (b) securities convertible or exchangeable into equity securities of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity securities of the Company or (d) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company.

(c) Neither the Company nor the Seller is a party to (i) any right of first refusal, right of first offer, proxy, voting agreement, voting trust, or stockholders agreement with respect to the sale or voting of any shares of capital stock or other Equity Interests of the Company, (ii) any Contract providing preemptive rights or similar sights in respect of any Equity Interests of the Company, (iii) any Contracts creating any Liens on any Equity Interests of the Company, (iv) except for the Organizational Documents of the Company, any Contract obligating the Company to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of any Equity Interests of the Company or (v) any Contract with respect to registration of any Equity Interests of the Company pursuant to applicable securities Laws.

4.05 Financial Statements.

(a) Schedule 4.05(a) sets forth true, correct and complete copies of: (i) the consolidated audited balance sheets of Medical Manufacturing Technologies LLC (“MMT”) and its Subsidiaries as of December 31, 2024 and December 31, 2023, and the related consolidated audited statement of operations, statement of members’ equity and statement of cash flows of for the fiscal years ended December 31, 2024 and December 31, 2023 (the “Audited Financial Statements”), and (ii) the consolidated unaudited balance sheet of MMT and its Subsidiaries as of September 30, 2025, and statement of operations for the nine-month period ended September 30, 2025 (the “Interim Financial Statements,” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Schedule 4.05(b), the Financial Statements are true, correct and complete and present fairly, in all material respects, the financial position and results of operations of MMT and its Subsidiaries as of the times and for the periods referred to therein and have been prepared in accordance with GAAP, consistently applied (subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and other presentation items which if presented would not differ materially from those presented in the latest Audited Financial Statements and (ii) changes resulting from year-end adjustments (none of which are, individually or in the aggregate, material)). The Acquired Companies have maintained a system of internal controls designed to provide reasonable assurance regarding the reliability of financial reporting. Except as set forth in the Audited Financial Statements, no Acquired Company maintains any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

14

(c) Schedule 1.02(h) sets forth the maximum amount payable under Applicable Earnout Agreements and Applicable Retention Agreements. Except as set forth on Schedule 1.02(h), no Acquired Company has any Liabilities (whether or not due and owing, contingent or otherwise deferred) on account of any deferred purchase price of any business, securities or assets, or any bonuses, retention payments, transaction bonuses, change-in-control payments, or other similar compensation obligations relating to an Acquisition Transaction prior to the date hereof. To the Company’s knowledge, there is no contest, indemnification claim, dispute or contractual right of setoff asserted relating to the Applicable Earnout Agreements or Applicable Retention Agreements.

4.06 Absence of Certain Developments. Since the date of the Interim Financial Statements, (i) there has not been any change in the business, operations or financial condition of any Acquired Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) no Acquired Company has taken any action that, if taken following the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 6.01(a)(ii).

4.07 Undisclosed Liabilities. No Acquired Company has any Liabilities of a nature required to be reflected or reserved against in accordance with GAAP, except for: (a) Liabilities specifically reflected and reserved against in the Interim Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the date of the Interim Financial Statements (it being understood that in no event shall any Liability resulting from tortious conduct, litigation, infringement, violation of applicable Law or breach of Contract or Intellectual Property rights be deemed to have been incurred in the Ordinary Course of Business), (c) Liabilities incurred in connection with this Agreement and the Contemplated Transactions, and (d) any Liabilities set forth on Schedule 4.07.

4.08 Title to Properties.

(a) Except as set forth on Schedule 4.08(a), the Acquired Companies have good and valid title to, or hold pursuant to a valid and enforceable lease, all of the tangible assets and property which they purport to own and which are material to the Acquired Companies, free and clear of all Liens, except for Permitted Liens. Such tangible assets and property constitute all of the tangible assets and properties used in and necessary for, and are sufficient for, the conduct of the business of the Acquired Companies as generally conducted as of the date hereof.

15

(b) Schedule 4.08(b) sets forth a true and complete list as of the date hereof of all the real property leases to which any Acquired Company is a party as the lessee (including all amendments, renewals, guaranties and other agreements relating thereto) (collectively, the “Real Property Leases” and the properties leased thereunder, collectively, the “Leased Real Property”). The Leased Real Property constitutes all of the real property leased by the Acquired Companies. Except as set forth on Schedule 4.08(b), the Leased Real Property leases are in full force and effect, and an Acquired Company holds a valid and existing leasehold interest under each such lease, free and clear of all Liens, other than Permitted Liens. The Company has delivered or made available to Buyer copies of each of the Real Property Leases.

(c) There exists no default by any Acquired Company, or, to the Company’s knowledge, any other party or parties thereto, under any of the Real Property Leases. No event has occurred or condition exists that with notice or lapse of time, or both, would constitute a default by any Acquired Company, nor, to the Company’s knowledge, by any other party thereto, under any of the Real Property Leases. Each of the Real Property Leases is legal, valid and binding on, and enforceable against, the Company or one of its Subsidiaries, as applicable, and, to the Company’s knowledge, on and against the other party or parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) No Acquired Company owns any real property.

4.09 Tax Matters. Except as set forth on Schedule 4.09:

(a) The Acquired Companies have filed all federal income Tax Returns and all other material Tax Returns that were required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. The Acquired Companies have paid all federal income and all other material Taxes (whether or not shown thereon as due and owing) required to be paid by or with respect to the Acquired Companies.

(b) All material Taxes that an Acquired Company is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and fully and timely paid or properly accrued and the Acquired Companies have complied in all material respects with all information reporting and backup withholding provisions under applicable Law.

(c) No Acquired Company has been the subject of any audit, Litigation, examination or administrative or judicial proceeding by any Taxing Authority with respect to any open tax years. There is no audit, Litigation, examination or administrative or judicial proceeding pending, or threatened in writing, with respect to any federal income or other Tax Liability for which any Acquired Company is or may become liable.

(d) No Acquired Company has waived any statute of limitations in respect of federal income or other material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to any federal income or other material Tax assessment or deficiency.

16

(e) No Acquired Company is or has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group of which an Acquired Company is or was the common parent).

(f) No Acquired Company is liable for the Taxes of another Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), or under any Tax allocation, Tax sharing, Tax indemnity or Tax reimbursement agreement or arrangement (excluding any commercial agreement entered into in the Ordinary Course of Business containing customary Tax allocation, indemnity or gross-up provisions).

(g) No Acquired Company is or has been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Tax Law).

(h) Within the last two years, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(i) There are no Liens for Taxes on any assets of any Acquired Company, other than Permitted Liens.

(j) No claim has been made in the last three (3) years in writing by a Taxing Authority in jurisdictions where any Acquired Company does not file Tax Returns that an Acquired Company is or may be subject to material taxation by such jurisdictions. No Acquired Company has a material taxable presence, permanent establishment or nexus or is engaged in a trade or business, in each case, other than in and to the jurisdictions in which it currently files Tax Returns.

(k) Each Acquired Company has properly collected and remitted all material sales and similar Taxes with respect to sales made to its customers or has properly received and retained any required tax exemption certificates and other documentation for all material sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(l) No Acquired Company has availed itself of the benefit of any Tax credits or deferred the payment of any Taxes, in each case, under any Health Measures.

(m) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), existing prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) deferred revenue or prepaid amount received on or prior to the Closing Date outside the Ordinary Course of Business.

17

(n) Prior to December 16, 2021, the Company was treated as an entity disregarded as separate from its owner, Seller, for U.S. federal income tax purposes. On December 16, 2021, the Company filed a Form 8832 “Entity Classification Election” to be treated as a corporation. The Company is and has been since December 16, 2021, classified as a corporation for U.S. federal income tax purposes. Schedule 4.09(n) sets forth the U.S. federal income tax classification of each of the Company’s Subsidiaries.

(o) No Acquired Company is or will be required to pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(p) No Acquired Company has any material outstanding liability for escheat or unclaimed property obligations.

(q) Notwithstanding any other provision of this Agreement to the contrary, Seller makes no representation or warranty with respect to the existence, availability, amount, usability or limitation (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount or other Tax attribute of any Acquired Company after the Closing Date.

4.10 Contracts and Commitments.

(a) Except as set forth on Schedule 4.10(a), as of the date hereof, no Acquired Company is party to or bound by any:

(i) Company IP Agreements, other than licenses for an annual fee of less than $100,000;

(ii) CBA;

(iii) Contract relating to or evidencing Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any Acquired Company’s assets or that are a mortgage, indenture, guaranty, loan or credit agreement or security agreement;

(iv) guaranty of any obligation for borrowed money;

(v) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000;

(vi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000;

18

(vii) stock or asset purchase agreement or similar definitive Contracts relating to the acquisition or disposition of any capital stock, business or product line, material assets or properties of any Person entered into at any time during the last three (3) years or that impose any material continuing obligations or Liabilities on any Acquired Company (including any obligation with respect to any unpaid “earn out”, contingent purchase price or similar unpaid contingent payment obligation);

(viii) Contracts limiting the freedom of any Acquired Company to engage in any line of business, acquire any entity, compete with any Person or in any market or geographical area or hire or solicit any Person;

(ix) joint venture and partnership Contracts and any similar Contracts that involve co-investment between any Acquired Company, on the one hand, and any third party, on the other hand;

(x) Contract with any officer, employee or individual consultant or other person on a full-time or consulting basis (A) providing for fixed compensation in excess of $150,000 per annum or (B) providing for change in control, retention, transaction bonus or similar arrangements;

(xi) Contract with any Governmental Body;

(xii) contract or group of related contracts with the same party for (a) the purchase by the Acquired Companies of products or services or (b) sale by the Acquired Companies of products or services, in each case under which the undelivered balance of such products and services has a selling price in excess of $250,000 (other than purchase orders entered into in the Ordinary Course of Business).

(xiii) Contracts (i) with any Significant Customer or involving annual revenue to the Acquired Companies in excess of $1,000,000 per year or (ii) with any Significant Vendor or involving purchases of goods and/or services by the Acquired Companies in excess of $500,000 per year;

(xiv) Contracts involving capital expenditure obligations of the Acquired Companies in excess of $250,000;

(xv) Contracts with Significant Vendors that contain “take-or-pay,” minimum purchase, or similar payment obligations or Contracts that (A) grant to any third party any “most favored nation” status, (B) provide for any exclusive license, supply or distribution arrangement or other exclusive rights or (C) grant any rights of first refusal, rights of first offer, rights of first negotiation or similar rights;

19

(xvi) Contracts that include any requirement that any Acquired Company provide indemnification to any other Person, other than agreements entered into in the Ordinary Course of Business consistent with past practice;

(xvii) Contracts relating to the settlement, conciliation or similar agreement relating to the resolution, settlement or disposition of any Litigation or threatened Litigation, in each case, to the extent such Contracts contain ongoing obligations;

(xviii) Contracts relating to Affiliated Transactions;

(xix) any Quality Agreements; or

(xx) binding commitments or undertakings to enter into any Contract described in the foregoing clauses (i) through (xix).

(b) Buyer has been given access to a true, correct and complete copy of all Contracts which are referred to on Schedule 4.10(a), together with all material amendments, waivers or other changes thereto.

(c) No material breach or material default by any Acquired Company, or, to the Company’s knowledge, the other party or parties thereto, exists under any contract listed on Schedule 4.10(a) (each, a “Material Contract” and, collectively, the “Material Contracts”). No event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by any Acquired Company or, to the Company’s knowledge, any other party thereto. No Acquired Company has received any written, or to the Company’s knowledge, oral communication, alleging material noncompliance with, material deficiency under, notice of material breach or material default or event that with notice or lapse of time or both would constitute a material breach or material default by any Acquired Company under any Material Contract, including any quality-related, regulatory-related or performance-related nonconformance. No Acquired Company has received any written, or to the Company’s knowledge, oral communication, that any counterparty to any Material Contract intends or has threatened to terminate, cancel, suspend, audit, re-audit, transition business away from, adversely modify, refuse renewal of or revoke any Material Contract. Each of the Material Contracts is in full force and effect and legal, valid and binding on, and enforceable against, the Company or one of its Subsidiaries, as applicable, and, to the Company’s knowledge, on and against the other party or parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a true, complete and correct list of all (i)(A) issued Patents and Patent applications, (B) Trademark registrations and Trademark applications, (C) Copyright registrations, and (D) domain names (collectively, “Registered Intellectual Property”) and (ii) a list of material unregistered Trademarks, in each case, included in the Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Acquired Companies, taken as a whole, all Registered Intellectual Property is subsisting, valid, enforceable, and in good standing with the Governmental Bodies or the applicable internet domain name registrar with which such items are registered or pending, and all maintenance, renewal, and other fees and filings in connection therewith have been timely paid or made.

20

(b) One of the Acquired Companies owns and possesses all right, title, and interest in and to each item of Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens), and an Acquired Company owns, free and clear of all Liens (other than Permitted Liens), or to the Company’s knowledge has a sufficient right to use, all other Intellectual Property used in the conduct of the business of the Acquired Companies.

(c) Except as set forth on Schedule 4.11(c), (i) neither the Owned Intellectual Property nor the operation of the business of the Acquired Companies infringes, misappropriates, or otherwise violates, or has in the two years prior to the date hereof, infringed, misappropriated, or otherwise violated, the Intellectual Property rights of any other Person, (ii) to the Company’s knowledge, no Person is currently infringing, misappropriating, or otherwise violating, any Owned Intellectual Property, and (iii) there is not pending or to the Company’s knowledge, threatened claim, action, or proceeding alleging any of the foregoing (in clauses (i) or (ii)) or contesting the use, validity, enforceability, or ownership of any Owned Intellectual Property.

(d) Each Acquired Company has taken commercially reasonable actions and precautions to maintain and protect the Owned Intellectual Property, including to protect the secrecy of any Trade Secrets, and to secure ownership of any Intellectual Property developed by contractors for the Acquired Companies or developed by employees of the Acquired Companies in the scope of their engagement or employment as applicable. Each Person who has been involved in the development of any offerings or Intellectual Property that is considered material to the business as currently conducted for the Acquired Companies that would not otherwise be owned by the Company or one of its Subsidiaries as a matter of law have executed valid and enforceable written agreements (i) assigning to the applicable Acquired Company all right, title and interest in and to such Intellectual Property before the Closing Date and (ii) containing customary confidentiality and invention assignment provisions and, where applicable, waivers of moral rights (to the extent waivable under applicable Law). No current or former employee, contractor, consultant, or other third party retains any ownership or other rights in any Owned Intellectual Property.

(e) The computers, computer networks, systems, websites, Software, and computer hardware and communication and storage systems and services of the Acquired Companies (the “Company Systems”) are, in all material respects, reasonably sufficient for the needs of the business of the Acquired Companies as currently conducted subject to routine maintenance, scheduled downtime, and events of general Internet, vendor, or utility outages. The Acquired Companies have used commercially reasonable efforts to ensure the confidentiality and security of the Company Systems and any information stored or contained therein or transmitted thereby from unauthorized or improper access. To the Company’s knowledge, there has been no unauthorized or improper access to the Company Systems within the past five (5) years.

21

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Acquired Companies, taken as a whole, the Company Systems (A) operate and perform in all material respects in accordance with their documentation and functional specifications, (B) are free from material bugs and other material defects, (C) have not materially malfunctioned within the past three (3) years, and (D) to the Company’s knowledge, do not contain any material virus, malware, trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any such Company System. “Third-Party Systems” means any Software, platforms, services (including cloud, hosting, telecommunications, and payment processing), or infrastructure licensed, subscribed to, or otherwise provided by a third party to or for the benefit of the Company. For the avoidance of doubt, the Company makes no representation or warranty regarding the performance, availability, security, or functionality of Third-Party Systems, except as expressly set forth in the underlying Contract with such third party and subject to the limitations and disclaimers contained therein.

(g) The Acquired Companies have not included and does not include any sensitive personal information, Trade Secrets, or confidential or proprietary information of the Acquired Companies, or of any third Person under an obligation of confidentiality by the Acquired Companies, in any prompts or inputs into any Generative AI Tools, except those Generative AI Tools the use of which is subject to a contract or agreement whereby the provider of the Generative AI Tool agrees to not use inputs for training any models and also agrees to appropriate non-use and non-disclosure obligations with respect to any inputs into the Generative AI Tool. Except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Acquired Companies, taken as a whole, the Acquired Companies use Generative AI Tools in compliance with all applicable license terms and no Generative AI Tools have been used to develop or train any material Owned Intellectual Property, in any manner that would impair, encumber, or limit the Acquired Companies’ ownership, enforcement, or other use thereof.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Acquired Companies, taken as a whole, no Open Source Software has been used, embedded, linked, incorporated, distributed, or combined in a manner that would (i) require the distribution or disclosure of any material Owned Intellectual Property to any Person in source code form, (ii) imposes any obligation to license any Owned Intellectual Property for the purpose of making derivative works, (iii) otherwise restrict the Acquired Companies’ commercial exploitation of any Owned Intellectual Property, (iv) grant to any third Person any rights or immunities under Owned Intellectual Property, or (iv) limit, restrict or condition the right of the Acquired Companies with respect to its use or distribution of any Owned Intellectual Property (other than attribution, warranty and liability disclaimer, and notice delivery conditions). The Company or one of its Subsidiaries has possession or control of all material source code for any Software embodying any Owned Intellectual Property, except as set forth on Schedule 4.11(h).

22

(i) The Software embedded in, or used to operate, the Acquired Companies’ equipment, machinery, tooling or automation systems (“Embedded Software”) (i) operates, in all material respects, in accordance with its applicable documentation and specifications, subject to normal bugs, errors, and defects that do not materially adversely affect the operation or performance of such equipment or systems, and (ii) does not contain any code intentionally designed to materially disrupt, disable or otherwise harm the operation of such equipment or systems, other than intended to prevent unauthorized use, such as passcodes, license keys, or timeout devices. The Acquired Companies have not received any written claims during the past three (3) years alleging any material defect in any Embedded Software supplied by the Acquired Companies that has resulted in, or would reasonably be expected to result in, a material adverse effect on the operation or performance of the applicable equipment or systems.

(j) No Owned Intellectual Property was conceived or developed (in whole or in part) with government, university or third-party funding or subject to any “march-in,” government use, standards-setting organization licensing commitment, or similar rights that would limit the Acquired Companies’ exclusive ownership or enforcement thereof. The Acquired Companies are not a party to any Contract that (i) grants any Person an exclusive license to Owned Intellectual Property, or (ii) restricts the Acquired Companies’ right to use, enforce or license any material Owned Intellectual Property.

4.12 Data Privacy.

(a) Except as would not be material to the operation of the business of the Acquired Companies taken as a whole, relating to the collection, storage, disclosure, processing, transfer and destruction of confidential information, including any personally identifiable information of third parties by the Acquired Companies (“Company Confidential Information”), as of the date hereof and for the past five (5) years, the Acquired Companies are and have been in compliance with the following (collectively, “Privacy Requirements”): (i) all applicable data protection and privacy Laws; (ii) privacy policies published by the Acquired Companies; and (iii) the privacy or data requirements of any Contracts.

(b) The Acquired Companies maintain commercially reasonable physical, technical, and administrative security measures designed to protect the Company Confidential Information from or against unlawful or unauthorized access, destruction, loss, use, modification, disclosure, and/or other processing and such measures are (i) commercially reasonable and (ii) comply in all material respects with all applicable Privacy Requirements.

23

(c) To the Company’s knowledge, in the past three (3) years, there has been no material unlawful, or unauthorized access to Company Confidential Information; or security breach (or other event) that required the Company to notify any Governmental Body, affected individuals or other Persons of such occurrence. In the past three (3) years, there has been no Litigation brought by or before any Governmental Body or any other Person regarding any violation of, or failure to comply with, the Privacy Requirements, by any Acquired Company; and there is no pending or, to the Company’s knowledge, threatened Litigation, relating to the collection or use of Company Confidential Information or alleging any violation of the Privacy Requirements.

(d) All vendors, processors, subcontractors, and other Persons acting for or on behalf of the Acquired Companies with access to Company Confidential Information are subject to reasonable contractual requirements regarding the protection and use of Company Confidential Information.

(e) The Acquired Companies will continue to have the right to use Company Confidential Information after Closing on identical terms and conditions as the Acquired Companies enjoyed immediately prior to the Closing.

4.13 Litigation. Except as set forth on Schedule 4.13, there is no, and in the past three (3) years there has been no Litigation pending or, to the Company’s knowledge, threatened against any Acquired Company or its properties, assets, rights or businesses or, to the Company’s knowledge, any director or officer of any Acquired Company in his or her capacity as such, at Law or in equity, or before or by any Governmental Body or arbitrator, or any Order arising from any Litigation to which any Acquired Company is subject, which would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies. There has not been in the past three (3) years, and there currently are not, any pending, served or noticed inquiries, or investigative notices from any Governmental Body.

4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) sets forth a true, complete and correct list of each material Plan.

(b) With respect to each Plan sponsored by any Acquired Company, the Company has made available to Buyer, where applicable, true, complete and correct copies of: (i) all material documents embodying or governing such Plan (including amendments, modifications or supplements thereto) (or for an unwritten Plan, a written description of the material terms of such Plan) and any funding medium (including any trust agreement or insurance policies) for the Plan; (ii) the most recent IRS determination or opinion letter; (iii) any non-routine written correspondence with Governmental Bodies during the last three (3) years; (iv) the most recently filed IRS Form 5500; (v) the most recent actuarial valuation report; and (vi) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto and/or other written descriptions provided to employees.

24

(c) Each Plan is and has been established, maintained, funded, administered, and operated in compliance in all material respects with applicable Laws and regulations, including, to the extent applicable, ERISA, the Affordable Care Act and the Code, and with its terms. Except as set forth on Schedule 4.14(c), no Plan is, or for the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No action (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any Plan or any fiduciary or service provider thereof (in their capacity as such). To the extent applicable, the Plans satisfy in all material respects the minimum coverage, affordability and nondiscrimination requirements under the Code. To the extent required by the Affordable Care Act, to the Company’s knowledge, the Company and each of its Subsidiaries has made an offer of affordable minimum essential coverage under the Affordable Care Act to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and no Acquired Company is otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto. Notwithstanding the foregoing, with respect to any Plan which is sponsored or maintained by the Insperity professional employer organization, the preceding representations of this subsection (c) only apply to the extent of any knowledge, action, inaction or other failure (if any) that would be the responsibility of any Acquired Company, or their Affiliates, pursuant to any the agreement between the Company, Seller, or any Affiliate thereof and such professional employer organization.

(d) No Acquired Company, or any of their respective ERISA Affiliates has since January 1, 2019, maintained, contributed to, or been required to contribute to or has or had any Liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any Plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, or provides for medical or life insurance benefits to retired or former employees of any Acquired Company (other than as required under Code Section 4980B, or similar state Law), (ii) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) Neither the Company, nor any of its Subsidiaries nor any of their respective ERISA Affiliates provides or has any obligation to provide health care or any other retiree welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law for which the covered individual pays the full cost of coverage, or for coverage through the last day of the month in which termination of employment occurs (to the extent required by the terms of the applicable Plan)), and no Acquired Company, or any of their respective ERISA Affiliates has any commitment or is under any obligation to provide such benefits.

25

(f) Each of the Plans that is intended to be tax-qualified under applicable Law, including Section 401(a) of the Code, is so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, or is adopted pursuant to a prototype or volume submitter form, the sponsor of which has received a favorable opinion or advisory letter from the IRS, or has time remaining for application to the IRS for a determination of the qualified status of such Plan for any period for which such Plan would not otherwise be covered by an IRS determination, and, to the Company’s knowledge, no event or omission has occurred that would cause any such Plan to lose such qualification.

(g) Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable guidance thereunder. No payment to be made under any Plan will be subject to tax under Section 409A of the Code. No Acquired Company is obligated to make to any employee or other service provider of any Acquired Company any gross-up or other make-whole payment for Taxes imposed under any provision of the Code, including, but not limited to, Section 409A or 4999 of the Code.

(h) Except as set forth on Schedule 4.14(h), no Plan is subject to the laws of any jurisdiction outside the United States. Each such Plan (i) if required to be registered or approved by a foreign Governmental Body has been registered with, or approved by, and has been maintained in good standing with, such Governmental Body in all material respects, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is funded to the full extent required by applicable law and has been accrued for on the Financial Statements to the full extent required by applicable generally accepted accounting principles, and (iv) if required to be registered, has been registered with the appropriate Governmental Bodies and has been maintained in good standing with the appropriate Governmental Bodies.

(i) All required contributions of any Acquired Company due on or before the Closing Date with respect to any Plan by applicable Laws or any Plan document have been made, and all premiums due or payable on or before the Closing Date with respect to any insurance policy funding any Plan have been made or properly accrued on or before the Closing Date.

(j) There is no pending or, to the Company’s knowledge, threatened Litigation by or on behalf of any Plan, any employee or beneficiary covered under any Plan or any Governmental Body involving any Plan (other than routine benefit claims).

(k) Except as set forth on Schedule 4.14(k), the execution and delivery of this Agreement, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan that will result in any payment (whether of severance pay or otherwise), acceleration, vesting or distribution of benefits with respect to any current or former employee, officer, director or other service provider (who is a natural person) of any Acquired Company or any of their ERISA Affiliates, except to the extent such individual is entitled to receive such payment or benefit pursuant to the terms of this Agreement or (ii) further restrict any rights of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates to amend or terminate any Plan.

26

(l) The execution and delivery of this Agreement, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events), as of the Closing, constitute an event under any Plan or otherwise that will result in the payment of any amount that is an “excess parachute payment” within the meaning of Section 280G; provided, that this Section 4.14(l) shall not apply to any arrangements entered into at the direction of Buyer or between Buyer or any of its Affiliates, on the one hand, and a “disqualified individual” (as defined in Section 280G), on the other hand, that are not disclosed to the Company prior to the date hereof (“Undisclosed Buyer Arrangements”), so that, for the avoidance of doubt, the accuracy of this Section 4.14(l) shall be determined as if such Undisclosed Buyer Arrangements had not been entered into.

4.15 Insurance. Schedule 4.15 sets forth (a) a true, correct and complete list of each insurance policy maintained by or on behalf of the Acquired Companies (collectively, the “Insurance Policies”), and (b) a list and description of all material claims made by the Acquired Companies that are currently pending under the Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been or will have been timely paid, and no written notice has been received by any Acquired Company from any insurance carrier purporting to cancel or materially and adversely alter coverage under any of the Insurance Policies. There are no pending material claims under the Insurance Policies by any Acquired Company as to which the applicable insurers or underwriters have denied or disputed liability. The Acquired Companies have made timely premium payments with respect to all of the Insurance Policies and no Acquired Company is in default with respect to its obligations under any Insurance Policies. Neither the Company nor its Subsidiaries has any self-insurance or co-insurance program.

4.16 Compliance with Laws.

(a) No Acquired Company is, or in the last three (3) years has been, in any material respect, in violation of any Laws or regulations (including but not limited to the requirements set forth in the federal Food, Drug & Cosmetic Act, 21 U.S.C. ch. 9 § 301 et seq, and 21 C.F.R. Part 820), standards (including but not limited to ISO 13485:2016 and ISO 9001:2015), industry requirements, customer requirements, customer specifications, customer contracts, purchase orders, or applicable Quality Agreements (collectively, the “Regulatory Requirements”) that are applicable to it or the conduct or operation of its business or the ownership or use of any of its properties, assets or rights, and there has not been any written or formal allegation, investigation, demand, finding, or lawsuit by any Governmental Body or any customer of or regarding non-compliance with any such applicable Regulatory Requirements. No investigation or examination of any Acquired Company by any Governmental Body in the past three (3) years has resulted in outstanding findings, requests or Orders from any Governmental Body that would, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

27

(b) In the last three (3) years, none of the Company, its Subsidiaries, their respective directors, officers, and employees, and, to the Company’s knowledge, their respective agents and or any other Persons acting for or on behalf of any of the foregoing Persons has engaged in any business or dealings, directly or indirectly, involving or relating to any Sanctioned Country or any Sanctioned Person or otherwise violated any Sanctions.

(c) None of the Company, its Subsidiaries, their respective directors, officers, and employees, and, to the Company’s knowledge, their respective agents and or any other Persons acting for or on behalf of any of the foregoing Persons (i) is a Sanctioned Person or (ii) is located, organized or ordinarily resident in a Sanctioned Country.

(d) Schedule 4.16(d) sets forth a true, correct and complete list of (i) all Permits necessary for or material to the conduct of the businesses of the Acquired Companies as presently conducted and (ii) all material Permits, licenses, certifications, registrations, approvals, conformity assessments and product certifications required under applicable Law or applicable industry standards from any Governmental Body, Notified Body, certification body, testing laboratory or standards organization (collectively, the “Product Certifications”) for the Acquired Companies to conduct their manufacturing, assembly, testing, equipment-production and other activities subject to Regulatory Requirements, and to manufacture, label, market, sell, supply or distribute any products, components, equipment, tooling or automation systems currently manufactured or supplied by the Acquired Companies. All such Permits and Product Certifications are, and at all times have been, valid and in full force and effect.

(e) Except as set forth on Schedule 4.16(e), the Acquired Companies hold all such Permits and Product Certifications and are, and at all times have been, in compliance in all material respects with all Laws, Regulatory Requirements, standards, technical requirements, quality-system obligations and other conditions applicable thereto. No Acquired Company is in material default or material violation of any such Permit or Product Certification.

(f) No Litigation is pending or, to the Company’s knowledge, threatened that seeks to revoke, suspend, cancel or materially limit any Permit or Product Certification. No Acquired Company has received any written notice from any Governmental Body, Notified Body, certification body, testing laboratory, standards organization or any other Person alleging any non-compliance with, or suspension, revocation or material limitation of, any Permit or Product Certification, or stating an intention to revoke, suspend or materially limit the same. To the Company’s knowledge, no event or condition exists that has resulted in, or would reasonably be expected to result in, any such suspension, revocation or material limitation (including as a result of the execution, delivery or consummation of the transactions contemplated by this Agreement), and no Acquired Company has been informed that any certification body intends to suspend, revoke, materially limit or decline to renew any Product Certification.

28

4.17 Environmental Compliance and Conditions. Except as set forth on Schedule 4.17:

(a) Each of the Acquired Companies is, and for the past three (3) years, have been in compliance with all applicable Environmental Laws, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company.

(b) The Acquired Companies hold and are and, for the past three (3) years, have been in compliance with all authorizations, licenses and Permits required under applicable Environmental Laws to operate at the Leased Real Property and to carry on their respective businesses as now conducted, except where the failure to hold or comply with such authorizations, licenses and permits would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company.

(c) There is no Litigation arising under any Environmental laws pending or, to the Company’s knowledge threatened against any Acquired Company and the Acquired Companies are not subject to any outstanding Order or have received any written request from any Governmental Body regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, except for such Litigation, Order or request that would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company.

(d) No Acquired Company has Released any Hazardous Substance at any location for which any Acquired Company is liable, except for such Releases that do not require investigation or remediation by any Acquired Company under applicable Environmental Laws.

(e) No Acquired Company (or any predecessor entity) has assumed, undertaken, or provided any indemnification with respect to, or otherwise has become subject to, any Liability of any third party arising under Environmental Law that would reasonably be expected to be, individually or in the aggregate, material to any Acquired Company.

(f) The Company has provided to Buyer all material “Phase I” and “Phase II” environmental site assessments and any other material documents prepared or received by any Acquired Company that are in the possession of any Acquired Company and that pertain to liabilities or obligations of any Acquired Company under any Environmental Law, including any such liabilities or obligations relating to any real property currently or formerly owned, leased, or operated by any Acquired Company.

4.18 Affiliated Transactions.

(a) Except as set forth on Schedule 4.18(a), no officer, director, manager, controlling owner or Affiliate of any Acquired Company or any individual in such officer’s, director’s, manager’s or controlling owner’s immediate family (each, a “Company Affiliated Person”) (i) is indebted or owes any amount to, (ii) has purchased, acquired or leased any assets property, rights or services from or sold, transferred or leased any assets, property, rights or services to, (iii) has any financial interest in (other than a passive investment, in the aggregate of less than 2% of the outstanding shares of capital stock or other Equity Interests, of any entity listed on a national securities exchange or publicly traded on any nationally recognized over the counter market) or is a director, officer or employee of, any Person which is a client or competitor of or (iv) has any direct or indirect interest in any material property owned or used by any Acquired Company.

29

(b) Except as set forth on Schedule 4.18(b), no Acquired Company (i) is indebted or owes any amount to or has committed to make any loan or extend or guarantee credit to or for the benefit of, (ii) has purchased, acquired or leased any assets property, rights or services from or sold, transferred or leased any assets, property, rights or services to or (iii) is a party to any Contract or transaction with any Company Affiliated Person, other than compensation for salaries or fees for services rendered, reimbursement for business expenses incurred in the Ordinary Course of Business, or benefits under the Plans.

The Contracts, relationships and transactions described in this Section 4.18, along with the Management Agreements, are referred to herein as “Affiliated Transactions”. True, correct and complete copies of all written contracts relating to each Affiliated Transaction have been made available to Buyer.

4.19 Employment and Labor Matters.

(a) Except as set forth on Schedule 4.19(a), for the past three (3) years: (i) there is no, and has not been any, industrial action, labor strike, picketing of any nature, work stoppage or lockout, unfair labor practice charge, labor arbitration or other labor dispute pending or, to the Company’s knowledge, threatened against or affecting any Acquired Company; (ii) to the Company’s knowledge, there is no Union organizing activity; (iii) no Acquired Company has, or has had, any duty to bargain, or has bargained, with any Union purporting to act as exclusive bargaining representative of any employee or Contingent Worker of any Acquired Company with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iv) there are no Union claims or demands to represent any employee and there are no organizational campaigns in progress with respect to any of the employees, nor have there been any such claims, demands, or organizational campaigns; (v) there is no CBA or other contract with any Union, or work rules or practices agreed to with any Union, that any Acquired Company is negotiating, a party to, or bound by with respect to the Company’s or any of its Subsidiaries’ operations or employees; and (vi) to the Company’s knowledge, no Acquired Company is engaging or has engaged in any unfair labor practice.

30

(b) Except as set forth in Schedule 4.19(b): (i) the Company and each of its Subsidiaries is, and for the past three (3) years has been, in material compliance with all applicable Laws respecting labor or employment matters, including fair employment practices, pay equity, human rights, workplace safety and health, terms, conditions and standards of employment, the Immigration Reform Control Act of 1986 and other applicable immigration Laws, CBAs, the classification of employees as exempt or non-exempt for purposes of local, state and federal laws, employee participation in governmental investigations and governmental actions (including, but not limited to, with respect to the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission and the Occupational Safety and Health Administration), independent contractor classification, restrictive covenants, discrimination, wages and hours (including payment of minimum wages, meals and rest breaks, and overtime), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance; (ii) no Acquired Company is or has been delinquent in any payments to any employee or Contingent Worker for any wages, salaries, superannuation, severance payments (including those required under applicable Law), commissions, bonuses, fees or other direct compensation due with respect to any services performed for any Acquired Company or amounts required to be reimbursed to such employee or Contingent Worker, or any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation or amounts; (iii) no Acquired Company is liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business); and (iv) the Company nor any of its Subsidiaries is under any obligation or is currently in negotiations or has proposed to increase rates of remuneration, make any bonus or incentive payment, pay any benefit in kind, make any additional payment to any employee or Contingent Worker at any future date.

(c) Except as set forth in Schedule 4.19(c), for the past three (3) years, no Acquired Company has experienced a “plant closing,” “mass layoff” or similar group employment loss (each as defined in the WARN Act or any applicable Law governing plant closings or layoffs) affecting any site of employment of any Acquired Company or one or more facilities or operating units within any site of employment or facility of any Acquired Company, or incurred any material liability under the WARN Act which remains unsatisfied.

(d) Except as set forth in Schedule 4.19(d), no Acquired Company is, and for the past three (3) years has been, involved, or expects to be involved, as a party or otherwise named in any actual or, to the Company’s knowledge, threatened action, audit, claim, demand, or internal or external investigation of complaints, allegations, or charges, in each case with respect to employment or labor Law compliance (including but not limited to allegations of employee misconduct, employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, noncompliance with workplace safety laws or standards, violation of restrictive covenants, sexual harassment or misconduct, other unlawful harassment, or unfair labor practices). Any identified or, to the Company’s knowledge, known workplace safety and health hazards have been abated/corrected.

31

(e) Schedule 4.19(e) sets forth a complete, correct and current list of all employees of the Company and each of its Subsidiaries, indicating each employee’s: (i) name or identification number; (ii) title or position; (iii) full time, part time or temporary status; (iv) hire date; (v) work location including state (Acquired Company facility location); (vi) classification as exempt or non-exempt for wage and hour purposes; (vii) hourly rate of pay, commission pay basis or base annual salary; (viii) commission, incentive and/or discretionary and non-discretionary bonus amounts for the prior fiscal year and the current year’s target opportunities; (ix) any severance, retention bonus and earn out entitlement; (x) status if on leave and when eligible to return to work under the Company’s policies, specifying the type of leave (such as, family and medical leave, medical leave, military leave or short-term disability or pregnancy leave, approved or unapproved) and the anticipated return date from such leave; (xi) hiring entity; and (xii) any visa or work permit status and the date of expiration. Except as set forth on Schedule 4.19(e), no employees or Contingent Workers perform work for any Acquired Company outside of the United States as of the date of this Agreement.

(f) Schedule 4.19(f) contains a complete and accurate list of all Contingent Workers (other than any Contingent Workers engaged in the Ordinary Course of Business for direct labor at specific locations of the Acquired Companies) showing, for each such Contingent Worker, such individual’s role in the business, the nature of services provided; the name of the contracting party; anticipated end date of engagement; the primary location (city and state) from which services are performed; fee or compensation arrangements, and average hours worked per month (if known).

(g) To the Company’s knowledge, no current or former employee or Contingent Worker of any Acquired Company is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition or nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Acquired Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Acquired Company.

(h) At all times for the past three (3) years, the Company and each of its Subsidiaries have maintained policies (i) prohibiting employment discrimination on all grounds constituting unlawful discrimination, (ii) prohibiting sexual harassment and all other forms of discriminatory harassment, and (iii) providing complaint and investigation procedures with respect to clauses (i) and (ii) of this Section 4.19(i). At all times for the past three (3) years, any and all such policies have conformed, in all material respects, with applicable legal requirements, including, as applicable, with respect to Contingent Workers. At all times for the past three (3) years, the Company and each of its Subsidiaries have complied in all material respects with any applicable legal requirements with respect to training concerning prevention of harassment and/or abusive conduct.

(i) Each Acquired Company currently classifies and for the past three (3) years has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws (as applicable), and is and has been otherwise in compliance in all material respects with such Laws. To the extent that any Contingent Workers are or were engaged by any Acquired Company, such Acquired Company currently classifies and for the past three (3) years has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance in all material respects with applicable Laws and for the purpose of all employee benefit plans and perquisites.

32

(j) Except as set forth on Schedule 4.19(j), to the Company’s knowledge, no director or officer has expressed any plans to terminate their employment or service arrangement with any Acquired Company.

(k) No Acquired Company is or for the past three (3) years has been a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment.

(l) Except as set forth on Schedule 4.19(l), each employee of the Acquired Companies is and has been employed on an at-will basis and no such employee is or has been subject to any employment contract with any Acquired Company, whether oral or written, that cannot be terminated at will.

(m) Except as set forth on Schedule 4.19(m), no employee or Contingent Worker is eligible to receive commission, incentive compensation, or other post-employment or post-engagement compensation payments or any other payment or benefit after the end of their employment or engagement with any Acquired Company (other than final wage or other payments for services rendered before the end of their employment or engagement).

(n) No Acquired Company is a party to or otherwise bound by any consent decree or order with, or citation by, any Governmental Body relating to any employee or employment practices, wages, hours or terms or conditions of employment.

(o) No Acquired Company has received any written notices or, to the Company’s knowledge, other correspondence from any Governmental Body, including but not limited to U.S. Citizenship and Immigration Services, U.S. Department of Homeland Security, Homeland Security Investigations and Immigration and Customs Enforcement, relating to the employment authorization of employees or employer’s compliance with the requirements of the Immigration Reform and Control Act of 1986 including but not limited to Notices of Inspection, Notices of Suspect Documents, Notices of Intent to Fine, and/or Social Security “no match” letters.

(p) Each employee of the Acquired Companies whose regular work location is in the United States is authorized under applicable Law to work in the United States and, in connection therewith, the applicable Acquired Company is in compliance with all applicable immigration Laws, rules and regulations. No Acquired Company has violated the Immigration Reform and Control Act of 1986, including non-compliance with the form I-9 requirements.

(q) Neither the Company nor Seller has waived any of the Company’s third-party beneficiary rights under any of the Management Equity Agreements between Seller, on the one hand, and any of the partners therein who are Company Employees, on the other, nor has the Company or Seller waived any of the restrictive covenants set forth in any such agreement with respect to any individual who is currently a Company Employee.

33

4.20 Anti-Corruption and International Trade. Each of the Acquired Companies is, and at all times in the past three (3) years has been, in material compliance with all applicable legal requirements under applicable Anti-Corruption Laws and International Trade Laws and neither the Company nor its Subsidiaries nor, to the Company’s knowledge, any of their respective directors or officers, any agents or any other Person acting for or on their behalf has engaged in any conduct that is prohibited under Anti-Corruption Laws or International Trade Laws. In the past three (3) years, neither the Company nor its Subsidiaries nor, to the Company’s knowledge, any of their respective directors or officers (i) is or has been the subject of or a party to or received any written or oral notice from any Governmental Body or other Person regarding any allegation, claim, violation, whistleblower or other complaint, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other Litigation related to any applicable Anti-Corruption Law or International Trade Law or (ii) has conducted any internal investigations regarding any actual, potential, or suspected violation or, or failure to comply with Anti-Corruption Laws or International Trade Laws. For the past three (3) years, no Acquired Company or, to the Company’s knowledge, any of their respective directors or officers has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official (or family member or representative of such Government Official) or any other Person for the purpose of corruptly influencing any act or decision of such Government Official (or of the Governmental Body at which the Government Official has authority) or to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any applicable Anti-Corruption Laws or (iii) made any other payments in violation of applicable Laws. During the past three (3) years, the Acquired Companies have complied in all material respects with any licenses, permits or authorizations required for the export, re-export, import or transfer of Products, equipment, components, software or technical data. All material export, import, customs, shipping and trade documentation filed by or on behalf of the Acquired Companies in the past three (3) years has been filed in compliance in all material respects with applicable Law and other customs requirements. During the past three (3) years, no Acquired Company has received any written notice of material penalty, fine, assessment, claim or investigation by any customs, border, trade or export authority relating to import or export documentation, valuation, classification, duty assessment, licensing, admissibility, or other trade-compliance matters. No Acquired Company is engaged in any activities that would cause it to be treated as a “TID U.S. Business” under 31 C.F.R. Part 800. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions are not subject to any pre-closing filing, notification or approval under any applicable foreign investment or national security review regime in any jurisdiction or with any Governmental Body. No Acquired Company has received any written notice of any investigation, inquiry or proceeding by any Governmental Body alleging non-compliance with any applicable foreign investment or national security review regime. In the past three years, none of the Acquired Companies’ products have been described on the Commerce Control List of the Export Administration Regulations (“EAR Listed Items”). In the past three years, none of the Acquired Companies has, directly or indirectly through others, (re-)exported or provided to anyone outside the United States any (i) EAR Listed Item or (ii) defense article or defense service, as such terms are defined in the International Traffic in Arms Regulations. In the past three years, none of the Acquired Companies has violated Sections 744.6(c) or 744.23(a)(2) or (4) of the Export Administration Regulations.

34

4.21 Customers and Suppliers. Schedule 4.21(a) sets forth the 20 largest customers (the “Significant Customers”) and the 10 largest vendors (the “Significant Vendors”) of the Acquired Companies, taken as a whole (determined based on net revenue realized from products and services provided to such customers or purchases from such vendors, as applicable, on a consolidated basis for the 12 months ended December 31, 2024 and the 9 months ended September 30, 2025). Except as set forth on Schedule 4.21(b), since December 31, 2024, there has not been any material dispute or controversy between the Acquired Companies, on the one hand, and any Significant Customer or Significant Vendor, on the other hand, and no Acquired Company has been notified in writing (or, to the Company’s knowledge, orally) by any of the Significant Customers or Significant Vendors that such Significant Customer or Significant Vendor will terminate or materially diminish its business relationship with, or seek to materially and adversely modify the terms of its contractual relationship with, any Acquired Company.

4.22 Product Liability. No Acquired Company has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Acquired Companies or with respect to any services rendered by the Acquired Companies. Each product sold or delivered and each service rendered by the Acquired Companies has been in conformity in all material respects with contractual commitments and express and implied warranties and no Acquired Company has any material liability or obligation for replacement or repair thereof. In the past three (3) years, no Acquired Company has suffered, experienced, incurred or become the subject of, or received written notice of any (a) material product returns or warranty claims based on product failures, (b) material claims threatened or asserted by customers or third parties that any product sold by any Acquired Company caused, directly or indirectly, any personal injury and/or death or property damage, or (c) material product returns or warranty claims that have resulted in any Acquired Company incurring any unreimbursed incidental or consequential damages. The warranty claims experienced by the Acquired Companies in the twelve (12) month period preceding the date of this Agreement, with respect to frequency and cost of claims relative to sales volume, were generally consistent, in all material respects, with the warranty claims experienced by the Acquired Companies in each of calendar years 2023 and 2024.

4.23 Brokerage. Except as set forth on Schedule 4.23, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any Acquired Company.

4.24 Accounts Receivable. All Accounts Receivable reflected in the Financial Statements, the Interim Financial Statements, or arising in the Ordinary Course of Business since the date thereof (including any Unbilled Accounts Receivable, as defined below) represent bona fide and valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the Ordinary Course of Business. Except for normal returns in the Ordinary Course of Business, there is no contest, claim, dispute or contractual right of setoff asserted in writing by any account debtor relating to the amount or validity of any Accounts Receivable.

35

4.25 Inventory.

(a) The Inventory, whether held at any Acquired Company facility or in transit to or from any Acquired Company, consists of items of a quality and quantity usable and saleable in the Ordinary Course of Business, and, where applicable, conforms in all material respects to the specifications for such items and to the Acquired Companies’ quality control standards, manufacturing standards, and customer requirements.

(b) Except as expressly identified on Schedule 4.25(b) (or as reserved in the Financial Statements or books and records since the latest Financial Statements), the Inventory (i) is not obsolete, damaged, defective, expired, contaminated or otherwise unsaleable, (ii) is not held in quantities materially in excess of the levels maintained in the Ordinary Course of Business, and (iii) is properly classified and recorded on the books and records of the Acquired Companies in accordance with GAAP, consistently applied.

(c) The Inventory is valued on the Financial Statements and on the books and records of the Acquired Companies in accordance with GAAP and the Agreed Accounting Principles, consistently applied, including appropriate provisions for excess, obsolete, slow-moving, unusable, damaged, defective, or non-conforming items.

(d) The Acquired Companies have good and valid title to all Inventory, free and clear of all Liens other than Permitted Liens.

4.26 Product Warranty.

(a) All products, components, subassemblies, assemblies, finished goods, equipment, tooling, automation systems, and other items that are or have been manufactured, supplied, serviced or repaired by the Acquired Companies (“Products”) have, in all material respects, conformed to applicable contractual requirements. The Acquired Companies have materially complied with all contractual Product warranties. No Product contains any material latent defect, systemic defect or recurring defect pattern giving rise to material warranty claims or material product performance issues, and no Acquired Company has received written notices alleging any such defect.

(b) During the past three (3) years, no Acquired Company has received any written claim or allegation that any Product caused or contributed to personal injury, death or material property damage that would reasonably be expected to result in material Liability. The Acquired Companies have not received written customer complaints, claim trends or product performance data indicating, with a reasonable degree of certainty, that a material defect pattern, material safety issue or material nonconformity in the Products exists that has not been resolved in the Ordinary Course of Business.

(c) The Acquired Companies have maintained material Product-related records, including warranty records, service reports, repair logs, return/claim histories and Product performance data, in all material respects in accordance with applicable contractual requirements and the Acquired Companies’ internal policies. The Acquired Companies maintain insurance coverage for product liability and warranty claims in amounts and on terms customary for similarly situated businesses, and no insurer has denied coverage for any material Product-related claim during the past three (3) years.

36

4.27 Cybersecurity; Operational Technology; Manufacturing Systems.

(a) The Acquired Companies maintain commercially reasonable administrative, technical and physical safeguards designed to protect (i) the confidentiality, integrity and availability of the Acquired Companies’ information systems, networks, databases and data (including any quality-system data, device history records, manufacturing records, calibration and validation data, supplier-control records, and other Product-related documentation), and (ii) the security and proper functioning of manufacturing and operational technology systems (“OT Systems”), including production equipment, PLCs, SCADA systems, process-control systems, equipment-control software, testing systems, and any MES or related manufacturing-execution platforms.

(b) During the past three (3) years, no Acquired Company has experienced any material cybersecurity incident, data breach, ransomware event, unauthorized access, malware intrusion, OT System compromise, equipment-control system failure, or other security event that resulted in (i) any material disruption to manufacturing or business operations, (ii) any material loss, unauthorized disclosure or corruption of data, or (iii) any material Liability.

(c) No Acquired Company has received any written notice from any Governmental Body, customer, supplier, third-party service provider, or other Person alleging any material cybersecurity, data security, OT System security, equipment-control security, or network-security deficiency, and no Governmental Body has commenced or, to the Company’s knowledge, threatened in writing to commence any investigation relating to cybersecurity, data security, OT Systems or the security of the Acquired Companies’ manufacturing environments.

(d) The Acquired Companies maintain policies, procedures, access controls, authentication controls, encryption practices (where commercially reasonable), change-management procedures and backup and recovery processes that are commercially reasonable for businesses of similar size and complexity and appropriate to (i) the sensitivity of the information and data processed or stored (including Company Confidential Information), and (ii) the criticality of the Acquired Companies’ OT Systems and manufacturing operations.

(e) To the Company’s knowledge, no third-party service provider, vendor, contractor or supplier with access to any Acquired Company information system or OT System has experienced any material cybersecurity or data-security incident that has had, or would reasonably be expected to have, a material adverse impact on the Company Confidential Information, or the Acquired Companies’ information systems, OT Systems, business operations, quality-system operations or Product manufacturing activities.

(f) The Acquired Companies maintain commercially reasonable data-backup, disaster-recovery and business-continuity procedures applicable to their information systems and OT Systems, and such procedures have been materially followed and regularly tested. The Acquired Companies have not experienced any material failure of any backup, recovery or continuity measure relating to their OT Systems or manufacturing operations.

37

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company that the statements contained in this Article V are true and correct as of the date of this Agreement and as of the Closing, except as set forth in the Disclosure Schedules. For purposes of this Article V, all references to any ‘Schedule’ shall mean the corresponding schedule set forth in the Disclosure Schedules delivered by Buyer pursuant to this Agreement, and no other schedule, exhibit or document shall be deemed to qualify any representation or warranty in this Article V unless expressly stated.

5.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is, or at the Closing will be, a party and to consummate the Contemplated Transactions.

5.02 Authorization; Valid and Binding Agreement. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is, or at the Closing will be, a party and the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Documents to which the Buyer is, or at the Closing will be, a party or the consummation by Buyer of the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

5.03 No Breach; Litigation. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Contemplated Transactions do not and will not conflict with, or result in any breach of or default under, any Contract to which Buyer is a party or by which it is bound, or violate any Law applicable to Buyer, in each case to the extent such conflict, breach, default or violation would impair Buyer’s ability to consummate the Contemplated Transactions. No authorization, consent, approval, exemption, filing or other action of, or notice to, any Governmental Body or other Person is required to be obtained or made by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, other than those required under applicable Competition Laws and those the failure of which to obtain would not impair Buyer’s ability to consummate the Contemplated Transactions. There is no Litigation pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates that (a) challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to impair Buyer’s ability to perform its obligations under this Agreement. Buyer is not subject to any outstanding judgment, order or decree of any Governmental Body.

38

5.04 Consents. Except for filings required under applicable Competition Laws, no authorization, consent, approval, exemption, filing or other action of, or notice to, any Governmental Body or other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, other than those the failure of which to obtain or make would not impair Buyer’s ability to consummate the Contemplated Transactions.

5.05 Litigation. There are no actions or proceedings pending or, to Buyer’s knowledge, threatened in writing against Buyer, at Law or in equity, or before or by any Governmental Body, which would adversely affect Buyer’s performance under this Agreement or the consummation of the Contemplated Transactions. Buyer is not subject to any outstanding judgment, order or decree of any Governmental Body that would impair Buyer’s ability to consummate the Contemplated Transactions.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer.

5.07 Investment Representation. Buyer is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the Contemplated Transactions and of ownership of the Securities. Buyer acknowledges that the Securities have not been registered under the Securities Act, or any state or foreign securities Laws and that the Securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Securities are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

5.08 Immediately Available Funds. Buyer will have, as of the Closing, the financial capability and all sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, and does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such cash or otherwise impair such capability at the Closing. Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Buyer obtains financing for the transactions contemplated by this Agreement.

5.09 Solvency. Assuming (a) the representations and warranties of Seller and the Company contained in this Agreement are true in all material respects, (b) each of the Seller and the Company comply in all material respects with each of their respective obligations as set forth in this Agreement and (c) all of the conditions to Buyer’s obligations to consummate the Contemplated Transactions shall be satisfied, Buyer and the Acquired Companies, on a consolidated basis and taken as a whole, will (i) not have unreasonably small capital with which to conduct its business as presently conducted, (ii) be able to pay their debts as they become absolute and mature, or (iii) not have debts in excess of the fair saleable value of their assets. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Acquired Companies.

39

5.10 Plant Closings and Mass Layoffs. Buyer does not have any present plan or formal contemplation of any plant closings, reduction in force, or terminations of employees of any Acquired Company that, as of the date hereof and if implemented following the Closing, would reasonably be expected to trigger obligations under the WARN Act or similar Laws.

5.11 No Competitive Assets. Except as set forth on Schedule 5.11 of the Buyer Disclosure Schedule, neither Buyer nor any of its “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) (collectively, “Buyer Entities”) hold 5% or more of the voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR 801) of any entity that competes with the Company to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period under any applicable Competition Law in connection with the transactions contemplated under this Agreement. Neither Buyer nor any Buyer Entity is involved in any negotiations with respect to the acquisition of any Person or business that derives revenue from products, services, or lines of business within the Acquired Companies’ products, services, or lines of business or that would reasonably be deemed to be competitive with businesses of any Acquired Company.

5.12 No Foreign Person. Buyer is not a foreign person (as defined at 31 CFR § 800.224 and 22 CFR § 120.63) (a “Foreign Person”), no national or subnational governments of a foreign state hold a substantial interest (as such term is defined at 31 CFR § 800.244) in Buyer, and no Foreign Person will obtain any right that would make the Contemplated Transactions a covered transaction (as defined at 31 CFR § 800.213). The Contemplated Transactions will not provide any Foreign Person control (as defined at 22 CFR § 120.65(b)) over the Acquired Companies.

5.13 Debt Commitment Letter. As of the date of this Agreement, Buyer has delivered to the Seller true, complete and correct copies of (a) the fully executed commitment letter dated as of the date hereof (together with all exhibits and schedules thereto the “Debt Commitment Letter”) from the Debt Financing Parties party thereto pursuant to which such Debt Financing Parties have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein, and (b) all of the fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee amounts, securities demand, “flex terms”, other economic terms and other provisions (including any dates related thereto) that are customarily redacted in connection with transactions of this type so long as no redaction covers terms that would reduce the amount of the Debt Financing below the amount required to satisfy the Necessary Financing Amount or adversely affects the conditionality, enforceability, availability or termination of the Debt Financing. The debt financing contemplated by the Debt Commitment Letter (including any debt securities issued as contemplated thereby) is collectively referred to in this Agreement as the “Debt Financing.” As of the date of this Agreement, the Debt Commitment Letter (i) is in full force and effect and is a legal, valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, Debt Financing Parties, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity, and (ii) has not been withdrawn or terminated or otherwise amended or modified in any respect, and no amendment or modification thereof is contemplated. Buyer has fully paid (or caused to be paid) any and all commitment fees and other fees required by the terms of the Debt Commitment Letter to be paid on or prior to the date hereof. As of the date of this Agreement, none of Buyer or, to the knowledge of Buyer, any Debt Financing Party is in default or breach of any of the Debt Commitment Letter. As of the date of this Agreement and assuming (A) the accuracy of the representations and warranties of Seller and the Company contained in this Agreement are true in all material respects and (B) all of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement shall be satisfied, Buyer has no reason to believe that the Debt Financing will not be available to fund the aggregate consideration payable by Buyer on the Closing Date pursuant to Article I hereof, all expenses and all other fees, costs and expenses required to be paid by or on behalf of Buyer Related Parties at the Closing (the “Necessary Financing Amount”). Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Debt Commitment Letter or any other Ancillary Document, in no event shall the availability or obtaining of all or any portion of the Debt Financing or any other financing to or by Buyer or any of its Affiliates or any other Person be a condition to any of Buyer’s obligations under this Agreement, and Buyer shall consummate the transactions contemplated by this Agreement irrespective and independently of the availability or obtaining of all or any portion of the Debt Financing or any other financing by any Person.

40

Article VI
Certain PRE-CLOSING COVENANTS

6.01 Conduct of the Business.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as expressly required or provided for by this Agreement, any action set forth on Schedule 6.01(a) or consented to in writing by Buyer in advance (which such consent will not be unreasonable withheld, conditioned, or delayed):

(i) Seller shall cause each Acquired Company to operate in the Ordinary Course of Business and to (A) use commercially reasonable efforts to preserve intact and maintain, in all material respects, its rights, assets, and properties and to preserve in all material respects its current relationships with Significant Customers, key employees, and Significant Suppliers, (B) maintain its books and records in the Ordinary Course of Business, and (C) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business; and

(ii) Except as set forth on Schedule 6.01(a)(ii), Seller shall cause each Acquired Company not to:

(A) adopt, modify or propose any amendments to any of its Organizational Documents;

41

(B) issue, or authorize the issuance of, any Equity Interests of any Acquired Company;

(C) effect any stock split, recapitalization, reclassification, capital decrease or similar change in the Equity Interests of any Acquired Company;

(D) redeem, repurchase or otherwise acquire any Equity Interests of any Acquired Company, other than in connection with the redemption or repurchase from a holder of incentive Equity Interests of any Acquired Company or any of its direct or indirect owners, pursuant to the terms of any Management Equity Agreement in the event of circumstances giving rise to “Cause” or a “Breach” (in each case, as such term is defined in the applicable individual’s Management Equity Agreement) of such Management Equity Agreement by such individual;

(E) (x) create, assume, incur or guarantee any Indebtedness in excess of $1,000,000, except (i) in the Ordinary Course of Business or (ii) working capital borrowings permitted under the Acquired Companies’ credit facilities in effect as of the date hereof, or (y) make any loans, capital contributions to, or investments in, any other Person (other than (A) to an Acquired Company in the Ordinary Course of Business or (B) Accounts Receivable and extensions of credit in the Ordinary Course of Business and advances of expenses to employees in the Ordinary Course of Business);

(F) (w) other than in the Ordinary Course of Business, enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date of this Agreement, (x) other than in the Ordinary Course of Business, terminate, waive any material right or claim under, fail to renew or amend any Material Contract, or (z) materially amend, modify or waive any rights under any Material Contract, other than in the Ordinary Course of Business;

(G) except in the Ordinary Course of Business, cancel, surrender, allow to expire or fail to renew any material Permits;

(H) other than in the Ordinary Course of Business, accelerate, delay or otherwise alter in any material respect practices relating to the rate or timing of collection of accounts receivable or payment of accounts payable, or materially change any revenue recognition, billing or accounting practices;

(I) discharge, waive, release, assign, commence or settle any Litigation (excluding any settlements that (1) do not involve injunctive or equitable relief against any Acquired Company and (2) that do not involve monetary liability in excess of $1,000,000);

42

(J) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or Person, other than any of the foregoing involving solely the Company and/or one or more of its Subsidiaries;

(K) divest, sell, lease, assign, transfer, abandon, permit to lapse or otherwise dispose of or subject to a Lien any asset of any Acquired Company (including capital stock or other Equity Interests of any of the Company’s Subsidiaries), other than (i) the sale of goods or services in the Ordinary Course of Business; (ii) the imposition of Permitted Liens; (iii) operating leases in the Ordinary Course of Business; (iv) pursuant to an Incidental License; or (v) the expiration of any Owned Intellectual Property by its statutory terms;

(L) acquire or dispose of any interest in real property or materially amend or waive or voluntarily terminate any Real Property Lease, or enter into, extend or fail to exercise any renewal option under any Real Property Lease, other than in the Ordinary Course of Business;

(M) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(N) establish, enter into, extend, renew or adopt any employee benefit plan, or amend or terminate any Plan, except (i) to the extent required by Law, or (ii) as expressly contemplated by this Agreement;

(O) increase or commit to increase the base salary or wage rate, commission, bonus or any other compensation or benefits payable to any current (or former) employee, officer, director, or other individual service provider of any Acquired Company, except for (i) merit increases in the Ordinary Course of Business in accordance with past practice to employees who have an annual base compensation of less than $150,000, (ii) to the extent required by Law or any existing Contract or Plan, or (iii) as contemplated by this Agreement;

(P) hire or otherwise enter into any employment or consulting agreement or arrangement with any Person whose annual base compensation would exceed $150,000, or terminate the employment of, or any employment or consulting agreement or arrangement with, any Person whose annual compensation would exceed $150,000 other than for cause or other performance-related reasons;

43

(Q) unless required by Law, (i) modify, extend, or enter into any CBA or (ii) recognize or certify any labor union or group of employees of any Acquired Company as the bargaining representative for any employees of any Acquired Company;

(R) enter into any agreement or adopt a plan, program or arrangement with any Person providing for (A) any severance or post-termination payments or benefits, except in connection with a termination of employment or consulting agreement to which such payments and benefits will be included in Indebtedness, or (B) any retention, stay or similar bonus payments, in each case unless such payments constitute a Company Transaction Expense, except for annual or performance bonuses paid or incurred in the Ordinary Course of Business;

(S) implement or announce any employee layoffs or location closing that would reasonably be expected to implicate the WARN Act;

(T) (1) make (other than in the Ordinary Course of Business and consistent with past practice of the Acquired Companies), change or revoke any material election relating to Taxes, (2) change any of its material Tax reporting, periods, methods, principles or policies (except to the extent required to conform to GAAP or as required by applicable Law), (3) file or cause to be filed any amended income or other material Tax Return with respect to any Acquired Company, (4) enter into any “closing agreement” with any Taxing Authority with respect to any Taxes, (5) settle or compromise any claim or assessment in respect of a material amount of Tax, (6) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (7) surrender any right to claim a material Tax refund;

(U) change its fiscal year;

(V) change any of its cash management, cash pooling, treasury, investment or hedging practices, except in the Ordinary Course of Business;

(W) cancel, materially reduce, fail to renew or materially change the coverage limits, deductibles or scope of any material insurance policies, except in the Ordinary Course of Business;

(X) enter into any capital expenditure Contract outside the Ordinary Course of Business, or any capital expenditure Contract in excess of $250,000 individually or $1,000,000 in the aggregate; or

(Y) enter into a binding agreement to do any of the foregoing.

(iii) Seller shall cause each Acquired Company to promptly notify Buyer in writing of (A) any material written communication from FDA, any applicable state authority, any Notified Body or any other Governmental Body relating to the Acquired Companies’ compliance with Regulatory Requirements; (B) any material recall, field action or other corrective or preventive action relating to any products manufactured or supplied by the Acquired Companies; and (C) any material adverse development relating to any Product Certification, registration, listing, approval, clearance or conformity assessment.

44

(b) Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, (i) the Acquired Companies will be permitted to (A) repay, satisfy or otherwise settle any intercompany obligations, payables or loans of any kind or nature between or among any of the Acquired Companies (including through dividends and capital contributions) or repay Indebtedness or pay Company Transaction Expenses, in each case to the extent consistent with the Ordinary Course of Business and not in a manner that would reasonably be expected to materially and adversely affect the Acquired Companies taken as a whole after the Closing, and (B) at any time prior to the Closing, declare, set aside or pay cash dividends on, or make any other cash distributions in respect of, any outstanding Equity Interests of the Company, so long as, after giving effect thereto, the Acquired Companies remain solvent and adequately capitalized and such actions would not reasonably be expected to materially impede the conduct of the Acquired Companies’ business in the Ordinary Course of Business in accordance with applicable Law; and (ii) nothing herein will prevent the Acquired Companies from taking or failing to take any action, to the extent that the requirement of consent under Section 6.01(a) would violate or conflict with any applicable Laws.

(c) Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary if the Closing has not been consummated in accordance with Section 1.03 as a result of the material breach of this Agreement by Buyer, this Section 6.01 shall terminate in its entirety and the Acquired Companies shall have no further obligation to comply with this Section 6.01 (and, in such event, the Company’s compliance with this Section 6.01 shall not be taken into account for purposes of assessing whether any of the conditions set forth in Article II have been satisfied).

(d) Nothing contained in this Agreement gives Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Acquired Companies; provided, however, that nothing in this Section 6.01(d) shall limit or restrict Buyer’s rights under this Agreement, including its rights under Section 6.02 to receive information and to conduct its pre-Closing review of the Acquired Companies.

45

6.02 Access to Information. Subject to applicable Law, from the date hereof until the Closing, the Company shall (a) give Buyer, its Debt Financing Parties (provided that such Debt Financing Parties shall have signed a confidentiality agreement containing substantially similar restrictions to the Confidentiality Agreement), and its authorized Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, Contracts, Tax Returns, records of the Acquired Companies, (b) furnish to Buyer, its Debt Financing Parties, and its authorized Representatives such financial, operating, data, and relating to the Acquired Companies as such Persons may reasonably request, including, without limitation, delivery of key compliance and regulatory files to the extent reasonably necessary for Buyer’s diligence, (c) use commercially reasonable efforts to cause the appropriate officers, key employees and managers that are directly involved in such matters, of the Acquired Companies to cooperate with Buyer and its Debt Financing Parties in its investigation of the Acquired Companies, and (d) use commercially reasonable efforts to provide Buyer and the underwriter of the RWI Policy with information, documents, and explanations reasonably requested by Buyer or such underwriter to reduce or eliminate any proposed exclusions, provided, that for the avoidance of doubt, any failure to reduce or eliminate any such proposed exclusions shall not provide Buyer a right to terminate the Agreement. Any investigation pursuant to this Section 6.02 shall be conducted (i) in accordance with applicable Law, including the HSR Act and any other applicable Competition Law, and any Health Measures, (ii) during normal business hours, (iii) in such manner as not to interfere in any material respect with the normal conduct of the business of any Acquired Company, and (iv) subject to restrictions under the leases for any Leased Real Property, if any. Notwithstanding the foregoing, (A) Buyer shall not have access to (1) personnel records of the employees of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information that would reasonably be expected to be sensitive or the disclosure of which could subject any Seller Related Party to risk of liability, (2) except for purposes of Buyer obtaining updated Phase Is in coordination with the Acquired Companies, any Leased Real Property for purposes of conducting any environmental sampling or testing without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed, or (3) any information to the extent relating to any Tax Return of Seller, and (B) Seller and the Acquired Companies may withhold (1) any information relating to the sale process for any Acquired Company and information and analysis (including financial analysis) relating thereto and (2) any document or information, to the extent reasonably necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Contract or any Law or would result in the waiver of any attorney-client privilege or other legal privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, the Company shall make reasonable and appropriate substitute disclosure arrangements and shall use commercially reasonable efforts to provide Buyer with a description in reasonable detail of the information withheld under this clause (2). Seller and the Company shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Any disclosure or access provided pursuant to this Section 6.02 shall not be deemed to modify, qualify or limit any representation or warranty of Seller, the Company or any Acquired Company set forth in this Agreement, shall not be deemed to create any representation, warranty or covenant not expressly set forth in this Agreement.

46

6.03 Regulatory Filings. Each of the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts, subject to Section 6.03(f) and applicable Law, to take, or cause to be taken, all actions, and do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Contemplated Transactions as promptly as practicable following the execution and delivery of this Agreement, including using reasonable best efforts to obtain, as promptly as practicable, any consents, approvals, authorizations, declarations, waivers, franchises, Permits, certificates or orders of any Governmental Body that are required to consummate Contemplated Transactions, including the expiration or termination of any applicable waiting periods under the HSR Act and, if applicable, any other Competition Law. In furtherance of the foregoing:

(a) Each of the parties hereto shall, as promptly as practicable following the execution and delivery of this Agreement (and in any event no later than twenty (20) Business Days thereafter), file or cause to be filed with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) the Notification and Report Form required under the HSR Act in connection with the Contemplated Transactions and shall thereafter, as promptly as practicable and subject to applicable Law, provide such information, documents and materials as may be requested by the FTC or the DOJ in connection therewith, including responding to inquiries and requests for production of documents or production of witnesses for interviews, hearings or depositions, and complying with any request for additional information or documentary material. Buyer shall be solely responsible for all filing fees required to be paid in connection therewith. Any such Notification and Report Form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and other applicable Law. If Buyer determines that a withdrawal and re-filing of Buyer’s Notification and Report Form (a “Pull and Refile”) would reasonably be expected to expedite the Closing or otherwise facilitate obtaining the expiration or termination of the applicable waiting period, Buyer shall conduct a Pull and Refile in compliance with FTC Rule 16 C.F.R. § 803.12 and any other applicable Law as promptly as practicable. Without limiting the foregoing, the parties, to the extent mutually agreed, shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act. For the avoidance of doubt, nothing in this Agreement shall require any party to produce documents or information not legally required to be produced, or to waive any applicable privilege, immunity or confidentiality protection, and such party may assert all rights, objections and privileges available under applicable Law.

(b) Each of the parties hereto shall, as promptly as practicable following the execution and delivery of this Agreement, (i) make, or cause to be made, such other filings as are required to be made by such party as a condition to consummate the Contemplated Transactions pursuant to Section 2.01(a) under applicable Competition Laws, and (ii) furnish to, and otherwise cooperate with, the applicable Governmental Bodies by providing such information as may be requested by any Governmental Body and the application of the HSR Act and other applicable Competition Laws, including by responding to inquiries and requests for production of documents or production of witnesses for interviews, hearings or depositions, in each case subject to applicable Law. Any such filings and information shall be in substantial compliance with the requirements of applicable Law.

(c) Each of the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, reasonably coordinate and cooperate in good faith with each other in connection with any filing or submission, and in connection with any investigation or other inquiry, related to the HSR Act or other applicable Competition Law, and shall promptly: (i) furnish to the other party’s outside legal counsel such information and reasonable assistance as the other party may reasonably request in connection with the preparation of any filing or submission required under any Competition Law; (ii) keep the other party reasonably informed of, and, if in writing, furnish to the other party’s outside legal counsel copies of (or, in the case of oral communications, reasonably describe) any material communication from or with any Governmental Body regarding the transactions contemplated by this Agreement, including any material inquiries or requests for information from the FTC, the DOJ or any other applicable Governmental Body; (iii) to the extent not prohibited by any Governmental Body, afford the other Party the opportunity to have its counsel attend and participate in any meeting or discussion with any Governmental Body regarding the Contemplated Transactions and (iv) to the extent reasonably practicable and subject to applicable Law, permit the other party’s outside legal counsel, with reasonable notice, to review in advance any material proposed written communication or other submission to any Governmental Body regarding the transactions contemplated by this Agreement, and consider in good faith any timely comments received from such counsel, it being understood that nothing in this clause (iv) shall require either party to delay any filing, submission or communication beyond the time when such filing, submission or communication is required to be made; provide the other party’s outside legal counsel with copies of any material filings made by such party, and any material correspondence between such party (or its advisors) and any Governmental Body, regarding the transactions contemplated by this Agreement; provided, that materials may be redacted (x) to remove references concerning the valuation of the Acquired Companies and (y) as necessary or advisable to comply with contractual restrictions, address good faith legal privilege or confidentiality concerns, or comply with applicable Law.

47

(d) Each of the parties hereto, subject to applicable Law, shall not, without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed): (i) agree to extend any waiting period under the HSR Act, other than a Pull and Refile conducted consistent with Section 6.03(a) or any customary or de minimis timing accommodations requested by a Governmental Body in connection with its review; (ii) enter into any agreement or understanding with any Governmental Body not to consummate the Contemplated Transactions; or (iii) take any other action with any Governmental Body in respect of the transactions contemplated by this Agreement that is reasonably likely to prevent or materially delay consummation of the Contemplated Transactions prior to the Termination Date or that would reasonably be expected to conflict with, undermine or be inconsistent with Buyer’s rights under Section 6.03(c) or Section 6.03(f); provided, that Buyer may conduct a Pull and Refile consistent with Section 6.03(a).

(e) Except as specifically required by this Agreement, Buyer will not, and will not permit Parent or any of their respective Subsidiaries to, take any action that is reasonably likely to materially delay or impede the ability of the parties to consummate the Contemplated Transactions. In furtherance of the foregoing, Buyer will not, and will not permit Parent or any of their respective Subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase of equity or assets, or otherwise) any business or assets that would be reasonably expected to (i) materially delay the obtaining of, or materially increase the risk of not obtaining, any consent, approval or expiration or termination of any waiting period required under the HSR Act or any other applicable Competition Law necessary to consummate the Contemplated Transactions; or (ii) delay or prevent the consummation of the Contemplated Transactions.

48

(f) Buyer’s obligation to use “reasonable best efforts” in connection with the HSR Act and other applicable Competition Laws shall require Buyer, its Subsidiaries and Affiliates to: (i) make all required filings and submissions; (ii) respond in a timely manner to requests for information from any Governmental Body; (iii) seek to prevent the entry of, and defend against, any injunction, order or other action that would prohibit, enjoin or otherwise delay the consummation of the Contemplated Transactions; and (iv) contest and defend, in good faith and on the merits, any action, suit or proceeding brought by any Governmental Body challenging the Contemplated Transactions; provided, however, (x) nothing in this Section 6.03 shall require Buyer or any of its Affiliates to take, commit to take, or agree to take any action that would constitute a Burdensome Condition and (y) Buyer’s failure to take any action that would constitute a Burdensome Condition (A) shall not constitute a breach of this Agreement or (B) shall not be taken into account in determining whether any condition to Closing has been satisfied or is capable of being satisfied. For the avoidance of doubt, Buyer shall have sole discretion to determine the manner, timing and strategic conduct of any interactions with any Governmental Body, litigation or appeal, and nothing in this Agreement shall require Buyer to expedite, settle or otherwise resolve any such action prior to the Termination Date.

6.04 Conditions. Subject to the terms and conditions set forth herein (including Section 6.03) and to applicable Law, each of Seller and Buyer shall, and Seller shall cause each of the Acquired Companies to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article II including Sections 2.02 and 2.03 (other than those conditions to be satisfied at the Closing). For the avoidance of doubt, nothing in this Section 6.03(f) shall (a) expand, modify, or limit Buyer’s obligations under Section 6.03, or (b) require Buyer to take any action in connection with any Competition Law beyond those expressly set forth in Section 6.03.

6.05 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.01, Seller shall not, and shall direct each Acquired Company not to, directly or indirectly: (a) solicit, initiate or knowingly encourage or facilitate any proposal or offer from any Person (other than Buyer and its authorized Representatives) relating to an Acquisition Transaction; (b) initiate or engage in any discussions or negotiations with, furnish any non-public information to any third party (other than Buyer and its authorized Representatives) relating to an Acquisition Transaction; or (c) approve, accept, enter into, or publicly announce an intention to enter into, any Contract, term sheet, letter of intent or similar agreement relating to any Acquisition Transaction. Seller shall, and shall cause its Affiliates and the Acquired Companies to, promptly (and in any event within two (2) Business Days) notify Buyer if Seller or any Acquired Company receives any inquiry, proposal or offer relating to an Acquisition Transaction (whether solicited or unsolicited). Promptly following the execution of this Agreement by all parties hereto, Seller shall terminate and cause its Affiliates and each Acquired Company to terminate any data-room access, due-diligence access, or similar information access previously granted to any Person (other than Buyer and its authorized Representatives) relating to any potential Acquisition Transaction.

49

6.06 Contact with Customers, Suppliers and Other Business Relations. Prior to the Closing and except as otherwise agreed in the Pre-Closing Communication Plan, Buyer will not, and will cause each other Buyer Related Party not to, contact or communicate with the employees, customers, suppliers and other business relations connection with the transactions contemplated hereby without prior consultation with and written approval of Seller (which approval may be granted or withheld in Seller’s sole discretion).

6.07 Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which an Acquired Company is or will be a party and that such consents have not been obtained and may not be obtained. Notwithstanding anything to the contrary herein, Buyer agrees that neither Seller, the Company nor any of their respective Affiliates shall have any liability whatsoever to Buyer or its Affiliates (and Buyer shall not be entitled to assert any claims) solely arising out of or solely relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions by this Agreement or solely because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller or the Company contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied solely as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At Buyer’s written request prior to the Closing, the Company shall, and shall cause the other Acquired Companies to, cooperate with Buyer in any reasonable manner in connection with Buyer’s obtaining any such consents; provided that such cooperation shall not include any requirement of any Acquired Company to expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

50

6.08 Cooperation with Financing.

(a) From the date hereof until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, Seller and the Company shall cause each Acquired Company and their respective officers, employees and Representatives to use their reasonable best efforts to provide Buyer and the Debt Financing Parties with such cooperation and assistance as Buyer may reasonably request in connection with arranging, syndicating or otherwise obtaining the Debt Financing. Such cooperation shall include using reasonable best efforts to: (a) make the Acquired Companies’ senior management reasonably available for customary due diligence meetings, presentations and lender meetings (including “bank meetings” and conference calls) at reasonable times and during normal business hours; (b) to the extent requested by Buyer on behalf of the Debt Financing Parties at least ten (10) Business Days prior to the Closing Date, provide Buyer and the Debt Financing Parties at least three (3) Business Days prior to the Closing Date with such information as is reasonably required to satisfy customary “know your customer” and similar regulatory requirements; (c) provide Buyer with such customary readily available financial information regarding the Acquired Companies as may be reasonably requested by the Buyer or the Debt Financing Parties with reasonable prior written notice in connection with the Debt Financing, and reasonably assist Buyer with the preparation of pro forma financial information to the extent the underlying data is maintained by the Acquired Companies; (d) provide reasonable assistance in the preparations of and, in the case of the Acquired Companies, executing and delivering, the definitive debt financing agreements and the schedules and exhibits thereto, including the obtaining of guarantees and pledging of collateral, in each case contingent upon the occurrence of the Closing and not creating any liability prior to the Closing; and (e) assisting Buyer in the preparation, execution and delivery of customary authorization letters and information packages (including customary marketing materials) for use in connection with the Debt Financing, again without imposing any obligations that are effective prior to the Closing; provided that, for the avoidance of doubt, any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Seller Related Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof. Notwithstanding the foregoing, nothing in this Section shall require Seller, any Acquired Company or any of their Affiliates to (i) incur any liability (including personal liability of any Person) prior to the Closing, (ii) pay any fee or expense (other than de minimis administrative fees, with Buyer reimbursing all other reasonable and documented out-of-pocket costs in accordance with clause (b) below), (iii) provide any indemnity, pledge any assets or enter into any Contract that becomes effective prior to the Closing (it being agreed only officers not resigning at the Closing shall execute any documents hereunder), (iv) take any action that would reasonably be expected to conflict with or violate in any material respect applicable Law or any Material Contract, (v) would require any Acquired Company or any of their respective Representatives to pass resolutions of consents, or approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to the Debt Financing (other than, to the extent any officer of any Acquired Company shall continue in such role following the Closing Date, such document, agreement, certificate or instrument as may be reasonably requested in accordance with the provisions hereof, but the effectiveness of which shall be subject to the occurrence of the Closing) that are not contingent on, or that would be effective prior to, the occurrence of the Closing, (vi) could cause any representation or warranty in this Agreement to be breached by Seller or an Acquired Company in any material respect or could cause any condition to the Closing to fail to be satisfied by the Termination Date, (vii) prepare or deliver any projections or pro forma financial statements, (viii) take actions that would unreasonably interfere in any material respect with the ongoing operations of any Acquired Company’s business or take any action that is not within the control of any Acquired Company using commercially reasonable efforts, (ix) could cause significant competitive harm to any Acquired Company if the transactions contemplated hereby are not consummated, (x) take any action which would adversely affect the ability to assert attorney-client, attorney work product or other privilege or (xi) supply any information which such Person is under a contractual or legal obligation not to supply (provided, that the Acquired Company shall use reasonable efforts to obtain a waiver of any such confidentiality obligations).

51

(b) Notwithstanding anything to the contrary contained herein, (i) this Section 6.08 sets forth Seller’s and the Acquired Companies’ sole obligations with respect to the Debt Financing or any other debt or other financing of Buyer or any of its Affiliates and (ii) Seller and the Acquired Companies will be deemed to be in compliance with this Section 6.08 for all purposes hereunder, and Buyer shall not allege that Seller (or any other Person) is or has not been in compliance with this Section 6.07 for any purpose hereunder, unless (A) Buyer provides prompt written notice to Seller of the alleged failure to comply, specifying in reasonable detail such alleged failure, which failure to comply has not been cured on or before the Termination Date, and (B) the bad faith, fraud, gross negligence, or willful breach by Seller or the Company of this Section 6.08 was the proximate cause of the failure of the Debt Financing to be obtained on or before the Termination Date.

6.09 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose, and shall not use for any purpose other than as expressly permitted under this Agreement, any confidential, proprietary or non-public information relating to the Acquired Companies (including trade secrets, know-how, technical information, customer or supplier information, pricing, regulatory, quality-system or manufacturing information, financial information or other competitively sensitive information), except to the extent that such information (a) is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement, (b) is or becomes available to Seller or its Affiliates on a non-confidential basis from a third party not known by Seller to be under any obligation of confidentiality to Buyer or any Acquired Company, or (c) is required to be disclosed by Seller or its Affiliates in order to comply with applicable Law, stock-exchange rules or a binding order of a Governmental Body; provided that, to the extent legally permissible, Seller shall give Buyer reasonable prior notice of any such required disclosure and shall reasonably cooperate with Buyer (at Buyer’s expense) to seek confidential treatment for such information. Seller may (i) retain and use copies of such information solely to the extent reasonably necessary for Tax, financial reporting, regulatory compliance, litigation-defense purposes or to comply with applicable Law, and (ii) disclose such information to its Affiliates, attorneys, accountants and other professional advisors who have a need to know such information and who are bound by confidentiality obligations no less protective than those set forth herein. Nothing in this Section shall restrict Seller’s or its Affiliates’ use of (A) information that relates solely to Seller’s and its Affiliates’ businesses other than the business of the Acquired Company as of the date hereof, or (B) any general knowledge, skill or experience retained by Seller’s or its Affiliates’ personnel after the Closing.

6.10 Books and Records. From and after the Closing, Seller shall, and shall cause its Affiliates to, provide Buyer and its authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable prior notice, to the personnel, books and records of Seller and its Affiliates to the extent relating to the Acquired Companies and pertaining to periods or occurrences prior to the Closing Date, in each case solely for purposes of (a) Buyer’s preparation of financial statements or other financial reporting requirements, (b) responding to or cooperating with any request, audit, inquiry or investigation by any Governmental Body (including FDA, OSHA, CMS, EPA, and any applicable Notified Body or other regulatory authority), (c) complying with applicable Law, or (d) enforcing any right or remedy under this Agreement; provided that such access shall be provided in a manner that does not unreasonably interfere with the normal conduct of Seller’s or its Affiliates’ businesses. Seller shall not, and shall cause its Affiliates not to, destroy, alter or otherwise dispose of any such books and records relating to the Acquired Companies for a period of seven (7) years following the Closing Date (or such longer period as required by applicable Law or Regulatory Requirements, including FDA or EU MDR/IVDR record-retention requirements), without first giving Buyer reasonable prior notice and offering to surrender to Buyer such books and records (or such portions thereof) at Buyer’s expense. Notwithstanding anything to the contrary in this Agreement, (i) neither Seller nor any of its Affiliates shall be required to (A) take any action that would reasonably be expected to result in the waiver of any attorney-client privilege, work-product protection or other legal privilege, (B) disclose any information that is confidential or proprietary to Seller or its Affiliates and not related to the Acquired Companies, or (C) provide any information that Seller or its Affiliates are contractually or legally prohibited from disclosing, and (ii) no auditor or accountant of Seller or its Affiliates shall be obligated to make any work papers available to Buyer or its authorized Representatives unless and until Buyer (or such Representatives) has entered into a customary access agreement in form and substance reasonably acceptable to such auditor or accountant.

52

6.11 New Jersey Industrial Site Recovery Act. Seller and Buyer acknowledge and agree that the transactions contemplated by this Agreement are subject to compliance with ISRA because the Leased Real Property located at (a) 565 E Crescent Avenue, Ramsey, New Jersey (the “Ramsey Facility”) and (b) 1555 Route 73, Pennsauken, New Jersey (the “Pennsauken Facility”) are each an “Industrial Establishment” as such term is defined in ISRA. Seller shall, at its cost and expense, achieve compliance with ISRA for the Ramsey Facility and the Pennsauken Facility with respect to the Contemplated Transactions (“Seller’s ISRA Obligations”). Within five (5) calendar days of the execution of this Agreement, Seller shall provide copies to Buyer and within five (5) calendar days of the Closing Date, Seller shall file with the New Jersey Department of Environmental Protection (“NJDEP”) a General Information Notice as such term is defined in ISRA, identifying Seller as the “Person Responsible for Conducting the Remediation”; and Seller shall, at its cost and expense, retain a Licensed Site Remediation Professional and complete all actions necessary to satisfy Seller’s ISRA Obligations through an ISRA De Minimis Quantity Exemption or the filing of a Response Action Outcome, covering the Ramsey Facility and the Pennsauken Facility, either in connection with or following the Closing, and including all responses necessary pursuant to a NJDEP audit and associated documentation, which may be up to three (3) years following issuance a Response Action Outcome, as such terms are defined in ISRA. Buyer shall, and shall cause the Acquired Companies to, cooperate as reasonably necessary with Seller’s performance of Seller’s ISRA Obligations to the extent those obligations are performed following the Closing, including, without limitation, causing the Company to provide the Seller with access to the Ramsey Facility and the Pennsauken Facility on commercially reasonable terms and to execute any forms or documents that Seller reasonably identify as requiring the Acquired Companies’ or Buyer’s execution in furtherance of the Seller’s ISRA Obligations. Seller shall afford Buyer three (3) Business Days to review and comment on a draft of each deliverable or submission prior to timely submittal to NJDEP in connection with the performance of the Seller’s ISRA Obligations (including, to the extent applicable, a Remediation Certification and Remediation Funding Source filed in connection with the Closing if Seller is not able to complete Seller’s ISRA Obligations prior to Closing), and if Buyer does not provide comments within three (3) Business Days after receipt of each such draft deliverable or submission, Buyer shall be deemed to have no comments. Seller shall provide the Acquired Companies and Buyer with copies of all documents submitted by Seller to, or received by Seller from, the NJDEP in connection with the Seller’s satisfaction of its obligations under this Section 6.11. Seller shall (i) be solely responsible for all amounts owed on account of Seller’s ISRA Obligations, (ii) reserve sufficient cash prior to any distribution of the cash proceeds from the Contemplated Transactions to satisfy Seller’s ISRA Obligations until all Seller’s ISRA Obligations have been paid in full, and (iii) indemnify and hold harmless Buyer and the Acquired Companies from any amounts owing with respect to Seller’s ISRA Obligations.

53

6.12 Schedule 4.16 Matter. With respect to the matter disclosed in Schedule 4.16(a), (the “Schedule 4.16 Matter,”) Seller shall, at its cost and expense, prepare and file a single voluntary self-disclosure (“VSD”) with the applicable Governmental Body described on Schedule 4.16(a) describing the Schedule 4.16 Matter and the scope of review that led to its identification. Within ten (10) calendar days of the execution of this Agreement, Seller shall provide copies to Buyer of its draft VSD. Seller shall afford Buyer three (3) Business Days to review and provide reasonable comments on a draft of each deliverable or submission prior to timely submittal to the applicable Governmental Body described on Schedule 4.16(a)in connection with the Schedule 4.16 Matter, and if Buyer does not provide comments within three (3) Business Days after receipt of each such draft deliverable or submission, Buyer shall be deemed to have no comments. Seller shall provide the Acquired Companies and Buyer with copies of all documents submitted by Seller to, or received by Seller from, the applicable Governmental Body described on Schedule 4.16(a) in connection with the Seller’s satisfaction of its obligations under this Section6.12. To the extent the Schedule 4.16 Matter is not resolved pre-closing, Buyer shall, and shall cause the Acquired Companies to: (i) provide Seller with a copy of each correspondence, document, or request received from the applicable Governmental Body described on Schedule 4.16(a)related to the Schedule 4.16 Matter, (ii) cooperate as reasonably necessary to respond to any requests received related to the Schedule 4.16 Matter, and (iii) provide Seller with a draft of any potential response to the applicable Governmental Body described on Schedule 4.16(a) and a reasonable period of time to provide reasonable responses or revisions. Seller shall (a) be solely responsible for all amounts owed to the applicable Governmental Body described on Schedule 4.16(a) resulting from the Schedule 4.16 Matter; (b) reserve sufficient cash prior to any distribution of the cash proceeds from the Contemplated Transactions to satisfy Seller’s obligations with respect to the Schedule 4.16 Matter; and (c) indemnify and hold harmless Buyer and the Acquired Companies from any amounts owing to the applicable Governmental Body described on Schedule 4.16(a) with respect to the Schedule 4.16 Matter. This covenant shall only be modified on the basis of mutual consent of the Seller and Buyer.

6.13 Retention Bonus. In the event any Retention Payment Obligation set forth on Schedule 1.02(h) become due and payable prior to the Closing, the Seller shall, or shall cause the Company or applicable Subsidiary to, pay and satisfy the obligations of such Retention Payment Obligation prior to the Closing.

54

Article VII
Certain COVENANTS of Buyer

7.01 Access to Books and Records. From and after the Closing, Buyer will cause the Acquired Companies to provide Seller and its authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Acquired Companies with respect to periods or occurrences prior to or on the Closing Date in each case for purposes of complying with any applicable financial reporting or regulatory requirements, in connection with any audit, inquiry or investigation by a Governmental Body or as necessary to comply with applicable Law; provided, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Buyer’s business. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit any Acquired Company to, destroy, alter or otherwise dispose of any books and records of any Acquired Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof. Notwithstanding anything to the contrary in this Agreement, (a) neither Buyer nor any of its Affiliates shall be required to (i) take any action which would adversely affect the ability to assert attorney-client, attorney work product or other privilege or would compromise its confidential information or (ii) supply any information which, in its reasonable judgment, such Person is under a contractual or legal obligation not to supply or which is a trade secret or commercially sensitive and (b) no auditor or accountant of Buyer or any of its Affiliates shall be obligated to make any work papers available to the Seller and its authorized Representatives unless and until the Seller and/or its authorized Representatives has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditor or accountant, provided that, to the extent reasonably practicable and in accordance with such Law, and in a manner that does not result in the waiver of any such privilege, Buyer shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of subclauses (a) and (b) apply, which may include disclosure on a counsel-only basis or summaries of such document or information.

7.02 Employee Matters.

(a) Buyer agrees that for a period of one (1) year following the Closing Date, Buyer shall use commercially reasonable efforts to cause each employee who continues in the employ of Buyer or any Acquired Company following the Closing Date (a “Continuing Employee”), while employed, to receive an annual base salary or wage rate and short-term target cash bonus opportunities (excluding equity-based incentive opportunities), that, taken together, are at least substantially similar in the aggregate as in effect immediately prior to the Closing Date, provided, that such short-term cash bonus opportunities shall be available only to those Continuing Employees who have executed and delivered to the Company (or its applicable Affiliate) a proprietary information and inventions assignment agreement (or similar confidentiality and intellectual property agreement) in a form reasonably acceptable to Buyer. For a period of one (1) year following the Closing Date, each Continuing Employee, while employed, shall receive employee benefits (including retirement, welfare and fringe benefits, but excluding equity and equity-based benefits, U.S. defined benefit pension benefits and retiree medical benefits) that are comparable in the aggregate to those provided to such Continuing Employee by the Acquired Companies immediately prior to the Closing Date, provided that neither equity nor equity-based compensation arrangements, nor any sale, retention, transaction or change-in-control payments, shall be taken into account for purposes of determining comparability. Notwithstanding the foregoing, neither Buyer nor the Company nor any of their respective Subsidiaries shall be obligated to continue to employ any Continuing Employee for any specific period of time following the Closing Date, subject to applicable Law.

55

(b) With respect to each Continuing Employee, effective from and after the Closing, Buyer shall, and shall cause its Affiliates to provide that each Continuing Employee is credited with service, to the extent recognized by any of the Acquired Companies as of immediately prior to the Closing Date, for purposes of eligibility to participate and vesting, and, with respect to paid time off and vacation benefits only, determining level of benefits, under any comparable employee benefit plans, arrangements, collective agreements and employment-related entitlements of Buyer or any of its Subsidiaries, except to the extent such credit would result in the duplication of benefits for the same period of service; (ii) cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of comparable health and welfare plans of the Acquired Companies; and (iii) cause any eligible co-payments, deductibles and similar payments made or incurred by a Continuing Employee and his or her dependents prior to the Closing in the same plan year as the Closing, and any lifetime maximums or out-of-pocket maximums, to be recognized under the corresponding plans for the applicable plan year.

(c) The provisions contained in this Section 7.02 with respect to any employee of the Acquired Companies are included for the sole benefit of the parties and shall not create any right in any other Person, including any Continuing Employee, former employee, service provider or any participant or beneficiary in any employee benefit plan of Buyer, the Company or any of their respective Subsidiaries (or dependent or beneficiary of any of the foregoing). Nothing in this Section 7.02 shall (i) be construed as an amendment or other modification of any employee benefit plan, (ii) give any third party any right to enforce the provisions of this Agreement or (iii) limit the right of any party or any of their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan.

(d) Prior to the Closing Date, the Seller shall use its reasonable best efforts to submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments or benefits that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code. Such vote shall be undertaken in a manner that establishes the disqualified individual’s right to the payment or other compensation, including adequate disclosure to all voting stockholders of all material facts concerning all such payments or benefits and any needed waiver by the disqualified individual(s) of such payments or benefits. Seller shall provide advance copies of all materials needed to effectuate such vote, or an analysis demonstrating that no such disqualified individual could receive such parachute payments, for Buyer’s review and comment, and the Company shall consider any changes reasonably requested by Buyer in good faith. With respect to any arrangements entered into at the direction of Buyer or its Affiliates, on the one hand, and a “disqualified individual” (as defined under Section 280G of the Code), on the other hand, to be entered into prior to or in connection with the Closing (“Buyer Arrangements”) that would be reasonably likely to provide for “parachute payments” (within the meaning of Section 280G of the Code), Buyer shall provide a copy of such contract, agreement or plan to the Company at least ten (10) Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute a “parachute payment” under Section 280G of the Code; provided that, to the extent that such Buyer Arrangements are not so provided by Buyer or its Affiliates, the Company’s failure to include the Buyer Arrangements in the equityholder voting materials described herein will not result in a breach of the covenants set forth in this Section 7.02(d).

56

7.03 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Buyer will not, and will not permit any Acquired Company to, amend, repeal or otherwise modify any provision in any Acquired Company’s Organizational Documents or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any current and former officers, managers, or direct or indirect equityholders (each, a “D&O Indemnified Person”) as in effect on the date of this Agreement (to the extent made available to Buyer prior to the date of this Agreement), in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person; provided, that nothing in this Section 7.03(a) shall require any Acquired Company to maintain any provision to the extent prohibited by applicable Law.

(b) From and after the Closing, Buyer shall, and shall cause the Acquired Companies (together with Buyer, each, a “D&O Indemnifying Party”) to (i) indemnify and hold harmless the D&O Indemnified Persons for all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) pursuant to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a manager or officer or direct or indirect equityholder of any Acquired Company arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the Contemplated Transactions) (a “D&O Indemnifiable Claim”) to the extent required by the Organizational Documents of the Acquired Companies as in effect on the date of this Agreement (to the extent made available to Buyer prior to the date of this Agreement) and any indemnity agreement between any Acquired Company and any D&O Indemnified Person as in effect on the date of this Agreement and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. For the purposes of this Section 7.03(b), “D&O Expenses” will include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, claims, damages, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

57

(c) At or prior to the Closing, Seller or, at Seller’s election, Buyer will, or will cause the Acquired Companies to, in any event at Buyer’s expense, obtain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Acquired Companies’ current insurance carrier with respect to managers’ liability insurance on terms no less favorable as the Acquired Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “Tail Policies”); provided, that in no event shall the Acquired Companies pay an aggregate amount of premiums for the Tail Policies in excess of three hundred percent (300%) of the annual premium most recently paid by the Acquired Companies for their existing coverage prior to the Closing Date (the “Premium Cap”), and if equivalent coverage cannot be obtained for the Premium Cap, the Acquired Companies shall obtain as much coverage as can be obtained by paying an aggregate amount of premiums equal to the Premium Cap. Buyer shall, and shall cause the Acquired Companies to, maintain such insurance policies and shall not unilaterally cancel or reduce any coverage under the Tail Policies or take any other unilateral action that would impair the coverage thereunder. Any insurance proceeds received by Buyer or any Acquired Company from any liability insurance policies purchased or maintained in accordance with this Section 7.03(c) shall be paid to the applicable D&O Indemnified Person, to the extent Buyer or such Acquired Company has not already paid the liability on behalf of such D&O Indemnified Person or reimbursed such D&O Indemnified Person therefor, as promptly as practicable after receipt of such proceeds.

(d) Buyer hereby acknowledges (on behalf of itself and its Subsidiaries) that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses or insurance provided by current equityholders or other Affiliates of Seller or their respective equityholders (“Indemnitee Affiliates”) separate from the indemnification obligations of Buyer hereunder. The parties hereto agree that (i) solely as a result of the coverage afforded under the Tail Policies, Buyer and the Company are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Persons under the Tail Policies are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the D&O Indemnified Persons are secondary), and (ii) (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(e) In the event that all or substantially all of the assets of any Acquired Company are sold, whether in one transaction or a series of transactions, then Buyer and the Acquired Companies will, in each such case, ensure that the successors and assigns of the Acquired Companies, as applicable, assume the obligations set forth in this Section 7.03. The provisions of this Section 7.03(e) will apply to all of the successors and assigns of the Acquired Companies.

58

7.04 RWI Policy. To the extent Buyer obtains a representations and warranty insurance policy (an “RWI Policy”), Buyer shall pay the insurer of such RWI Policy the amount of any premium and all other costs required for issuance of the policy in connection with the issuance of the RWI Policy. Any such RWI Policy shall include a provision, to the extent such waiver is available on the insurer’s then-current standard terms for similar transactions and coverage, whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or its Affiliates, or any former or current general or limited partners, shareholders, managers, members or Representatives of any of the foregoing, with respect to any claim made by any insured thereunder (except for Fraud). No insured party under the RWI Policy shall waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised, without the prior written consent of Seller, except for changes required by the insurer as a condition to binding or maintaining coverage, so long as such changes do not increase Seller’s exposure.

7.05 Debt Financing. Buyer shall indemnify and hold harmless the Seller Related Parties from against all losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by any of them arising out of or relating to the obligations under Section 6.08 (other than losses, damages or claims resulting from the bad faith, fraud, willful misconduct or gross negligence of any Seller Related Party). Buyer shall promptly, upon request by Seller, reimburse any Seller Related Party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Person in connection with the cooperation contemplated by Section 6.08 (other than incurred in connection with the preparation of any financial statements or data to the extent such financial statements or data would otherwise be prepared by any Seller Related Party notwithstanding the provisions of Section 6.08).

Article VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, by written notice to the other party, if the consummation of the Contemplated Transactions is permanently enjoined or otherwise prohibited by the terms of a final, non-appealable judgment, decree or order of a court of competent jurisdiction; provided that, this right of termination shall not be available to any party who is then in material breach of this Agreement, or otherwise has not performed its obligations under this Agreement, to the extent that such material breach or failure to perform has been the cause of, or has primarily resulted in, such judgment, decree or order;

(c) by Buyer, subject to Section 6.02(d), if there has been a violation or breach by the Company or Seller of any covenant, agreement, representation or warranty contained in this Agreement which would give rise to the failure of any condition to the obligations of Buyer at the Closing (if the Closing were to occur on the date notice of such violation or breach is provided by Buyer pursuant to this Section 8.01(c)), and such violation or breach has not been waived by Buyer or cured by the Company or Seller, as applicable, within the earlier of (i) thirty days after written notice thereof from Buyer and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.01(c) will not be available to Buyer if Buyer is then in material breach of this Agreement to the extent such breach has caused the failure of the applicable condition to be satisfied;

59

(d) by Seller, by written notice to Buyer, if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which would give rise to the failure of any condition to the obligations of the Company and Seller at the Closing, and Seller has notified Buyer of such material violation or breach in writing, and such material violation or breach has not been cured by Buyer within the earlier of (i) twenty (20) days after written notice thereof from Seller and (ii) three (3) days prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.01(d) will not be available to Seller to the extent Seller or the Company is then in material breach of this Agreement and such breach has caused the failure of the applicable condition to be satisfied;

(e) by either Buyer or Seller if the Contemplated Transactions have not been consummated by 5:00 P.M. Eastern Time on the date that is 120 days after the date hereof (the “Termination Date”); provided that, this right of termination shall not be available to any party if such party’s material breach of any representation, warranty, covenant or obligation under this Agreement has caused, or, the transactions contemplated hereby not to have been consummated on or before the Termination Date; provided, further, that any party shall have the right, by written notice delivered to the other parties prior to the then-applicable Termination Date, extend the Termination Date for one additional period (not to exceed an aggregate of 30 days) if, as of such time: (A) all of the conditions set forth in Sections 2.02 and 2.03 (other than those conditions which by their nature are to be satisfied at the Closing) have been satisfied or waived, and (B) the only conditions set forth in Section 2.01 that have not been satisfied relate to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Competition Laws;

(f) by Seller, if (i) all of the conditions in Sections 2.01 and 2.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, (ii) Buyer has failed to consummate the Closing by the Scheduled Closing Date, (iii) Seller has irrevocably confirmed in writing to Buyer that each of the Company and Seller is ready, willing and able to consummate the Closing as of such date and within two (2) Business Days thereafter, and (iv) Buyer has failed to consummate the Closing on or prior to the second (2nd) Business Day following the date of delivery of such written notification described in the foregoing clause (iii) by Seller.

8.02 Effect of Termination. In the event of the termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 8.02 and Article XI hereof which will survive the termination of this Agreement in accordance with their terms; provided, that (a) the Confidentiality Agreement will survive the termination of this Agreement for a period of five years following the date of such termination), (b) there will be no liability on the part of any of the parties to one another, except in the case of Fraud or Willful Breach, and (c) that any action or inaction by Buyer under Section 6.03(f) shall not constitute a breach or Willful Breach of this Agreement or give rise to any liability of Buyer. For the avoidance of doubt, in no event shall any party be entitled to recover, and no party shall be liable for, any damages based on lost profits, diminution in value, benefit-of-the-bargain, special, indirect, incidental, exemplary, consequential or punitive damages, except to the extent such damages are available in the case of Fraud or Willful Breach, provided that any claim which the Company or Seller may have in connection with a termination of this Agreement will be enforceable by the Company or Seller for the benefit of all such Persons.

60

Article IX

ADDITIONAL COVENANTS AND AGREEMENTS

9.01 No Survival; Exclusive Remedy.

(a) The representations, warranties, covenants and agreements contained in this Agreement or in any document, agreement, certificate or instrument delivered pursuant to or otherwise contemplated by this Agreement will not survive beyond the Closing (with the parties hereto agreeing to contractually shorten any applicable statutes of limitation) such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at Law or in equity) may be brought after the Closing with respect thereto, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, except for (i) claims for Fraud asserted against the Person committing such Fraud and (ii) those covenants and agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Closing (including Section 6.11 and Section 6.12, all covenants and agreements set forth in Article IX and Article XI) which, unless otherwise indicated, will survive the Closing in accordance with their respective terms until fully performed or satisfied or, if no performance is specified, indefinitely (with the parties hereto agreeing to contractually lengthen any applicable statutes of limitation).

(b) From and after the date hereof until the Closing, Buyer’s and the other Buyer Related Parties’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, any Exhibit or Disclosure Schedule or other Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith or therewith, or as a result of any of the transactions contemplated hereby or thereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, will be solely against the parties to this Agreement pursuant to the provisions of Article VIII or Section 11.19 in accordance with the terms hereof. From and after the Closing, Buyer’s and the other Buyer Related Parties’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby or otherwise with respect to the ownership or operation of the Acquired Companies at or prior to the Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at Law or in equity, on public policy grounds, under, or based upon, any federal, state, local or foreign statute, Law (including common law), ordinance, rule or regulation or otherwise (including under CERCLA (or any other Environmental Law), securities Laws or RICO and any other right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) for conspiracy, aiding or abetting or other similar claim (including with respect to a claim permitted against a party to this Agreement) or otherwise), will be solely and exclusively against a party to this Agreement for (i) breach of any agreement or covenant by such party herein surviving, and requiring performance at or after, the Closing (i) to the extent provided in Section 9.01(a), (ii) pursuant to the provisions of the Escrow Agreement, or (iii) claims for Fraud by any party to this Agreement against another party to this Agreement that committed such Fraud. In furtherance of the foregoing, Buyer hereby waives any and all other remedies solely to the extent expressly set forth in this Section 9.01 and agrees that no Buyer Related Party may avoid or circumvent the limitations set forth in this Section 9.01 by seeking damages for breach of contract, tort or pursuant to any other theory of liability, or by asserting any claim against any Non-Recourse Party with respect to a claim that may be asserted against a party to this Agreement; provided, however, that nothing herein limits or restricts Buyer’s rights with respect to (A) a claim of Fraud asserted against the Person committing such Fraud, (B) breaches of covenants or agreements required to be performed after the Closing, (C) specific performance, injunctive or other equitable relief pursuant to Section 11.19, or (D) Buyer’s rights to make claims under, or recover under, any RWI Policy, and nothing herein shall impair, limit or restrict the ability of Buyer or any insured to make claims under, or recover under, the RWI Policy. The parties hereto agree that the limits imposed on Buyer’s and the other Buyer Related Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 9.01(b)) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

61

BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER RELATED PARTIES (INCLUDING THE ACQUIRED COMPANIES AFTER THE CLOSING), EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, INCLUDING CALIFORNIA CIVIL CODE SECTION 1542 AND ANY OTHER SIMILAR STATUTES. CALIFORNIA CIVIL CODE SECTION 1542 PROVIDES:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(c) Buyer and the other Buyer Related Parties acknowledge and agree that, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Seller relating to the operation or their respective businesses or of this Agreement or the Disclosure Schedules, and the Contemplated Transactions, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), are hereby irrevocably waived. Furthermore, without limiting the generality of this Article IX, no claim shall be brought or maintained by, or on behalf of, any of Buyer or the Buyer Related Parties against any of the Seller or the Seller Related Parties, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedule and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of, any of their assets, or any actions or omissions at, or prior to, the Closing. Buyer and the Buyer Related Parties hereby agrees to indemnify and hold harmless the Seller from and against, and in respect of, any and all losses, liabilities, damages, obligations, costs or expenses (including reasonable legal fees) incurred Seller as a result of any such claim brought or maintained by the Buyer or any Buyer Related Party against the Seller in contravention of this Article IX.

(d) Nothing contained in this Article IX shall in any manner limit or restrict a claim for (i) Fraud (which may only be asserted against the Person committing such Fraud) or (ii) Buyer’s Affiliates’ liability for failure to pay the amounts required under this Agreement, including the Purchase Price.

9.02 Tax Matters.

(a) Tax Returns. Buyer will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Acquired Companies that have not yet been filed as of the Closing Date. Any such Tax Return shall be prepared in a manner consistent with the past practices of the Acquired Companies except as required by applicable Law; provided, that to the extent Buyer prepares any such Tax Return in a manner inconsistent with the past practices of the Acquired Companies pursuant to this Section 9.02(a), such inconsistency shall be disregarded for purposes of determining the final Purchase Price under Section 1.02.

(i) The parties intend that the Contemplated Transactions are structured in a manner that causes the taxable period of the Company to end as of the Closing Date for federal (and applicable state and local) income Tax purposes (and Buyer shall take any and all actions reasonably necessary and permitted by applicable Law to effectuate this result, including by including the Company in its Affiliated Group filing a consolidated federal income Tax Return beginning on the date after the Closing Date).

62

(ii) With respect to the preparation of Tax Returns and for all purposes of this Agreement, Buyer and Seller agree that all Transaction Deductions will be treated as properly allocable to the Pre-Closing Tax Period to the maximum extent permitted by applicable Tax Law. Buyer will include all such Transaction Deductions as deductions in the Tax Returns of the Company or its Subsidiaries for the Pre-Closing Tax Period that ends on the Closing Date. In connection with the foregoing, the parties agree to treat 70% of any success-based fees as deductible for U.S. federal income tax purposes pursuant to Revenue Procedure 2011-29.

(iii) To the extent any portion of the Transaction Deductions are not included as a deduction in the Tax Returns of the Company or its Subsidiaries for the Pre-Closing Tax Period under applicable Tax Law, or result in a loss that is carried forward, such amounts and/or loss carryforward shall be deducted on Buyer’s, the Company’s or their Subsidiaries’ or Affiliates’ earliest Tax Return filed in which such Transaction Deductions or loss carryforward may be deducted pursuant to applicable Tax Law.

(b) Transfer Taxes. Buyer shall be responsible for and pay all Transfer Taxes arising from the purchase and sale of the Securities hereunder. Buyer, with cooperation of Seller, shall prepare and file all necessary Tax Returns and other documentation in connection with such Transfer Taxes, and the costs of preparing and making such filings shall by paid by Buyer if and when due.

(c) Negative Tax Covenants. To the extent it would reasonably be expected to result in an adjustment to the Purchase Price under Section 1.02 or any Tax refund to which Seller is entitled hereunder, Buyer will not, without the Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) cause or permit the Company or its Subsidiaries to (i) file, amend or otherwise modify any Tax Return that relates in whole or in part to any Pre-Closing Tax Period, (ii) make or change any election that has retroactive effect to any Pre-Closing Tax Period, (iii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period, (iv) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, (v) extend or waive, or cause to be extended or waived, or permit the Company or any of its Subsidiaries to extend or waive, any statute of limitations or other period for assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (vi) cause the Company or its Subsidiaries to take any action after the Closing on the Closing Date outside of the Ordinary Course of Business unless otherwise provided by this Agreement; provided, that, notwithstanding the foregoing, Buyer shall be entitled to file an amended 2024 Federal Return in order to attach the high-tax election statement described in Schedule 4.09 Item 3 with respect to the Dutch Subsidiary, but solely to the extent to the extent not filed by the Company prior to the Closing.

63

(d) Cooperation. The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation or review of any Tax Returns, including the filing of any claim for refund resulting from a carryback of a Transaction Deduction, any Tax Contest or other examination in connection with an administrative or judicial proceeding involving a Taxing Authority relating to Taxes, and the enforcement of the provisions of this Section 9.02. Such cooperation will include, upon Seller’s request, retaining and providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.

(e) Tax Refunds. Except to the extent taken into account in the calculation of Net Working Capital, Seller will be entitled to any Tax refunds of the Company and its Subsidiaries that are received by Buyer, the Company or its Subsidiaries, and their Affiliates, and any amounts credited against Tax to which Buyer, the Company or its Subsidiaries, and their Affiliates become entitled in any Post-Closing Tax Period, that relate to or arise from any Pre-Closing Tax Period. Buyer will pay over to the Seller any such refund or the amount of any such credit within ten days after actual receipt or realization of such refund or credit against Taxes. If Buyer, the Company or its Subsidiaries has the option to receive or realize either a Tax refund or a Tax credit with respect to Taxes paid for a Pre-Closing Tax Periods, in lieu of such credits, it shall claim the refund to the maximum extent possible. The parties agree to treat any payments of Tax refunds (or credits) pursuant to this Section 9.02(e) as adjustments to the Purchase Price for all applicable Tax purposes. For the avoidance of doubt, Seller shall not be entitled to any payment, compensation, or other value in respect of any net operating losses, tax basis increases, tax credits, or other Tax attributes of the Company or its Subsidiaries to the extent such attributes do not result in a Tax refund (or credit in lieu thereof) in respect of a Pre-Closing Tax Period or directly reduce Taxes payable in a Post-Closing Tax Period.

(f) Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Taxes based on or measured by income, payroll or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the taxable period ending on and including the Closing Date and the taxable period beginning after the Closing Date in proportion to the number of days in each period.

(g) Tax Contests. Buyer shall notify Seller within ten days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period (a “Tax Contest”). Buyer shall control, or cause the Company and its Subsidiaries to control, the conduct of any such Tax Contest; provided that to the extent that the outcome of such Tax Contest could reasonably be expected to result in an adjustment to the Purchase Price under Section 1.02 or in a reduction in a Tax refund (i) Seller, at its sole expense, shall have the right to participate in such Tax Contest and (ii) Buyer or the Company or its Subsidiaries shall not settle or otherwise compromise any such Tax Contest without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

64

(h) No 338/336 Elections. Buyer and its Affiliates shall not make an election under Code Sections 338 or 336 (or any comparable provision of state, local or non-U.S. Law) in respect of the transactions pursuant to this Agreement.

(i) Intermediary Transaction Tax Shelter. Buyer shall not take any action with respect to the Company or its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

9.03 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Article X

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“Accounts Receivable” means, with respect to any Acquired Company, (a) all trade accounts receivable and other rights to payment from customers of such Acquired Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of such Acquired Company, (b) all other accounts or notes receivable of such Acquired Company and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Companies” means the Company and its Subsidiaries.

“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Acquired Companies or (b) any sale, lease, license, transfer or disposition of any business or material assets of the Acquired Companies, other than sales of Inventory in the Ordinary Course of Business, consistent with past practice.

65

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. In no event shall: (i) any Acquired Company be considered an Affiliate of any portfolio company of any investment fund or vehicle affiliated with or managed by Arcline or (ii) any portfolio company of any investment fund or vehicle affiliated with Arcline be considered an Affiliate of any Acquired Company.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) of which the Company is or has been a member.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended and in effect from time to time.

“Agreed Accounting Principles” means the same accounting methods, policies, practices, procedures, classifications, judgments and estimation methodologies set forth on Schedule 10.01(a).

“Ancillary Documents” means the documents, agreements, statements and certificates being executed and delivered in connection with this Agreement and the Contemplated Transactions.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and all other applicable foreign or domestic laws or regulations relating to public or private bribery, corruption, kickbacks, improper payments, gratuities, embezzlement, or money laundering, including any such laws or regulations of the European Union, its member states, the United Kingdom, Ireland, the Netherlands, and any other jurisdiction in which the Acquired Companies conduct business or have conducted business.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and all other applicable foreign or domestic competition, merger control, antitrust, or fair-competition laws, including the Competition Laws of the European Union, its member states, the United Kingdom, Ireland, the Netherlands, and any other jurisdiction in which the Acquired Companies conduct business or where the consummation of the Contemplated Transactions is subject to review or approval.

“Applicable Earnout Agreement” means, as applicable, (i) the GenX Earnout Agreement or (ii) the Innova Earnout Agreement.

“Applicable Earnout Obligation” means, as applicable, (i) the GenX Earnout Obligation pursuant to the terms and conditions of the GenX Earnout Agreement or (ii) the Innova Earnout Obligation pursuant to the terms and conditions of the Innova Earnout Agreement.

“Applicable Earnout Payment Date” means the date which it is finally determined that the Applicable Earnout Obligation is due and payable in accordance with the terms and conditions of the Applicable Earnout Agreement.

66

“Applicable Maximum Earnout Obligation” means, as applicable, (i) the Maximum GenX Earnout Obligation set forth on the Earnout Payments Schedule on Schedule 1.02(h) with respect to such GenX Earnout Obligation and pursuant to the terms and conditions of the GenX Earnout Agreement or (ii) the Maximum Innova Earnout Obligation set forth on the Earnout Payments Schedule on Schedule 1.02(h) with respect to such Innova Earnout Obligation and pursuant to the terms and conditions of the Innova Earnout Agreement.

“Applicable Retention Agreement” means, with respect to any Retention Payment Obligation, the applicable retention, stay-bonus, transaction bonus or similar agreement, arrangement or understanding governing such Retention Payment Obligation.

“Arcline” means Arcline Investment Management LP, a Delaware limited partnership.

“Burdensome Condition” means any requirement, condition, undertaking or limitation (whether by consent decree, hold separate order, or otherwise as proposed, demanded or sought by any Governmental Body) that would require Buyer or any of its Affiliates, or any Acquired Company, to: (i) sell, divest, license, hold separate, discontinue, limit or otherwise dispose of any assets, businesses, product lines or interests of Buyer, the Company or any of their respective Affiliates; (ii) take, or commit to take, any action that would reasonably be expected to limit or impair in any material respect the ability of Buyer or any of its Affiliates to own, operate or control any of their respective businesses, assets or interests from and after the Closing; or (iii) enter into any agreement, commitment or understanding with any Governmental Body that would restrict, condition, delay or prohibit the consummation of the Contemplated Transactions, except that any “Pull and Refile” conducted consistent with Section 6.03(a) shall not be considered a Burdensome Condition.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in San Francisco, California or Charlotte, North Carolina are not open for business.

“Buyer Related Parties” means, collectively, Buyer, its Affiliates, and their respective directors, managers, officers, employees, owners, advisors, and Representatives.

“Cash” means, as of the Measurement Time and calculated in accordance with Agreed Accounting Principles, all cash and cash equivalents (including demand deposits, money markets or similar accounts, and short-term investments), marketable securities, short-term liquid investments, to the extent convertible into cash within sixty (60) days of the Acquired Companies, in each case, including any interest attributable thereto; provided that, Cash will be (a) increased by (i) all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit and (ii) any and all credit card receivables and credit card deposits in transit (in each case only to the extent there has been a corresponding reduction in Net Working Capital) and (b) net of (i) all issued, pending, outstanding and uncleared outgoing checks, drafts, and electronic or wire transfers and debits of the Acquired Companies.

“CBA” means any collective bargaining agreement, enterprise agreement or other Contract with any Union.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

67

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” means an employee of the Acquired Companies.

“Company Legal Counsel” means, collectively, Kirkland & Ellis LLP, Fredrikson & Byron, P.A., Crowell & Moring LLP, and Paul Hastings LLP.

“Company IP Agreements” means: (a) all Contracts pursuant to which any Acquired Company is a party relating to the license, sublicense, or similar right with respect to Intellectual Property, other than (i) non-exclusive licenses of Generally Available Software or (ii) Incidental Licenses; (b) all settlement agreements, coexistence agreements, non-assert or covenants not to sue relating to Intellectual Property; and (c) all Contracts materially restricting the use or enforcement of any material Owned Intellectual Property.

“Company Transaction Expenses” means, without duplication (a) the aggregate out of pocket fees and expenses of the Acquired Companies relating to the Contemplated Transactions to (i) Houlihan Lokey and William Blair & Company, L.L.C. for investment banking services for the Company, (ii) Company Legal Counsel for legal services to the Company and (iii) PricewaterhouseCoopers, LLP for tax and accounting services to the Company, and (b) any change of control, transaction, retention or similar payments that are triggered in whole or in part as a result of the Contemplated Transactions, including any “double-trigger” arrangements where the second condition is satisfied at or prior to the Closing, in each case for clauses (a) and (b) above to the extent unpaid as of the Closing and to the extent solely related to the Contemplated Transactions; provided that in no event will Company Transaction Expenses include (A) any expenses of, or expenses initiated at the request of, Buyer or any of its Affiliates, whether related to their respective financing activities related to the Contemplated Transactions or otherwise, (B) the costs and expenses contemplated by Section 6.03, (C) the costs and expenses associated with the Tail Policies, (D) the costs and expenses associated with the Escrow Account, (E) any Transfer Taxes, (F) any amounts included in the calculation of Net Working Capital or Indebtedness, and (G) any fees, costs, or expenses incurred at or subsequent to the Closing.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment, including the HSR Act and investment screening Laws.

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 27, 2025, between the Buyer and William Blair & Company, L.L.C., on behalf of Seller.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contingent Workers” means all individual personal service providers who are natural persons (e.g., independent contractors and consultants), temporary employees and leased employees engaged by any Acquired Company and classified by any Acquired Company as other than employees.

68

“Contract” means any oral or written agreement, license, sublicense, lease, sublease, contract, instrument, arrangement, understanding, deed, mortgage, bond or other legally enforceable arrangement, instrument, promise, undertaking, obligation or commitment.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Debt Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Buyer in lieu of the Debt Financing under the Debt Commitment Letter in connection with Contemplated Transactions, including the parties to the Debt Commitment Letter and any joinder agreements, engagement letters, purchase or underwriting agreements, indentures or credit agreements relating thereto and their respective representatives, successors and assigns; provided, that Buyer and its Subsidiaries shall not be Debt Financing Parties.

“Debt Financing Related Parties” means, collectively, the Debt Financing Parties’ respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives, and their respective successors and assigns.

“Disclosure Schedules” means the disclosure schedules delivered by the parties on the date hereof.

“Earnout Escrow Account” means the escrow account established by the Escrow Agent to hold the Earnout Escrow Amount.

“Earnout Escrow Amount” means the sum of (i) Maximum GenX Earnout Obligation, plus, (ii) Maximum Innova Earnout Obligation, plus, (iii) the Retention Payment Obligations.

“Environmental Laws” means all Laws governing pollution, protection or use of the environment, public or workplace health and safety relating to exposure to Hazardous Substances, including CERCLA, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Equity Interests” of any Person means any and all shares of capital stock, partnership interest, membership interest or other voting or equity interests of such Person, any and all warrants, options or other convertible or right to any equity interests of such Person that otherwise entitle any other Person to participate or share in the equity, profits, earnings, losses, gains or distributions of assets of such Person (including equity appreciation, phantom equity, profit participation or similar rights) and any and all securities exchangeable for or convertible or exercisable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

69

“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, in the form of Exhibit A attached hereto, to be entered into by Buyer, Seller, and the Escrow Agent.

“Escrow Amount” means $10,000,000.00 (TEN MILLION UNITED STATES DOLLARS).

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (disregarding any interest accrued on the Escrow Amount) minus the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Foreign Investment Laws” means foreign direct investment laws or other similar applicable laws, that provide for national security reviews or reviews of foreign direct investment in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Body outside the United States.

“Fraud” means actual and intentional fraud on the part of any of Seller, the Company, or Buyer with respect to the making of the representations and warranties contained in this Agreement; provided, that (i) such party had actual knowledge that the representations and warranties made by such party were actually breached when made, (ii) such representations and warranties were made with the express intent to induce another party to rely thereon and take action (or refrain from taking action) to such other party’s detriment, (iii) such reliance and subsequent action (or inaction) by such other party was reasonable and justifiable and (iv) such action (or inaction) resulted in actual material damages to such other party. For the avoidance of doubt, “Fraud” does not include equitable fraud, constructive fraud, unfair dealings fraud, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“Fundamental Representations” means those representations and warranties contained in Section 3.01 (Organization and Power), Section 3.02 (Authorization; Valid and Binding Agreement), Section 3.04 (Ownership), Section 4.01 (Organization and Power), Section 4.02 (Subsidiaries), Section 4.03(a) (Authorization; Valid and Binding Agreement; Governmental Consents); Section 4.04(a) and 4.04(b) (Capitalization), Section 4.18 (Affiliated Transactions), Section 4.23 (Brokerage), Section 5.01(Organization and Power), Section 5.02 (Authorization; Valid and Binding Agreement), Section 5.06 (Brokerage), Section 5.08 (Immediately Available Funds).

“GAAP” means United States generally accepted accounting principles, as of the relevant date(s) of application thereof.

70

“Generally Available Software” means any generally commercially available Software in executable code form licensed pursuant to a shrink wrap or a click wrap license agreement or other standard license terms and conditions.

“Generative AI Tools” means artificial intelligence technology or similar tools or models capable of automatically producing various types of content (such as source code, text, video, images, audio, and synthetic data) based on user-supplied content, inputs or prompts.

“GenX Earnout Agreement” means that certain Asset Purchase Agreement, dated January 30, 2025, by and among GenX Buyer, LLC, GenX Medical, LLC, Tyler Ware, Tony Ware, and Matt Carchidi.

“GenX Earnout Obligation” means the earnout obligations of the applicable Acquired Company set forth and in accordance with the GenX Earnout Agreement.

“Government Official” means (a) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Body, (b) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Body or (c) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Body” means any federal, state, local, municipal, foreign or other government, governmental or quasi-governmental authority, or any department, agency, commission, board, division, subdivision, bureau, authority, instrumentality, court, arbitration panel, tribunal, self-regulatory organization, or other body exercising or purporting to exercise any administrative, executive, judicial, legislative, regulatory, taxing, supervisory or enforcement authority, including any industry, accreditation, standards-setting or similar body, and any Notified Body or other conformity assessment body with authority over, or whose requirements are binding upon, the Acquired Companies.

“Hazardous Substance” means any toxic or hazardous material, substance or waste, or any pollutant or contaminant, including petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead, urea formaldehyde, per- and polyfluoroalkyl substances, radon gas or mold, in each case as defined, designated, classified or regulated under any applicable Environmental Laws.

“Health Emergencies” means any epidemic, pandemic and/or disease outbreak (including COVID-19).

“Health Measures” means any measures taken to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, pronouncement, recommendations or guidelines by any Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group in connection with or in response to any Health Emergencies and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

71

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incidental License” means a (a) Contract under which any Owned Intellectual Property is licensed to a contractor or vendor of the Company or one of its Subsidiaries for its or their benefit; or (b) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales, supply, manufacturing or marketing Contract that includes an incidental license to use the Trademarks of either party thereto for the purposes of advertising or marketing, (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains an Intellectual Property license or (iii) a nondisclosure Contract entered into in the Ordinary Course of Business.

“Indebtedness” means, calculated in accordance with the Agreed Accounting Principles, without duplication, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties (in each case, to the extent reflective of amounts actually due), of all indebtedness for borrowed money of the Acquired Companies owed under a credit facility, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet prepared using GAAP, (c) for the deferred purchase price of any property, securities, business, assets or services (including earn-outs, post-closing “true-ups”, purchase price adjustment obligations, seller notes and similar liabilities, whether or not contingent, calculated as the maximum amount payable), and (d) any Pre-Closing Income Taxes. Notwithstanding the foregoing, Indebtedness does not include (i) any operating or lease obligations (other than capital leases pursuant to clause (b)) or leases classified as operating leases in the Financial Statements, and any operating leases arising after the latest date of the Financial Statements, (ii) any intercompany obligations, payables or loans of any kind or nature between or among any of the Acquired Companies, to the extent reconciled and eliminated, (iii) obligations arising from any financing, debt or other similar arrangements of or at the direction of Buyer or its Affiliates, (iv) all liabilities or obligations incurred at the direction of Buyer and its Affiliates, and (v) any amounts included in Net Working Capital, the Applicable Maximum Earnout Obligation, or Company Transaction Expenses.

“Innova Earnout Agreement” means that certain Asset Purchase Agreement, dated August 22, 2025, by and among Innova AcquisitionCo, LLC, Innova Design, Inc., Ziyun Chen, and Lixia Qiao.

“Innova Earnout Obligation” means the earnout obligations of the applicable Acquired Company set forth and in accordance with the Innova Earnout Agreement.

“Intellectual Property” means all intellectual property rights arising anywhere in the world in or under: (a) registered and unregistered trademarks and applications for registration of same, service marks, logos, slogans, trade dress and any other indicators of source (and all goodwill associated with any of the foregoing) (“Trademarks”) and trade names; (b) copyrights, copyright registrations and applications for copyright registration, including any copyrights arising in computer Software or corollary database rights, and mask work rights (“Copyrights”); (c) patents and patent applications (including all reissues, divisions, continuations, continuations in part and extensions thereof) (“Patents”); (d) proprietary rights in computer software, data and databases, operating systems, tools, interfaces, firmware, middleware, modules, modes, control logic, automation code, algorithms and routines (in each case, as applicable, in source code and object code form) and all documentation and materials relating to any of the foregoing (“Software”); (e) internet domain names and social media identifiers; (f) Trade Secrets and other proprietary inventions, invention disclosures, formulae, processes, methodologies, techniques, protocols, layouts, specifications, technical information and know-how and (g) all other intellectual property rights or proprietary rights of any kind.

72

“International Trade Laws” means any of the following: (a) any applicable Laws concerning the importation of merchandise, items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any applicable Laws concerning the exportation, re-exportation, or anti-boycott of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any applicable economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State or the United Nations, and (d) any other applicable Laws related to the import and export activities of the Acquired Companies.

“Inventory” means all inventory of the Acquired Companies used in the Ordinary Course of Business, whether held at any Acquired Company facility or premises controlled by such Acquired Company or in transit to or from any Acquired Company, including all raw materials, supplies, components, packaging, finished goods, spare parts, maintenance and repair parts, goods in transit, customer-specific or custom-built inventory, whether owned, leased, consigned to the Acquired Companies, or produced by or for the Acquired Companies.

“IRS” means the U.S. Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and its implementing regulations, including N.J.A.C. 7:26B.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, Order, ordinance, Permit, directive, guidance, notice, interpretation, policy, rule, regulation, tariff, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, whether or not such directive, guidance, notice, interpretation or policy has the force of law, and, for the sake of clarity, includes, but is not limited to, Competition Laws and Environmental Laws.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or undeterminable.

“Liens” means any lien, mortgage, security interest, deed of trust, pledge, charge, right of first refusal or other encumbrance.

“Litigation” shall mean any action or litigation (whether at law or in equity), claim, charge, audit, complaint, investigation, suit, arbitration, litigation or judicial, administrative, regulatory or similar proceeding (whether civil, criminal, administrative or judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Body.

73

“Lower Net Working Capital Amount” means $53,000,000.00 (FIFTY THREE MILLION UNITED STATES DOLLARS).

“Management Agreements” means, collectively, (a) that certain Advisory Services Agreement, dated March 24, 2020, by and between Seller and Arcline and (b) that certain Consulting Services Agreement, dated March 24, 2020, by and between Seller and Arcline.

“Management Equity Agreements” means the “Management Equity Agreements” as set forth on Schedule 4.14(k).

“Material Adverse Effect” means any material adverse effect on the results of operations or financial condition of the Acquired Companies taken as a whole, after taking into effect any insurance recoveries actually received; provided, that any adverse change, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement or the Ancillary Documents; (b) the identity of, or the effects of any facts or circumstances relating to, Buyer or its Affiliates; (c) business or political conditions or conditions generally affecting the industry or segments therein in which the Acquired Companies participate, including the industries of medical manufacturing or distribution and services related thereto, the U.S. or global economy as a whole or the capital, credit or financial markets in general or the markets in which the Acquired Companies operate (including any disruption thereof and any decline in the price of any security or any market index); (d) any action taken or statement made by Buyer or its Affiliates or their respective Representatives; (e) compliance with the terms of, or the taking of any action required by, this Agreement or the Ancillary Documents or approved by Buyer, or of which Buyer has knowledge, including any action taken in connection with obtaining regulatory or third-party approvals, licenses or consents or any change, effect, event, occurrence or development resulting therefrom; (f) the effect of any breach, violation or non-performance of any provision of this Agreement by Buyer or its Affiliates or any action taken by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement; (g) any change in accounting requirements or principles (including GAAP) or any change in applicable Laws or the interpretation or enforcement thereof by any Governmental Body, including the imposition or modification of any tariffs, duties, trade restrictions, trade policies or trade disputes, any anti-dumping actions, international sanctions, any “trade war” or similar actions in the United States or any other country or region in the world, or entry into any trade agreements; (h) changes to applicable laws, statutes, regulations, guidance, enforcement policies or practices of the U.S. Food and Drug Administration or other comparable regulatory bodies, or delays in approvals or clearances that affect the industry of medical device manufacturing or distribution and services related thereto; (i) changes in Medicare, Medicaid or other third-party reimbursement programs, including any changes to applicable laws, statutes, regulations, guidance or related policies; (j) actions required to be taken under applicable Laws or Contracts; (k) any natural disaster or acts of nature or any national or international political or social conditions, including (1) any acts of war (whether or not declared), armed hostilities, sabotage, terrorism or cyberterrorism occurring after the date of this Agreement, (2) the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, or (3) civil unrest, protests or public demonstrations and any governmental responses thereto; (l) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body; (m) any actual or potential break-up of any existing policy or economic union of or within any country or countries, or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such policy or economic union; (n) Health Emergencies or Health Measures, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (o) any failure by any Acquired Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (other than facts underlying such failure); (p) any deterioration in the business, financial condition and/or prospects of the Acquired Companies (taken as a whole) to the extent it relates to or arises out of circumstances or conditions existing as of the date of this Agreement and set forth in the Disclosure Schedules; (q) any adverse change in or effect on the business of the Acquired Companies that is cured by or on behalf of the Acquired Companies before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 8.01; (r) any adverse change in or effect on the business of the Acquired Companies that is caused by any delay in consummating the Closing in accordance with Section 1.03 as a result of (1) any violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing, (2) the institution of any suit or action by any Governmental Body or third party that is generally applicable to transactions of the type contemplated hereby or reflects a change in enforcement policy of general applicability, but excluding any such suit or action that is specific to, or arises out of facts and circumstances uniquely relating to, the Acquired Companies or the Contemplated Transactions; (3) the failure to satisfy the condition to Closing set forth in Section 2.01(a) as of the Closing Date in accordance with Section 1.03 (including as a result of a request for additional information under the HSR Act or other Competition Laws), other than to the extent such request, delay, or failure arises out of or results from a breach by Seller of its obligations under Section 6.03, or (4) Buyer’s failure to consent to any of the actions restricted by Section 6.01(b) solely to the extent that such failure constitutes a breach by Buyer of Section 6.01(b);(s) any changes in Laws including any new or modified legislation, regulation, or policy relating to artificial intelligence, Generative AI Tools, or data privacy, (t) any computer hacking, data breaches, ransomware or other unauthorized acquisition or disclosure of any data (including any personally identifiable information) and (u) industry-wide shortages, interruptions or delays in the supply of equipment, components, materials, manufacturing inputs or services, in each case not uniquely affecting the Acquired Companies; provided, further, that any change, effect, event, occurrence, state of facts or development referred to in clauses (c) through (n) and (s) shall not be excluded from the determination of whether a Material Adverse Effect has occurred to the extent such change, effect, event, occurrence, state of facts or development has a materially disproportionate adverse effect on the Acquired Companies, taken as a whole.

74

“Maximum GenX Earnout Obligation” means the maximum earnout obligation of the appliable Acquired Company set forth on the Earnout Payments Schedule on Schedule 1.02(h) with respect to such GenX Earnout Obligation.

“Maximum Innova Earnout Obligation” means the maximum earnout obligation of the applicable Acquired Company set forth on the Earnout Payments Schedule on Schedule 1.02(h) with respect to such Innova Earnout Obligation.

“MDR” means Regulation (EU) 2017/745 of the European Parliament and of the Council on medical devices, together with any implementing acts, delegated acts, guidance, and corresponding national laws, as amended or replaced from time to time.

“Measurement Time” means 11:59 p.m. Eastern Time on the calendar day immediately preceding the Closing.

“Net Working Capital” means, as of the Measurement Time, and calculated in accordance with the Agreed Accounting Principles (a) the current assets (excluding Cash and any deferred Tax and income Tax assets) of the Acquired Companies, minus (b) the current liabilities (excluding items constituting Indebtedness, Company Transaction Expenses, any deferred Tax and income Tax liabilities and any intercompany obligations, payables or loans of any kind or nature between or among any of the Acquired Companies) of the Acquired Companies, in each case using the same trial balance accounts set forth on the illustrative calculation of Net Working Capital included as Part III to Schedule 10.01(a) and calculated in accordance with the Agreed Accounting Principles provided that, for purposes of this definition, the amount of Taxes will be determined as of the end of the Closing Date. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.

“NJDEP” has the meaning set forth in Section 6.11.

“Notified Body” means any governmental, quasi-governmental, or third-party body designated or recognized by a regulatory authority - including the FDA, the European Commission, the Medicines and Healthcare products Regulatory Agency (MHRA), or any successor agency - to perform conformity assessments, audits, inspections, certifications, or quality-system evaluations relating to medical devices, in vitro diagnostics, or combination products.

“Open Source Software” means any Software that is licensed pursuant to a license now or in the future approved by Open Source Initiative and listed at <http://www.opensource.org/licenses> or that is considered “Free” or “open source software” by the Free Software Foundation.

“Order” means any order, judgment, injunction, decree, writ, ruling, award, assessment, settlement, stipulation, determination or other requirement, whether preliminary, final, binding or non-binding, in each case issued, entered, rendered or imposed by or with any Governmental Body.

“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice; provided, that any action taken, or omitted to be taken, in response to any pandemic, epidemic or disease outbreak shall be deemed to be in the Ordinary Course of Business only to the extent (i) consistent with the past practice of the Acquired Companies in responding to similar events and (ii) reasonably necessary to comply with applicable Law or Health Measures.

75

“Organizational Documents” means (a) in the case of a corporation, its charter and bylaws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation, or similar organizational document, its partnership agreement and the Organizational Documents of any general partner; (c) in the case of a limited liability company, its articles of organization, certificate of formation, or similar organizational documents and its operating agreement, limited liability company agreement, or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation, or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Acquired Company.

“Pennsauken Facility” has the meaning set forth in Section 6.11.

“Permit” means all approvals, authorizations, certificates, consents, licenses, registrations, clearances, exemptions, notifications, listings, certifications, accreditations and permits issued, granted, required or otherwise made available by any Governmental Body, including any Regulatory Permits, establishment registrations, device listings, certifications, quality-system approvals, environmental permits, operating permits, export or import authorizations, and any other authorizations necessary for the Acquired Companies to own, lease or operate their properties or to conduct their businesses as presently conducted.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by any Acquired Company, (b) mechanic’s, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Acquired Companies’ businesses, (e) public roads and highways, (f) matters which would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (h) purchase money Liens and Liens securing rental payments under capital lease arrangements, (i) licenses of Intellectual Property entered into in the Ordinary Course of Business, (j) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and (k) those matters identified on Schedule 10.01(c).

76

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

“Plan” means: (a) any “pension plans” (as defined under Section 3(2) of ERISA); (b) “welfare plans” (as defined under Section 3(1) of ERISA) or any other material employee benefit plan, program or arrangement; (c) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (d) each option, unit purchase, equity-based compensation, bonus or incentive award, severance, deferred compensation, employment, compensation, change in control, retention, retirement, welfare, cafeteria or flexible benefit, fringe benefit, postemployment welfare, vacation, paid time-off, or supplemental income plan, program, agreement or arrangement and all other similar material employee benefit plans, programs, agreements and arrangements not described in clause (c) of this definition; and (e) each plan, program, agreement or arrangement providing compensation to employees or non-employee directors of to the Company or any of its Subsidiaries (except for offer letters and employment agreements that provide for employment that is terminable at will and without material cost or liability to the Company or its Subsidiaries), in each case of clauses (a), (b), (c), (d) and (e), sponsored, maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate, or with respect to which any Acquired Company or any ERISA Affiliate has any current or contingent future liability, for the benefit of, or relating to any current or former employee, officer, director, or individual consultants of any Acquired Company (or their spouses, dependents, or beneficiaries).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion that begins after the Closing Date for any Straddle Period.

“Pre-Closing Communication Plan” means the communication plan jointly agreed by Buyer and Seller prior to the date hereof relating to communications with Significant Customers and Significant Suppliers prior to Closing (with the understanding that such communication plan may be agreed by email correspondence).

“Pre-Closing Income Taxes” means an amount equal to the sum of any unpaid income Taxes of the Company (which may be less than zero) for any Pre-Closing Tax Period for which a Tax Return has not been filed prior to the Closing, solely in jurisdictions where Acquired Companies have filed Tax Returns for its most recently filed taxable year or has first established nexus since its most recently filed Tax Return and that relate to Tax Returns that are first due (with extension) after the Closing Date, calculated as of the end of the Closing Date in accordance with past practices of the Acquired Company and by taking into account any Transaction Deductions to the extent at least “more likely than not” permitted by applicable Law.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Quality Agreement” means any written quality agreement, technical agreement, supplier quality agreement, or other written arrangement between an Acquired Company and a customer (or, if applicable, a supplier) that allocates quality, regulatory, documentation, inspection, testing, release, post-market, traceability, complaint-handling, or other quality-system responsibilities relating to the design, development, manufacture, processing, assembly, testing, packaging, labeling, servicing or distribution of Products.

77

“Ramsey Facility” has the meaning set forth in Section 6.11.

“Regulatory Permit” means any Permit issued by, or required to be maintained with, any Governmental Body under any Regulatory Requirements, including establishment registrations, device listings, certifications, clearances, approvals and other authorizations relating to the manufacture, processing, assembly, testing, packaging, labeling, servicing, distribution or post-market activities for Products.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping in, into, onto or through the environment or any building, structure, facility or fixture.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.

“Retention Payment Date” means the date which it is finally determined that a Retention Payment Obligation is due and payable in accordance with the terms and conditions of the Applicable Retention Agreement.

“Retention Payment Obligation” means, with respect to any individual, the amount set forth opposite such individual’s name on Schedule 1.02(h), representing any unpaid retention payment, unpaid bonus, or other unpaid compensation that is payable to such individual.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject of or target of any Sanctions, which includes, as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea region of Ukraine.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person located, organized, or resident in a Sanctioned Country with which or whom dealings are prohibited by any party to this Agreement, or (c) any Person that is 50 percent or greater owned by any Person or Persons described in clause (a) above.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State, or (b) the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s ISRA Obligations” has the meaning set forth in Section 6.11.

78

“Seller Related Parties” means, collectively, Seller, the Acquired Companies, their respective Affiliates and their respective directors, managers, officers, employees, owners, advisors and Representatives.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company, as applicable.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax imposed by a Governmental Body, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Trade Secret” means anything that qualifies as a ‘trade secret’ pursuant to applicable Law.

“Transaction Deductions” means all deductions related to or arising out of the transactions contemplated by this Agreement including any deductions relating to (a) the stay bonuses, sale bonuses, change in control payments, severance payments, retention payments, cancellation or similar payments with respect to any stock options, compensation recognized with respect to the vesting of any restricted stock or similar payments made by any Acquired Company on or prior to the Closing Date or included in the computation of Net Working Capital, (b) the amount of any employment Taxes, including the employer’s share of any payroll Taxes, incurred with respect to the amounts set forth in clause (a) of this definition incurred by any Acquired Company on or prior to the Closing Date or included in the computation of Net Working Capital, (c) the fees, expenses and interest (including amounts treated as interest for U.S. federal Income Tax purposes and any breakage fees or accelerated deferred financings fees) incurred by any Acquired Company with respect to the payment of the Indebtedness, (d) the Company Transaction Expenses, (e) the transaction costs (other than the Company Transaction Expenses) of any Acquired Company with respect to the Contemplated Transactions that were paid on or prior to the Closing Date or included in the computation of Net Working Capital, and (f) any success-based fees that were paid by or on behalf of any Acquired Company.

79

“Transfer Taxes” means all transfer or similar Taxes (excluding Taxes measured by net income), including sales, real property, use, excise, stock transfer, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges, together with any interest, penalties or additions to such Transfer Taxes.

“Union” means any union, works council or other labor organization.

“Upper Net Working Capital Amount” means $57,000,000.00 (FIFTY SEVEN MILLION UNITED STATES DOLLARS).

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act, any state mini-WARN Law, in each case, as amended and in effect, or any similar Laws.

“Willful Breach” means (a) an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act could be expected to constitute a material breach of this Agreement, and such breach (i) resulted in, or contributed to, the failure of any of the conditions set forth in Article II to be satisfied or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 1.03, (b) the failure of Buyer to deliver at the Closing the full consideration payable, or to consummate the Closing, pursuant to Article I under this Agreement, (c) a termination of this Agreement pursuant to Section 8.01(d) (with or without the passage of time), or (d) a breach by Buyer of Section 5.08.

10.02 Other Definitional Provisions.

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified, provided, that no such revision, amendment or successor law shall retroactively alter the meaning of any covenant, obligation or agreement required to be performed prior to the Closing or the determination of whether any such covenant, obligation or agreement was satisfied.

80

(c) All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.

(d) Exhibits and Disclosure Schedules to this Agreement are incorporated herein for all purposes.

(e) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(f) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided. For purposes of calculating the Final Purchase Price, amounts not in U.S. dollars will be converted from their applicable currencies to U.S. dollars at the exchange rate as published in The Wall Street Journal, as of the Closing Date; provided, that, notwithstanding the foregoing, for purposes of calculating the Estimated Purchase Price, amounts not in U.S. dollars will be converted from their applicable currencies to U.S. dollars at the exchange rate as published in The Wall Street Journal, as of the date one day prior to the delivery of the good faith estimates delivered pursuant to Section 1.02(b).

(g) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(h) The word “threatened” means threatened in writing.

(i) All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.

(j) The phrase “date hereof” means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto.

(k) Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”.

(l) Any term defined in any Section of this Agreement (whether appearing before or after this Article 10) shall have the same meaning throughout this Agreement. For the avoidance of doubt, a term defined in any Section of this Agreement shall be deemed an included defined term for all purposes of this Agreement, whether or not such term is cross-referenced or separately defined in this Article 10.

81

10.03 Index of Defined Terms.

Accounts Receivable	60
Acquired Companies	60
Acquisition Transaction	60
Affiliate	61
Affiliated Group	61
Affordable Care Act	61
Agreed Accounting Principles	61
Agreement	1
Ancillary Documents	61
Anti-Corruption Laws	61
Antitrust Law	61
Applicable Earnout Agreement	61
Applicable Earnout Obligation	61
Applicable Earnout Payment Date	62
Applicable Maximum Earnout Obligation	62
Arcline	62
Audited Financial Statements	13
Business Day	62
Buyer	1
Buyer Related Parties	62
Cash	62
CBA	62
CERCLA	62
Closing	6
Closing Statement	2
Code	62
Company	1
Company Confidential Information	21
Company Employee	62
Company IP Agreements	63
Company Legal Counsel	63
Company Name	80
Company Systems	20
Company Transaction Expenses	63
Competition Laws	63
Confidentiality Agreement	63
Contemplated Transactions	63
Contingent Workers	63
Continuing Employee	49
Contract	63

82

Copyrights	67
COVID-19	63
D&O Costs	51
D&O Expenses	51
D&O Indemnifiable Claim	51
D&O Indemnified Person	51
D&O Indemnifying Party	51
Disclosure Schedules	64
Disputed Items	3
Earnout Escrow Account	64
Earnout Escrow Amount	64
Electronic Delivery	93
Embedded Software	20
Environmental Laws	64
Equity Interests	64
ERISA	64
ERISA Affiliate	64
Escrow Account	64
Escrow Agent	64
Escrow Agreement	64
Escrow Amount	64
Escrow Funds	64
Estimated Purchase Price	2
Final Purchase Price	4
Financial Statements	13
Foreign Investment Laws	64
Foreign Person	36
Fraud	65
Fundamental Representations	65
GAAP	65
Generally Available Software	65
Generative AI Tools	65
GenX Earnout Agreement	65
GenX Earnout Obligation	65
Government Official	65
Governmental Body	66
Governmental Consents	12
Hazardous Substance	66
Health Emergencies	66
Health Measures	66

83

HSR Act	66
Incidental License	66
Indebtedness	66
Independent Accountant	3
Innova Earnout Agreement	67
Innova Earnout Obligation	65
Intellectual Property	67
Interim Financial Statements	13
International Trade Laws	67
Inventory	67
IRS	68
ISRA	68
JAMS	85
Law	68
Leased Real Property	14
Liability	68
Liens	68
Litigation	68
Lower Net Working Capital Amount	68
Management Agreements	68
Material Adverse Effect	68
Material Contract	18
Material Contracts	18
Maximum GenX Earnout Obligation	70
Maximum Innova Earnout Obligation	70
MDR	70
Measurement Time	70
Net Working Capital	70
NJDEP	71
Non-Recourse Parties	90
Notified Body	71
Objections Statement	3
Open Source Software	71
Order	71
Ordinary Course of Business	71
Organizational Documents	71
Owned Intellectual Property	71
Patents	67
Pennsauken Facility	71
Permit	72
Permitted Liens	72
Person	72
Plan	72

84

Post-Closing Tax Period	73
Pre-Closing Tax Period	73
Privacy Requirements	21
Products	32
Purchase Price	2
Quality Agreement	73
Ramsey Facility	73
Real Property Leases	14
Registered Intellectual Property	19
Regulatory Permit	73
Regulatory Requirements	24
Release	73
Representative	73
RWI Policy	53
Sanctioned Country	73
Sanctioned Person	73
Sanctions	73
Securities	1
Securities Act	73
Seller	1
Seller Related Parties	74
Seller’s ISRA Obligations	74
Software	67
Straddle Period	74
Subsidiary	74
Tax	74
Tax Returns	74
Taxes	74
Taxing Authority	74
Termination Date	54
the Company’s knowledge	80
Third-Party Systems	20
Trade Secret	74
Trademarks	67
Transaction Deductions	74
Transfer Taxes	75
Union	75
Upper Net Working Capital Amount	75
Waiving Parties	88
WARN Act	75
Willful Breach	75
Written Statement	4

85

Article XI

MISCELLANEOUS

11.01 Press Releases and Communications; Use of Company Name.

(a) Except as expressly permitted by this Section 11.01(a), no press release or public announcement related to this Agreement or the Contemplated Transactions or any other announcement or communication to the employees, customers or suppliers of any Acquired Company will be issued or made by any party hereto prior to the Closing without the joint approval of Buyer and Seller, unless required by Law or by the rules of any applicable securities exchange, in which case the disclosing party may make such disclosure without the other party’s prior consent or review; provided that, to the extent practicable and permitted by applicable Law, the disclosing party shall use reasonable efforts to provide the other party with notice of such disclosure prior to its release and the disclosing party provides the other party with prior notice and a reasonable opportunity to review and comment on the proposed disclosure and considers in good faith such other party’s reasonable comments. Notwithstanding the foregoing, (i) Buyer and Parent may (A) issue a press release or make a public announcement related to this Agreement or the Contemplated Transactions without the Seller’s consent solely to the extent necessary or appropriate to comply with applicable Law, SEC rules or stock exchange requirements, provided that, to the extent practicable and permitted by applicable Law, the Buyer and/or Parent shall provide the Seller with prior notice and a reasonable opportunity to review and comment on the proposed press release or announcement and considers in good faith Seller’s reasonable comments (the “Buyer’s Press Release”), and (B) make public statements with respect to this Agreement and the Contemplated Transactions without the Seller’s consent to investors, analysts and financing sources, in each case, solely to the extent in compliance with applicable Law, SEC rules, stock exchange requirements, or Buyer’s ordinary-course public-company disclosure practices; and (ii) Seller and any Acquired Company may (A) following the issuance of Buyer’s Press Release, issue a press release or make a public announcement related to this Agreement or the Contemplated Transactions without the Buyer’s consent that is consistent in all material respects with Buyer’s Press Release; and (B) make any announcement to its employees (including in connection with any works council notifications), customers and other business relations to the extent such Acquired Company reasonably determines in good faith that such announcement is necessary or advisable, in the case of subclause (a)(ii)(A) and (a)(ii)(B) so long as, to the extent practicable and permitted by applicable Law, the disclosing party provides the Buyer with prior notice and a reasonable opportunity to review and comment on the proposed announcement and considers in good faith the Buyer’s reasonable comments.

86

(b) Following the Closing, each party hereto and its Affiliates may issue any press release or public announcement related to this Agreement or the Contemplated Transactions in accordance with Section 11.01(a); provided, however, that (A) with respect to all press releases or public announcements described in either Section 11.01(a) or this Section 11.01(b), no party shall make any knowingly false or knowingly misleading public statement about the other party or any of its Affiliates in any such press release or public announcement related to this Agreement or the Contemplated Transactions, and (B) any public announcement that is required by Law or by the listing requirements of any applicable stock exchange to include information concerning Seller, Arcline or their Affiliates (including the Purchase Price) may be made without the consent of Seller so long as the disclosing party, to the extent practicable and permitted by applicable Law, provides Seller with prior notice and a reasonable opportunity to review and comment on the proposed announcement and considers in good faith Seller’s reasonable comments. Notwithstanding anything herein to the contrary, nothing herein shall restrict Buyer or its Affiliates from making any disclosure (including press releases, earnings calls, SEC filings, and investor presentations) necessary or appropriate to comply with applicable Law, SEC rules, or stock exchange requirements.

(c) For the avoidance of doubt, the parties acknowledge and agree that Seller and any of its Affiliates who is an investment fund may disclose the economic terms of the transactions contemplated hereunder, this Agreement and the other transaction documents to its Affiliates and any current or potential investor in such fund(s) in connection with fundraising, marketing, informational, or reporting activities or otherwise in the ordinary course of such Person’s business so long as the Person to whom such disclosure is made is bound by confidentiality obligations, provided that no such disclosure shall include any confidential information of Buyer or the Acquired Companies other than the economic terms of the transactions. Notwithstanding anything contained herein to the contrary, in no event will Buyer or, after the Closing, the Acquired Companies have any right to use Arcline’s name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Arcline; provided that nothing in this sentence shall prevent Buyer or any Acquired Company from using, with the express consent of Arcline, which shall not be unreasonably withheld, conditioned or delayed, in a factual and non-promotional manner, Arcline’s name or mark (i) as required by Law, SEC rules or by any listing requirements of any applicable stock exchange, (ii) in SEC filings, earnings releases, investor presentations, analyst materials or other ordinary-course public-company communications, or (iii) to the extent necessary or appropriate to describe the historical ownership or identity of Seller or an Acquired Company in connection with the Contemplated Transactions.

(d) Effective as of the Closing Date, the Company hereby grants, on behalf of itself and its Subsidiaries, and will cause each of its Subsidiaries to grant, to Arcline and its Affiliates and each of their respective successors and assigns a non-exclusive, perpetual, royalty-free, worldwide right and license to use the name and related marks and logos of the Acquired Companies (collectively, the “Company Name”) on its printed materials and website and in other forms and media for the sole purpose of describing the prior ownership of, or Arcline’s and any of its Affiliates’ current or former interest in, the Acquired Companies and the associated businesses. Nothing contained herein will waive or restrict or otherwise limit any rights that Arcline or any of its Affiliates may have under applicable Law or otherwise, including the right to use the Company Name in a descriptive manner or for any nominative fair use or fair use.

87

11.02 Expenses. Except as otherwise expressly provided herein (including Sections 2.03(h), 6.03, 7.03(c) and 9.02(b)), each party will each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

11.03 Knowledge Defined. As used in this Agreement, the term “the Company’s knowledge” means the actual knowledge on the date hereof, after reasonable inquiry of any of the following executive officers of the Acquired Companies: Robbie Atkinson, Rick Stetler, Crew Feighery (solely with respect to Section 4.10 and Section 4.21), Jenna Price and Amber Fields, none of whom will have any personal liability or obligations regarding such knowledge.

11.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by e-mail to the email address set out below (with all e-mail notices expressly stating in the subject line “NOTICE UNDER PULSE PURCHASE AGREEMENT”), if such e-mail copy is delivered (by confirmation of delivery generated by the applicable e-mail application) before 5:00 p.m. on a Business Day at the recipient’s location (otherwise the next Business Day), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer (and, after the Closing, the Company):

c/o Perimeter Solutions, Inc.

8000 Maryland Ave. Suite 350

Clayton, MO 63105 USA

Attention: Noriko Yokozuka, General Counsel

Email: [                                                                                 ]

with a copy to (which will not constitute notice):

Nixon Peabody LLP

Tower 46, 55 West 46th Street

New York, NY 10036-4120

Attention: Kevin M. Grant; Patrick Toolan

E-mail: [                                                                                ]

Notices to Seller (and, before the Closing, the Company):

c/o Arcline Investment Management LP

3803 Bedford Avenue, Suite 106

Nashville, TN 37215

Attention: Shyam Ravindran; Robert Nelson

E-mail: [                                                                                ]

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: Rodin M. Hai-Jew, P.C.; Michael J. White

E-mail: [                                                                                ]

and

Fredrikson & Bryon, P.A.

60 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention: Zach Olson; Carl Numrich

E-mail: [                                                                                ]

88

11.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided that, (a) Seller may assign its rights under this Agreement to any successor by operation of Law or otherwise, (b) that Seller’s assignee shall assume all of Sellers’ obligations and liabilities of hereunder, and (c) that Buyer, without the consent of Seller or any other party hereto, may assign any or all of its rights and interests hereunder for collateral, but not its obligations, to any lender providing financing to Buyer or to the Debt Financing Parties or may assign this Agreement to any of its Affiliates (provided, that any such assignment shall not relieve Buyer of its obligations hereunder). Buyer acknowledges that no agreement between Buyer and any of its Affiliates or Representatives shall amend this Agreement unless executed in accordance with Section 11.08.

11.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision as applied (a) to other Persons or circumstances or (b) in any other jurisdiction, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

11.07 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement; provided that (a) each section of the Disclosure Schedules shall constitute an exception to, or as applicable, disclosure for the purposes of, the representation and warranty, covenant or other provision of this Agreement corresponding to such section of the Disclosure Schedules; and (b) each section of the Disclosure Schedules will be deemed to incorporate by reference, and each representation and warranty set forth in Article III and Article IV will be deemed to be qualified by, all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such disclosure to the other section is reasonably apparent on the face of such disclosure (and without reference to any document referred to therein). Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. For the avoidance of doubt, Buyer may rely on each representation and warranty independently, and no representation or warranty shall be limited by the existence of another, more specific representation or warranty. Except to the extent otherwise expressly provided in this Agreement, the specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

11.08 Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by Buyer, the Company and Seller; provided that (a) Section 7.02 will not be amended or waived without the consent of a majority of the D&O Indemnified Persons; (b) Section 11.01 will not be amended or waived without the consent of Arcline; and (c) Sections 11.05, 11.08, 11.11, 11.12, 11.13, 11.14, 11.15 and 11.16(d), in each case to the extent such Sections adversely impact the rights, obligations or liabilities of any of the Debt Financing Parties or Debt Financing Related Parties, will not be amended or waived without the consent of the Debt Financing Parties. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

11.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement and of any provision herein will be deemed to not provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and that such drafts will be deemed joint work product of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

89

11.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

11.11 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any of the Debt Financing Parties or Debt Financing Related Parties related to this Agreement, the Debt Financing or the Contemplated Transactions, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter or any Debt Financing), will be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York.

11.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 1.02 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER) AND SECTION 11.14 (WHICH WILL GOVERN ANY DISPUTE AFTER THE CLOSING NOT SEEKING INJUNCTIVE RELIEF), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (OR IF SUCH COURT LACKS JURISDICTION, ANY OTHER STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF OR ANY OTHER LITIGATION, ACTION OR PROCEEDING (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND/OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREBY OR THEREBY AND BY THIS AGREEMENT IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY LITIGATION, ACTION OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND/OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREBY OR THEREBY, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH LITIGATION, ACTION OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE LITIGATION, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LITIGATION, ACTION OR PROCEEDING IS IMPROPER OR THAT THE LITIGATION, ACTION OR PROCEEDING SHOULD BE DISMISSED OR STAYED BY VIRTUE OF ANY OTHER LITIGATION, ACTION OR PROCEEDING. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.04, IN ADDITION TO ANY OTHER METHOD OF SERVICE OF PROCESS PERMITTED BY APPLICABLE LAW; PROVIDED, THAT NOTWITHSTANDING THE FOREGOING, ANY PARTY HERETO MAY COMMENCE A LITIGATION, ACTION OR PROCEEDING IN ANY JURISDICTION TO ENFORCE AN ORDER OR JUDGEMENT ENTERED BY THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (OR ANY OTHER STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE COURT, IF SUCH COURT OF CHANCERY LACKED JURISDICTION) IN ANY LITIGATION, ACTION OR PROCEEDING IN ACCORDANCE WITH THIS SECTION 11.12. THE PARTIES HERETO AGREE THAT EACH PARTY WILL BE ENTITLED TO SEEK AN EXPEDITED PROCEEDING WITH RESPECT TO ANY CLAIMS UNDER THIS AGREEMENT, AND NEITHER PARTY SHALL OPPOSE ANY MOTION FOR EXPEDITED PROCEEDINGS OR THE GRANTING OF EXPEDITED PROCEEDINGS AVAILABLE UNDER APPLICABLE LAW. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any of the Debt Financing Parties or Debt Financing Related Parties related to this Agreement, the Debt Financing or the Contemplated Transactions, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter or any Debt Financing), will be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York.

90

11.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (including but not limited to any litigation against or involving any of the Debt Financing Parties or Debt Financing Related parties in any way relating to this Agreement, the Debt Financing or the COntemplated Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13. A COPY OF THIS SECTION 11.13 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

91

11.14 Arbitration of Disputes.

(a) Except for (i) disputes arising under Section 1.02 (which shall be resolved exclusively in accordance with the procedures set forth therein), (ii) claims seeking injunctive or other equitable relief, including actions for specific performance (which shall be brought exclusively in accordance with Sections 11.12, 11.13 and 11.19), (iii) disputes arising under Section 11.16 (including any claim relating to attorney-client privilege, work product or conflicts matters) and (iv) disputes involving any of the Debt Financing Parties or Debt Financing Related Parties (which disputes will be subject to the last sentence of Section 11.12), all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), excluding disputes regarding whether a matter falls within the carve-outs in Section 11.14(a), which shall be determined exclusively by the Court of Chancery of the State of Delaware, shall be finally settled by binding arbitration in accordance with the JAMS (“JAMS”) Comprehensive Arbitration Rules & Procedures (“JAMS Rules”) and in accordance with the expedited procedures in the JAMS Rules. Any party hereto aggrieved may commence such binding arbitration by delivery of a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days’ notice to the other party, be submitted to JAMS arbitration in San Francisco, California. If the aggregate amount in dispute (including claims and counterclaims) as reasonably asserted by the parties is less than $10,000,000, the arbitration shall be conducted before a single arbitrator appointed in accordance with the JAMS Rules. If the aggregate amount in dispute (including claims and counterclaims) as reasonably asserted by the parties is $10,000,000 or more, the arbitration shall be conducted before a panel of three arbitrators in accordance with such rules. The arbitration shall be conducted in accordance with the expedited procedures set forth in the JAMS Rules as they exist on the date such arbitration commences, including Rules 16.1 and 16.2 of the JAMS Rules. The arbitration hearings and all related proceedings shall be conducted remotely (including by videoconference) unless the parties mutually agree in writing to conduct any hearing or proceeding in person. In the case of a three-arbitrator panel, Buyer and Seller will each appoint one arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators will appoint the third and presiding arbitrator within 14 days of the appointment of the second arbitrator; provided, that any arbitrator not timely appointed herein will be appointed by JAMS upon the written demand of any party to the dispute. The arbitrator(s) may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b) The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators will only be authorized to interpret the provisions of this Agreement, and will not amend, change or add to any such provisions. The parties hereto agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement (other than disputes, controversies or claims arising under Section 1.02 (which will be resolved in accordance with the dispute resolution provisions set forth therein) or other claims seeking injunctive relief (for which the provisions of Section 11.12, Section 11.13 and Section 11.19 will be applicable)). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby irrevocably waive any and all right to a trial by jury in or with respect to such litigation.

92

(c) The arbitrators will be authorized to apportion their fees and expenses as the arbitrators deem appropriate, and the arbitrator(s) may award to the prevailing party its reasonable attorneys’ fees and expenses, in addition to any other relief to which such party may be entitled. Each party will otherwise bear its own fees and expenses, including the fees of its own attorneys, except as otherwise awarded by the arbitrator(s).

(d) The parties hereto and the arbitrators will keep confidential, and will not disclose to any Person, except the parties’ advisors and legal representatives, or as may be required by Law, the existence of any controversy under this Section 11.14, the referral of any such controversy to arbitration or the status or resolution thereof. Notwithstanding the foregoing, either party may disclose information regarding the arbitration to its Affiliates and its and their financing sources, accountants, auditors, insurers (including RWI Policy insurers), regulators and prospective or actual acquirers, solely on a need-to-know basis and each such party has executed and is subject to a confidentiality agreement to hold such information confidential.

(e) The parties hereto may seek any interim or conservatory relief, including an injunction or injunctions to prevent breaches of this Agreement in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding will be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity. The application of a party to an above-mentioned judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal will not be deemed to be an infringement or a waiver of Section 11.14 and will not affect the relevant powers reserved to the arbitral tribunal.

11.15 No Third Party Beneficiaries. Certain provisions of this Agreement, including Sections 7.03, 11.01, 11.16 and 11.17(b) are intended for the benefit of, and will be enforceable as third-party beneficiaries by, (a) Arcline (and other indirect stockholders of the Company) by, (b) the D&O Indemnified Persons (solely with respect to Section 7.03), (c) Company Legal Counsel (solely with respect to Section 11.16), and (d) the Non-Recourse Parties (solely with respect to Section 11.17(b)). In addition, the provisions of Sections 11.05, 11.08, 11.11, 11.12, 11.13, 11.14, 11.15 and 11.16(d), in each case to the extent such Sections affect the rights, obligations or liabilities of any of the Debt Financing Parties or Debt Financing Related Parties, are intended for the benefit of, and will be enforceable as third-party beneficiaries by, each of the Debt Financing Parties and Debt Financing Related Parties. Except as expressly provided in the preceding two sentences, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement. Seller will not revoke the Company’s third party beneficiary rights under any of the Management Equity Agreements between Seller, on the one hand, and all of the partners therein who are Company Employees, on the other.

93

11.16 Representation of Seller and its Affiliates.

(a) Buyer agrees, on its own behalf and on behalf of the Buyer Related Parties, that (a) one or more of the Acquired Companies and Seller (and its controlling Affiliate) have retained Company Legal Counsel to act as their counsel in connection with the transactions contemplated by this Agreement as well as other past matters, (b) Company Legal Counsel have not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and no Person other than the Acquired Companies and Seller (and its controlling Affiliate) has the status of a Company Legal Counsel client for conflict of interest or any other purpose as a result thereof, and (c) following the Closing, Company Legal Counsel may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement, the negotiation, execution or performance of this Agreement or the Contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Company Legal Counsel prior to the Closing Date of any Acquired Company. Buyer and the Company (on behalf of itself and its Subsidiaries) hereby (i) irrevocably waive any claim they have or may have that Company Legal Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Buyer or any Acquired Company and Seller or any of its Affiliates, Company Legal Counsel may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any Acquired Company and even though Company Legal Counsel may have represented an Acquired Company or other Persons in a matter substantially related to such dispute and may be handling other ongoing matters for a Buyer Related Party, the Company, or any of their respective Subsidiaries. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Company Legal Counsel, and Buyer’s consent with respect to this waiver is fully informed.

(b) Subject to the proviso that the following applies only to privileged communications and work product prepared by or at the direction of Company Legal Counsel, Buyer and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among and Company Legal Counsel, on the one hand, and the Acquired Companies, and Seller or Seller’s Affiliates and Representatives, on the other hand, that relate in any way to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or any Acquired Company. In addition, if the Closing occurs, all of the client files and records in the possession of Company Legal Counsel related to this Agreement, the negotiation, execution or performance of this Agreement or the Contemplated Transactions will continue to be property of (and be controlled by) Seller and no Acquired Company will retain any copies of such records or have any access to them; provided that the Acquired Companies shall retain possession of and access to non-privileged business records and ordinary-course operational files (including financial and operational data) and nothing in this Section shall be deemed to transfer ownership of such ordinary-course business records to Seller. Notwithstanding the foregoing, Buyer and the Acquired Companies may use and rely upon any non-privileged factual information contained in such communications to the extent reasonably necessary for post-Closing financial reporting, Tax, regulatory, audit, compliance or ordinary-course operational purposes.

94

(c) Without limiting the foregoing, Buyer and the Acquired Companies, on behalf of themselves, their Affiliates, Subsidiaries and their respective current and future members, partners, equityholders, Representatives and each of the successors and assigns of the foregoing (the “Waiving Parties”), hereby acknowledge and agree that all (x) emails and other communications from or among any Seller Related Party, any Acquired Company, or any Affiliates, directors, managers, officers, employees, agents, advisors, attorneys, accountants, consultants or other Representatives of any Seller Related Party or Acquired Company concerning, related to or in respect of the sale process, this Agreement or any agreement entered into in connection herewith or related hereto (including all prior drafts), the assets, liabilities, operations, prospects and condition of any Acquired Company and their businesses as related to the foregoing, and any other matter relating to any of the foregoing (whether or not such email or other communication is entitled to any attorney-client or other privilege) and (y) documents or materials created by or on behalf of any Seller Related Party or any Acquired Company in connection with, in preparation for, related to or arising out of the sale process, any prior sale processes, this Agreement or any agreement entered into in connection herewith or related hereto (including all prior drafts) and the subject matter hereof and thereof, or any dispute or proceeding arising out of or relating to, the sale process, this Agreement, any agreement entered into in connection herewith, the Contemplated Transactions or any matter relating to any of the foregoing (collectively, the “Deal Communications”), will be exclusively owned and controlled by Seller and will not pass to or be claimed by Buyer, the Company or any Subsidiaries thereof and from and after the Closing none of Buyer, the Company or any Subsidiaries thereof or any other Person purporting to act on behalf thereof or any of the Waiving Parties will seek to access, obtain, use, rely on or otherwise disclose the Deal Communications, including, without limiting the foregoing, by or through any legal or other process, without in each case first obtaining Seller’s consent, provided, further, that nothing in this Section 11.16(c) shall prohibit Buyer or the Acquired Companies from using non-privileged factual information contained in any Deal Communications to the extent reasonably necessary for post-Closing financial reporting, audit, Tax, regulatory or ordinary-course operational purposes, except that (i) if Buyer or the Company reasonably determines in good faith that disclosure of Deal Communications is required by applicable Law, by the rules of any applicable securities exchange, or a validly served, non-waivable legal process, in which case Buyer or the Company may make such disclosure without the Seller’s prior consent or review; provided that, to the extent practicable and permitted by applicable Law, the Buyer or the Company shall use reasonable efforts to provide the Seller with notice of such disclosure prior to its release and the Buyer or the Company provides the Seller with prior notice and a reasonable opportunity to review and comment on the proposed disclosure and considers in good faith Seller’s reasonable comments, and (ii) the Acquired Companies may assert the attorney-client privilege with respect to Deal Communications in a dispute with a third party other than a party to this Agreement (or an Affiliate thereof), subject to the limitation that no Acquired Company may waive such privilege without the prior written consent of Seller, and provided further that nothing in this Section shall limit Buyer’s ability to use non-privileged factual information contained in Deal Communications that was otherwise lawfully obtained or generated independently by Buyer or the Acquired Companies. Notwithstanding anything to the contrary in this Section 11.16(c), for purposes of this Section 11.16(c), “Deal Communications” shall be limited solely to communications and materials that are subject to the attorney-client privilege or work-product doctrine and that were prepared by or at the direction of Company Legal Counsel. Seller shall not unreasonably withhold, condition or delay consent to any request by an Acquired Company to waive privilege if failure to grant such waiver would reasonably be expected to result in material harm to the Acquired Companies. Notwithstanding anything to the contrary in this Section 11.16, Buyer and the Acquired Companies may access, use and disclose Deal Communications to the extent reasonably necessary (1) to defend against any claim, action or allegation brought by Seller or any of its Affiliates against Buyer or any Acquired Company, and/or (2) to make, substantiate, pursue, defend or cooperate in any claim under, or respond to any request or inquiry from the insurer under, the RWI Policy; provided that Buyer shall preserve the attorney-client privilege to the extent practicable.

(d) Seller agrees, on its own behalf and on behalf of the Seller Related Parties, that none of the Debt Financing Parties or Debt Financing Related Parties will have any obligation or liability, on any theory of liability, to Seller or any of the Seller Related Parties, and neither Seller nor any of the Seller Related Parties shall have any rights or claims against any of the Debt Financing Parties or Debt Financing Related Parties, in each case, in any way arising out of or relating to this Agreement, the Debt Financing or the Contemplated Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, whether in law or in equity, whether in contract, in tort or otherwise.

95

11.17 No Additional Representations; Disclaimer; Non-Recourse.

(a) Buyer acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that Buyer and its Affiliates have conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies, and, in making its determination to proceed with the Contemplated Transactions, Buyer and its Affiliates have relied solely on the representations and warranties of Seller expressly and specifically set forth in Article III and of the Company expressly and specifically set forth in Article IV, respectively, as qualified by the Disclosure Schedules. The representations and warranties of Seller expressly and specifically set forth in Article III and of the Company expressly and specifically set forth in Article IV, respectively, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations and warranties by Seller, the Company and / or any other Seller Related Party with respect to this Agreement, and Buyer, on its own behalf and on behalf of its Affiliates, understands, acknowledges and agrees that, except in the case of Fraud, all other express or implied representations, warranties, and statements other than those expressly and specifically set forth in this Agreement of any kind or nature (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Acquired Companies, or the quality, quantity or condition of the Acquired Companies assets or the accuracy and completeness of information provided to the Buyer Related Parties) are not being relied upon by Buyer, and no Acquired Company, Seller Related Party or any other Person shall have any liability with respect thereto, except in the case of Fraud, including any information relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and its Subsidiaries, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, or future results of operations, or any other information, document or material provided to or made available to the Buyer Related Parties or Buyer’s lenders or other financing sources or their respective Affiliates or Representatives, in each case, whether in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of any Acquired Company or Seller or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof. Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit or restrict any claim by Buyer for Fraud asserted against the Person committing such Fraud. NEITHER SELLER NOR THE COMPANY MAKES OR PROVIDES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ACQUIRED COMPANIES’ ASSETS OR ANY PART THEREOF, except as expressly set forth in Article III or Article IV and subject in all cases to the foregoing Fraud carveout. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT NEITHER SELLER NOR THE COMPANY NOR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING AND ANY OTHER SELLER RELATED PARTY, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING OR HAS MADE ANY REPRESENTATIONS or WARRANTIES other than those expressly set forth in Article III or Article IV, and Buyer is entitled to rely on such express representations and warranties.

96

(b) Seller acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that, in making its determination to proceed with the Contemplated Transactions, Seller and its Affiliates have relied solely on the representations and warranties of Buyer expressly and specifically set forth in Article V. The representations and warranties of Buyer expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules. The representations and warranties of Buyer expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations and warranties by Buyer and / or any other Buyer Related Party with respect to this Agreement, and Seller, on its own behalf and on behalf of its Affiliates, understands, acknowledges and agrees that, except in the case of Fraud, all other express or implied representations, warranties, and statements other than those expressly and specifically set forth in this Agreement of any kind or nature (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Acquired Companies, or the quality, quantity or condition of the Acquired Companies assets or the accuracy and completeness of information provided to the Buyer Related Parties) are not being relied upon by Seller, and no Buyer, Buyer Related Party or any other Person shall have any liability with respect thereto, except in the case of Fraud, including any other information, document or material provided to or made available to the Seller Related Parties, in each case, whether in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of Buyer or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof. Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit or restrict any claim by Seller for Fraud asserted against the Person committing such Fraud. None of Buyer or any buyer related party MAKES OR PROVIDES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, except as expressly set forth in Article V and subject in all cases to the foregoing Fraud carveout. Seller SPECIFICALLY ACKNOWLEDGES AND AGREES THAT NEITHER buyer NOR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING AND ANY OTHER buyer RELATED PARTY, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING OR HAS MADE ANY REPRESENTATIONS or WARRANTIES other than those expressly set forth in Article V, and Seller is entitled to rely on such express representations and warranties.

(c) This Agreement may only be enforced against, and any claim or suit or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or any other agreement or contract entered into in connection herewith (including any representation or warranty made in or in connection with this Agreement or any such other agreement or contract or as an inducement to enter into this Agreement or any such other agreement or contract), whether in contract or in tort, in Law or in equity or otherwise, may only be brought against the express named parties to this Agreement or such other agreement or contract, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement (in all cases, as limited by the provisions of Section 9.01) or any such other agreement or contract (in all cases, as limited by the provisions set forth therein). No Person who is not an express named party to this Agreement or any such other agreement or contract, as applicable, including any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of the Company, Seller or any of their respective Affiliates (the “Non-Recourse Parties”), will have or be subject to any liability or indemnification obligation (whether in contract or in tort, in Law or in equity, based upon any theory that seeks to impose liability of an entity part against its owners or affiliates, or otherwise) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) (i) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of any Acquired Company or Seller or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof in expectation of, or in connection with, the transactions contemplated by this Agreement, (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Acquired Companies, including any alleged non-disclosure or misrepresentations made by any such Persons, or (iii) for any obligations or liabilities otherwise arising under, in connection with or related to this Agreement or any other agreement or contract entered into in connection herewith (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or any such other agreement or contract (as the case may be) or the negotiation or execution hereof or thereof, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise; provided that nothing in this Section 11.17(b) shall limit or restrict any claims for Fraud. Nothing in this Section 11.17(b) shall limit or restrict any claims arising from (i) intentional misconduct or willful breach by any Person, (ii) any breach of any covenant or agreement that expressly survives the Closing, or (iii) any breach of any confidentiality or restrictive covenant obligations applicable to any Person. For clarity, nothing in this Section 11.17(b) shall limit Buyer’s ability to assert, or otherwise be deemed to waive or impair, claims for breach of any express representation or warranty expressly set forth in Article III or Article IV (as qualified by the Disclosure Schedules) for purposes of making a claim under the RWI Policy.

97

(d) In connection with the investigation by Buyer and the other Buyer Related Parties of the Acquired Companies, Buyer and the other Buyer Related Parties have received or may receive from the Acquired Companies certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and the other Buyer Related Parties are familiar with such uncertainties, that Buyer, on its own behalf and on behalf of the other Buyer Related Parties, is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) provided that nothing in this Section 11.17(d) shall limit or restrict any claims for Fraud asserted against the Person committing such Fraud. Accordingly, Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges that neither the Company, Seller, nor any member, officer, director, manager, employee or agent of any of the foregoing, whether in an individual, corporate, or any other capacity, make any representation, warranty, or other statement with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) except to the extent expressly covered by a representation or warranty set forth in Article III or Article IV and subject to the foregoing Fraud carve-out. For clarity, nothing in this Section 11.17(d) shall limit Buyer’s ability to assert, or otherwise be deemed to waive or impair, claims for breach of any express representation or warranty expressly set forth in Article III or Article IV (as qualified by the Disclosure Schedules) for purposes of making a claim under the RWI Policy, or any claim for Fraud asserted against the Person committing such Fraud.

11.18 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

11.19 Specific Performance; Other Remedies.

(a) The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, may occur in the event that any provision of this Agreement were not performed in accordance with the terms of this Agreement or were otherwise breached, including if any party hereto fails to take any action required of it hereunder to consummate the Contemplated Transactions. Accordingly, prior to the valid termination of this Agreement pursuant to Article VIII, the parties hereto agree that each party will be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement or to enforce compliance with, the covenants and obligations of Buyer under this Agreement, in addition to any other remedy to which such party is entitled at Law or in equity, subject to the terms and limitations of this Agreement. If, in order to obtain such injunction or injunctions, monetary damages or other remedy, a party commences a legal proceeding that results in a judgment in favor of such party, the other party will pay such party’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred in connection with such legal proceeding. For the avoidance of doubt, each party acknowledges that the equitable remedies referenced in this Section may be sought only in accordance with the terms of this Agreement and subject to the conditions set forth herein. Buyer and Seller agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing, the Company and Seller shall be entitled to seek specific performance of Buyer’s obligations to consummate the Closing only if, and solely to the extent that: (i) all conditions to Buyer’s obligations to consummate the Closing set forth in Section 2.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived in writing by Buyer; (ii) all conditions to consummate the Closing set forth in Sections 2.01 and 2.03 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived in writing by the Company and Seller; (iii) the Company and Seller irrevocably certify in writing that they are ready, willing and able to consummate the Closing; and (iv) Buyer has failed to consummate the Closing by the date the Closing is required to have occurred pursuant to this Agreement and has not consummated the Closing within three (3) Business Days following receipt of the certification described in clause (iii) above. For the avoidance of doubt, in no event shall the exercise of any right to specific performance or other equitable relief pursuant to this Section reduce, restrict or otherwise limit Seller’s or the Company’s right to terminate this Agreement pursuant to Article VIII or to pursue any other remedies expressly available under this Agreement, subject to the limitations set forth herein. Notwithstanding anything to the contrary in this Agreement, no party shall be entitled to seek, and Buyer shall not be subject to, any order of specific performance or other equitable relief that (A) requires Buyer to take or agree to any action, condition, remedy or undertaking (including any divestiture, hold-separate, conduct remedy or other Burdensome Condition) not expressly required of Buyer under Article V, or (B) compels Buyer to consummate the Closing unless and until all conditions to Buyer’s obligations set forth in Article II (including the expiration or termination of any applicable waiting period under the HSR Act or any other Competition Laws, without the imposition of any Burdensome Condition) have been satisfied or waived in writing by Buyer.

98

(b) If Seller or the Company has been granted an award of damages, such damages include direct, actual damages proven by Seller or the Company. Each party shall bear its own costs and expenses (including attorneys’ fees and expenses) in connection with any such legal proceeding, except as may be expressly provided elsewhere in this Agreement or required by applicable Law.

11.20 Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements (including the contracts set forth on Schedule 4.10(a)) and such consents have not been obtained. Buyer agrees and acknowledges that Seller will have no liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims) the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty, covenant or agreement of Seller or the Company contained herein will be breached or deemed breached and no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened any Person to the failure to obtain any consent or any such default, acceleration or termination.

11.21 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever irrevocably waives any such defense, except to the extent such defense related to lack of authenticity.

99

11.22 Buyer Deliveries. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item was, at least twenty-four (24) hours prior to the date of this Agreement (a) included in the electronic data room, or (b) actually delivered or provided to Buyer or any of its Representatives (including via e-mail).

11.23 Time is of the Essence. Time is of the essence of each and every provision with respect to each party’s obligations as set forth in this Agreement.

11.24 Parent Guaranty. Parent hereby absolutely, irrevocably and unconditionally guarantees to Seller the due and punctual performance by the Buyer of all of the Buyer’s obligations and liabilities under or in respect of this Agreement all of the Buyer’s payment obligations hereunder, any expenses and fees of Buyer and any obligations or liabilities of the Buyer arising from any breach of this Agreement. Parent’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the terms and conditions of this Agreement that may be agreed to by the other parties hereto in accordance with the terms of this Agreement. Parent agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or (b) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Buyer. Parent hereby waives promptness, diligence, notice of the acceptance of this guaranty, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and all other notices of any kind, in each case, other than notices required to be provided to Buyer under this Agreement. Notwithstanding anything to the contrary contained in this Section 11.24 or otherwise, Parent shall have all defenses to its obligations under this guaranty that would be available to Buyer. This guaranty shall automatically terminate and be of no further force and effect upon the earlier of (a) the consummation of the Closing, or (b) the payment in full of the amounts required to be paid by Buyer under Section 1.02.

*** Signature page follows ***

100

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the day and year first above written.

SELLER:

THUNDERBIRD TOPCO, L.P.

By:	THUNDERBIRD TOPCO GP LLC
Its:	General Partner

By:	/s/ Shyam Ravindran
Name:	Shyam Ravindran
Title:	President

THE COMPANY:

THUNDERBIRD MIDCO, LLC

By:	/s/ Robbie Atkinson
Name:	Robbie Atkinson
Title:	Chief Executive Officer

BUYER:

Perimeter Solutions North America, Inc.

By:	/s/ Kyle Sable
Name:	Kyle Sable
Title:	Chief Financial Officer

Exhibit A

Form of Escrow Agreement

Form Final

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2025, by and among Perimeter Solutions North America, Inc., a Delaware corporation (the “Buyer”), Thunderbird TopCo, L.P., a Delaware limited partnership (the “Seller” and , together with the Buyer, sometimes referred to individually as a “Party” and collectively as the “parties”), and Citibank, N.A., as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not defined herein have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and Seller have entered into a Securities Purchase Agreement, dated as of December 9, 2025 (the “Purchase Agreement”);

WHEREAS, pursuant to the terms of the Purchase Agreement, and subject to the terms thereof and hereof, Buyer and Seller have agreed to enter into this Agreement, and on the Closing Date desire to deposit certain funds with the Escrow Agent;

WHEREAS, this Agreement is the “Escrow Agreement” referred to in the Purchase Agreement; and

WHEREAS, the Parties and the Escrow Agent desire to more specifically set forth their rights and obligations with respect to the funds deposited with and held by the Escrow Agent and the investment, distribution, and release thereof.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2. Escrow Funds.

(a) Simultaneously with the execution and delivery of this Agreement, Buyer is depositing with the Escrow Agent, via wire transfer in immediately available funds, (i) $10,000,000 (the “Adjustment Escrow Amount”), and (ii) $[●] (the “Earnout Escrow Amount,” and together with the Adjustment Escrow Amount, the “Escrow Amount”. The Escrow Agent hereby acknowledges receipt of the Adjustment Escrow Amount and Earnout Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains and other income (respectively, the “Adjustment Escrow Earnings” and the “Earnout Escrow Earnings” and, collectively the “Escrow Earnings” earned with respect thereto (respectively, the “Adjustment Escrow Funds” and the “Earnout Escrow Funds” and, collectively, the “Escrow Funds”. The Escrow Agent agrees to hold the Adjustment Escrow Funds and the Earnout Escrow Funds in separate and distinct accounts (the “Adjustment Escrow Account” and “Earnout Escrow Account”.as applicable, and together, the “Escrow Accounts” ), subject to the terms and conditions of this Agreement.

(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

3. Investment of Escrow Funds.

(a) Unless otherwise instructed in writing by the Parties, the Escrow Agent shall invest the Escrow Funds in an interest-bearing deposit obligation of Citibank, N.A., with an initial interest rate of [●]bps ([●] %)], and in each case (i) fully insured by the Federal Deposit “FDIC” to the maximum applicable limits, and (ii) maintained in an accounts titled and separated solely for purposes of this Agreement. Any investment of Escrow Funds shall (A) be made as soon as reasonably practicable upon deposit, and (B) be in a vehicle that permits same-day liquidity without penalty. The Parties acknowledge that the initial interest rate is subject to change from time to time and any such change shall be reflected in the monthly statement provided to the Parties. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below, and the Escrow Agent shall not invest in, or permit any sweep of, the Escrow Funds into any account or instrument that would restrict or delay such availability.

(b) The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Accounts for the preceding month and shall, upon written request, provide interim statements or online balance confirmation within two (2) Business Days.

(c) The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Funds, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the Escrow Funds in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4. Disposition and Termination of the Escrow Funds.

(a) Escrow Funds. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a) as follows:

(i) Upon receipt of a Joint Release Instruction with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse all or part of the Escrow Funds in accordance with such Joint Release Instruction.

(ii) Within five (5) Business Days after the final determination of the Final Purchase Price pursuant to Section 1.02(d) of the Purchase Agreement, the Parties shall deliver to the Escrow Agent a Joint Release Instruction instructing the Escrow Agent to disburse the Adjustment Escrow Funds in accordance with Section 1.02 of the Purchase Agreement, as applicable, and this Section 4(a)(i). The Joint Release Instruction shall include the amount to be disbursed and shall identify the Person or Persons to whom disbursement shall be made.

2

(iii) Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party, the Escrow Agent shall within five (5) Business Days following the date of receipt of such determination, disburse as directed, part or all, as the case may be, of the Escrow Funds (but only to the extent funds are available in the Escrow Funds) in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.

(iv) All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.

(v) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 11 below or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 11 below. In the event a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and/or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved and shall immediately notify all Parties via e-mail of such inability to verify. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.

(b) Certain Definitions.

(i) “Business Day” means any day other than a Saturday, Sunday or a day on which banks in San Francisco, California or Charlotte, North Carolina are not open for business.

(ii) Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate of the executed by an authorized signer of prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions from an authorized signer of the prevailing Party to effectuate such order.

(iii) “Joint Release Instruction” means a joint written instruction executed by an authorized signer of each of the Buyer and the Seller directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable.

3

(iv) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

5. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed primarily ministerial in nature, and no other duties, including but not limited to any fiduciary duties, shall be implied; provided, that the Escrow Agent shall in all cases act in accordance with the express terms of this Agreement and exercise the degree of care, skill and diligence that a reasonable professional escrow agent would exercise in similar circumstances. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement. For the avoidance of doubt, nothing herein shall relieve the Escrow Agent of its obligation to comply with any Joint Release Instruction or Final Determination delivered in accordance with this Agreement, or to act in accordance with applicable Law. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and believed by it to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request, except to the extent such inquiry is necessary to determine whether such document, notice, instruction or request is facially in compliance with this Agreement. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination; provided that the Escrow Agent shall promptly notify the Parties in writing of any such uncertainty or conflict and shall continue to hold the Escrow Funds in accordance with the express terms hereof. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment; provided, that the Escrow Agent shall give the Parties at least ten Business Days’ prior written notice of its intent to do so and shall not commence such action if the Parties provide Joint Written Instructions resolving the matter within such period. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith and in accordance with this Agreement, except to the extent that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the cause of any direct loss to either Party. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action; provided, that this limitation shall not apply in the case of the Escrow Agent’s bad faith or willful misconduct.

4

6. Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Buyer and the Seller acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7. Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and the Buyer shall be responsible for paying all of such fees and expenses. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

8. Indemnity. Each of the Parties shall (subject to the allocation of responsibility set forth below) jointly and severally indemnify, defend, and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence, bad faith or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions from the Buyer or the Seller that are in compliance with this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder; provided, that the Escrow Agent shall have no right to exercise such lien, set-off or withdrawal except (i) after providing at least ten business Days’ prior written notice to the Parties describing in reasonable detail the basis for such claim, and (ii) only to the extent the Escrow Agent’s entitlement to payment has not been disputed in good faith by either Party. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8, subject to the notice and dispute provisions above. Notwithstanding anything to the contrary herein, the Buyer and the Seller agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Buyer and one-half by the Seller. The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

5

9. Tax Matters.

(a) The Seller shall be responsible for and the taxpayer on all taxes due on the interest or income earned, if any, on the Escrow Funds for the calendar year in which such interest or income is earned. The Escrow Agent shall report any interest or income earned on the Escrow Funds to the Internal Revenue Service (“IRS”) or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 as applicable and such other forms and documents that the Escrow Agent may request.

(b) The Escrow Agent shall be responsible only for income reporting to the IRS with respect to income earned on the Escrow Funds. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

(c) The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

10. Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with the Buyer and the Seller that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11. Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a read receipt requested, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

6

if to the Buyer, then to:

Perimeter Solutions North America, Inc

c/o Perimeter Solutions, Inc.

8000 Maryland Ave. Suite 350

Clayton, MO 63105 USA

Attention: Noriko Yokozuka, General Counsel

Email: [__________________]

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP

Tower 46, 55 West 46th Street

New York, NY 10036-4120

Attention: Kevin M. Grant; Patrick Toolan

E-mail: [__________________]

or, if to the Seller, then to:

Thunderbird TopCo, L.P.

c/o Arcline Investment Management LP

3803 Bedford Avenue, Suite 106

Nashville, TN 37215

Attention: Shyam Ravindran; Robert Nelson

E-mail: [__________________]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: Rodin M. Hai-Jew, P.C.; Michael J. White

E-mail: [__________________]

and

7

Fredrikson & Bryon, P.A.

60 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention: Zach Olson; Carl Numrich

E-mail: [__________________]

or, if to the Escrow Agent, then to:

Citibank, N.A.

Citi Private Bank

227 West Monroe Street, 24th Floor

Chicago, IL 60606

Attn: Sonny Lui; Winnie Chow

Email: [__________________]

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12. Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Buyer and the Seller after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.

13. Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the United States District Court for the District of Delaware, the Delaware Court of Chancery, or any other court of the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising from or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

8

14. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15. Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16. Entire Agreement. This Agreement, together with the Purchase Agreement and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any inconsistency as between the terms of this Agreement and those of the Purchase Agreement, (i) with respect to any inconsistency as between Buyer and Seller, the terms of the Purchase Agreement shall control; and (ii) with respect to any inconsistency as between the Escrow Agent, on the one hand, and either Buyer or Seller or both, on the other hand, the terms of this Agreement shall control.

17. Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect; provided, however that, subject to the notice obligations of Buyer under Section 8.4 of the Purchase Agreement, (i) Buyer may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Subsidiaries or Affiliates, (ii) Buyer may collaterally assign its rights under this Agreement to any lender providing financing to Buyer or the Company, and (iii) Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of Buyer, the Company or their respective Affiliates or any division thereof or any material portion of their respective assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise). In no event shall the Escrow Agent be obligated hereunder to (x) make any payments from the Escrow Funds directly to any assignee of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has provided the Escrow Agent with any and all Patriot Act documentation reasonably required by the Escrow Agent and become a Party to this Agreement.

9

18. Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

19. Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, an identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

20. Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

21. Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute,” “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-ink signature; provided, however, that any such electronic signature must be an actual and not a typed signature. In accordance with Section 8 of this Agreement, Escrow Agent shall be indemnified and held harmless from any Escrow Agent Losses it incurs as a result of its acceptance of and reliance on electronic signatures that it deems to be genuine. Any electronically signed agreement, instruction or other document shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meaning ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.

22. Return of Funds. If the Escrow Agent releases any funds, including but not limited to the Escrow Amount or any portion of it, to a Party and subsequently determines, in its sole discretion, that the payment or any portion of it was made in error, the Party shall, upon notice, promptly refund the erroneous payment to the extent actually determined to have been made in error. Any such erroneous payment by the Escrow Agent, and the Party’s return thereof to the Escrow Agent, shall not affect any obligation or right of either the Escrow Agent or the Parties. Each of the Parties agrees not to assert discharge for value, bona fide payee, or any similar doctrine as a defense to the Escrow Agent’s recovery of any erroneous payment.

23. Sanctions. None of the Parties or any of their parents or subsidiaries, or any of their respective directors, officers, or employees, or to the knowledge of any Party, the affiliates of the Parties or any of their subsidiaries, will, directly or indirectly, use any part of any proceeds or lend, contribute, or otherwise make available such Escrow Funds in any manner that would result in a violation by any person of economic, trade, or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Kingdom (including, without limitation, His Majesty’s Treasury), the European Union and any EU member state, the United Nations Security Council, and any other relevant sanctions authority.

* * * * *

10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER:

PERIMETER SOLUTIONS NORTH AMERICA, INC.

By:
Name:
Its:

SELLER:

THUNDERBIRD TOPCO, L.P.

By:	THUNDERBIRD TOPCO GP LLC
Its:	General Partner

By:
Name:	Shyam Ravindran
Title:	President

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: WAIVED

Administration Fee

The annual administration fee covers maintenance of the Escrow Accounts including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being invested in an interest bearing deposit obligation of Citibank, N.A., FDIC insured to the applicable limits.

Fee: WAIVED

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee: WAIVED

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:

Fee: WAIVED

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for out-of-pocket expenses or for any services of an extraordinary nature that Citibank or its legal counsel may be called upon from time to time to perform. Fees are also subject to satisfactory review of the documentation, and Citibank reserves the right to modify them should the characteristics of the transaction change. Citibank’s participation in this program is subject to internal approval of the third party depositing monies into the escrow account to be established hereunder. The Acceptance Fee, if any, is payable upon execution of the Agreement. Should this schedule of fees be accepted and agreed upon and work commenced on this program but subsequently halted and the program is not brought to market, the Acceptance Fee and legal fees incurred, if any, will still be payable in full.

EXHIBIT A-1

Certificate as to Buyer’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Buyer. The below listed persons (must list at least two individuals, if applicable) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s).

Name / Title / Telephone	Specimen Signature

[●]
Name	Signature

[●]
Title

[●]
Phone	Mobile Phone

[●]
Name	Signature

[●]
Title

[●]
Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

Exhibit to Escrow Agreement

EXHIBIT A-2

Certificate as to Seller’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Seller, and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Seller. The below listed Person has also been designated as a Call Back Authorized Individual and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s).

Name / Title / Telephone	Specimen Signature

[●]
Name	Signature

[●]
Title

[●]
Phone	Mobile Phone

[●]
Name	Signature

[●]
Title

[●]
Phone	Mobile Phone

Exhibit to Escrow Agreement